      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          NORTHLAND CRANBERRIES, INC.

             (Exact name of registrant as specified in its charter)

              WISCONSIN                                39-1583759
   (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)               Identification Number)

        800 FIRST AVENUE SOUTH                      JOHN A. PAZUREK
            P.O. BOX 8020                   VICE PRESIDENT-FINANCE AND CHIEF
WISCONSIN RAPIDS, WISCONSIN 54495-8020             FINANCIAL OFFICER
            (715) 424-4444                    NORTHLAND CRANBERRIES, INC.
  (Address, including zip code, and                  P.O. BOX 8020
telephone number, including area code,           800 FIRST AVENUE SOUTH
 of registrant's principal executive     WISCONSIN RAPIDS, WISCONSIN 54495-8020
               offices)                              (715) 424-4444
                                          (Name, address, including zip code,
                                          and telephone number, including area
                                              code, of agent for service)

                            ------------------------

                                WITH COPIES TO:

           STEVEN R. BARTH                           DAVID J. SORIN
           FOLEY & LARDNER                         BUCHANAN INGERSOLL
      777 EAST WISCONSIN AVENUE                  500 COLLEGE ROAD EAST
      MILWAUKEE, WISCONSIN 53202              PRINCETON, NEW JERSEY 08540
            (414) 271-2400                           (609) 987-6800
      FACSIMILE: (414) 297-4900                FACSIMILE: (609) 520-0360

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         OF SECURITIES TO BE              AMOUNT TO BE       OFFERING PRICE         AGGREGATE            AMOUNT OF
             REGISTERED                    REGISTERED          PER SHARE        OFFERING PRICE(1)    REGISTRATION FEE
Class A Common Stock.................   5,750,000 shares         $18.00            $103,500,000           $30,533

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee based upon the average of the high and low sale prices of the Class A Common Stock as reported on the Nasdaq National Market on May 18, 1998.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                    MAY 20, 1998

                                5,000,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK
                                   ---------

    All of the 5,000,000 shares of Class A Common Stock offered hereby are being sold by Northland Cranberries, Inc. ("Northland" or the "Company"). The Company's Class A Common Stock is traded on the Nasdaq National Market under the symbol "CBRYA." On May 19, 1998, the closing sale price of the Class A Common Stock was $18.31 per share. See "Price Range of Class A Common Stock."

    The Company has two classes of common stock, the Class A Common Stock being offered hereby and Class B Common Stock. On all matters on which shareholders are entitled to vote, the holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to three votes per share. Holders of shares of Class A Common Stock are entitled to receive cash dividends, if any, equal to at least 110% of any cash dividends paid on the shares of Class B Common Stock. The Class A Common Stock also has certain prior rights to liquidation proceeds. Immediately after the completion of this offering, the shares of Class A Common Stock offered hereby will represent 24.8% of the aggregate voting power of both classes of common stock. See "Description of Capital Stock."
                                 --------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN
          MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                 UNDERWRITING
                                                                                 DISCOUNTS AND         PROCEEDS TO
                                                           PRICE TO PUBLIC        COMMISSIONS          COMPANY(1)
Per Share..............................................           $                    $                    $
Total(2)...............................................           $                    $                    $

(1) Before deducting estimated offering expenses of $500,000 payable by the Company.

(2) The Company has granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                                ----------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or
about       , 1998.
                                 --------------

BT ALEX. BROWN
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                                                              PIPER JAFFRAY INC.

                 THE DATE OF THIS PROSPECTUS IS        , 1998.

                     [GATEFOLD GRAPHICS, PICTURES AND MAPS]

On the far left side of the gatefold, the three charts which are summarized herein on pages 28-30 appear. The Northland logo appears in the middle of the gatefold. Four additional color pictures appear on the gatefold with the following captions:

       "Northland's family of 100% juice cranberry blends in 64-ounce plastic bottles is available in supermarkets nationwide."

       "Minot Food Packers, Inc. produces and sells primarily cranberry private label products as well as branded fruit juice blends and other cranberry-based consumer products."

       "Cranberries are harvested in the fall of each year from Northland's marshes in Wisconsin and Massachusetts. With 25 cranberry-producing properties owned or leased, Northland is the world's largest cranberry grower."

       "Northland brand 100% juice cranberry blends consist entirely of all-natural fruit juices, unlike many of the cranberry drinks and cocktails produced by the Company's competitors which typically contain 27% juice and are otherwise sweetened with high fructose corn syrup."

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 UNDER REGULATION
M. SEE "UNDERWRITING."

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK IN CONNECTION WITH THE OFFERING, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

    NORTHLAND-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADE NAMES AND TRADEMARKS OF COMPANIES OTHER THAN NORTHLAND, INCLUDING THE TRADEMARK MINOT-REGISTERED TRADEMARK- AND OCEAN SPRAY-REGISTERED TRADEMARK-.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED OR INCORPORATED BY REFERENCE ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. IN 1995, THE COMPANY CHANGED ITS FISCAL YEAR END FROM MARCH 31 TO AUGUST 31. THE TERM "TRANSITION PERIOD" AS USED HEREIN REFERS TO THE FIVE-MONTH PERIOD ENDED AUGUST 31, 1995 ASSOCIATED WITH THE COMPANY'S CHANGE IN FISCAL YEAR END. TO THE EXTENT NECESSARY, ALL SHARE AND PER SHARE DATA INCLUDED IN THIS PROSPECTUS HAVE BEEN ADJUSTED FOR NORTHLAND'S TWO-FOR-ONE STOCK SPLIT EFFECTED ON SEPTEMBER 3, 1996 IN THE FORM OF A 100% STOCK DIVIDEND. UNLESS STATED OTHERWISE, MARKET SHARE INFORMATION OF THE COMPANY AND OTHERS SET FORTH IN THIS PROSPECTUS IS BASED ON DOLLAR SALES IN THE UNITED STATES SUPERMARKET BOTTLED SHELF-STABLE CRANBERRY BEVERAGE CATEGORY FOR THE INDICATED PERIOD AS REPORTED BY INFORMATION RESOURCES, INC. ("IRI"). THE BOTTLED SHELF-STABLE CRANBERRY BEVERAGE CATEGORY CONSISTS OF THE BOTTLED SHELF-STABLE CRANBERRY JUICE SEGMENT AND THE BOTTLED SHELF-STABLE CRANBERRY DRINK SEGMENT AS DEFINED BY IRI IN ITS INFOSCAN-REGISTERED TRADEMARK- REVIEWS DATABASE. IRI IS AN INDEPENDENT MARKETING RESEARCH FIRM THAT PROVIDES ITS CUSTOMERS WITH SALES DATA GATHERED FROM SCANNERS IN SUPERMARKETS WITH ANNUAL SALES OF $2.0 MILLION OR MORE. UNLESS STATED OTHERWISE, IRI MARKET SHARE DATA INCLUDED IN THIS PROSPECTUS EXCLUDES SALES THROUGH CHANNELS OTHER THAN SUPERMARKETS. TO DATE, NORTHLAND HAS VERY LIMITED PRODUCT SALES IN THESE OTHER CHANNELS. THEREFORE, THE IRI DATA SET FORTH HEREIN MAY OVERSTATE NORTHLAND'S SHARE OF THE OVERALL SHELF-STABLE CRANBERRY BEVERAGE MARKET. IRI DOES NOT GUARANTEE THE ACCURACY OR COMPLETENESS OF THE DATA COMPILED BY IT.

                                  THE COMPANY

    Northland Cranberries, Inc. ("Northland" or "Company") is a rapidly-growing, vertically integrated grower, purchaser, processor and marketer of cranberries and value-added branded and private label cranberry products. The Company processes, markets and sells NORTHLAND brand 100% juice cranberry blends, private label cranberry juice, NORTHLAND brand fresh cranberries and other cranberry products through retail supermarkets and, to a lesser extent, certain other distribution channels. Northland also sells cranberry juice concentrate to industrial customers who manufacture cranberry based-products. With 25 cranberry producing marshes owned or leased, Northland is also the world's largest cranberry grower. The Company's NORTHLAND brand juice product line consists of eight flavors, including traditional cranberry, cranberry apple, cranberry raspberry, cranberry grape, cranberry peach, cranberry cherry, cranberry blackberry and cranberry strawberry. NORTHLAND branded juice is available nationwide principally in 64-ounce plastic bottles. In addition, the Company is currently introducing its NORTHLAND brand 100% juice products nationally in 46-ounce plastic bottles to new and existing supermarket customers and in gallon-size plastic bottles as well as 16-ounce plastic bottle multi-packs to warehouse clubs.

    First introduced in fiscal 1996, NORTHLAND brand 100% juice cranberry blends successfully achieved national distribution by the summer of 1997 and is the fastest growing blended cranberry juice product line known to the Company in nationwide supermarket distribution. As of March 29, 1998, Northland's blended cranberry juice products were available in all 50 states and in approximately 23,000 supermarkets representing approximately 76% of the all commodity volume ("ACV") nationwide. For the 12-week period ended March 29, 1998, the market share of NORTHLAND brand 100% juice products increased to 14.2% compared to 3.2% for the 12-week period ended March 30, 1997. Based on preliminary estimates from IRI, due to its scheduled reduction of advertising and trade promotional activities during April 1998, the Company believes its market share data for the 12-week period ended April 26, 1998 was lower than it was for the 12-week period ended March 29, 1998. Active promotional activities by the Company are scheduled to resume for May 1998. The Company's aggressive introduction and development of its NORTHLAND brand 100% juice cranberry blends product line has resulted in significant recent revenue growth, with the Company's revenues increasing by 99% to $48.7 million for the six-month period ended February 28, 1998 from $24.4 million for the comparable fiscal 1997 period.

STRATEGIC MINOT ACQUISITION

    On May 20, 1998, Northland entered into a definitive agreement pursuant to which a newly-created subsidiary will purchase substantially all of the assets, and assume certain liabilities, of Minot Food Packers, Inc. ("Minot") for $35.6 million in cash and $2.0 million in unregistered Class A Common Stock (the "Minot Acquisition"). Minot, located in Bridgeton, New Jersey, produces, markets, sells and distributes primarily cranberry private label products, including cranberry sauce, as well as a wide variety of non-cranberry private label juice products. Minot also manufactures and sells its own MINOT branded juice products and co-packs juice blends and other beverages for other distributors. For its fiscal year ended June 30, 1997, Minot reported sales of $41.4 million.

    The Company believes the Minot Acquisition will further its MARSH TO MARKET strategy by providing Northland with the opportunity to significantly expand its current limited presence in the private label juice market and substantially broaden its existing product line. The Company anticipates that the Minot Acquisition will provide well-established private label customer relationships, a juice manufacturing facility, an extensive private label distribution network and significant private label management experience and expertise. The Company also believes the Minot Acquisition will allow it to increase branded product sales through the ability to offer category management opportunities to supermarket chains and other retailers.

    The Company plans to realize substantial operating and distribution cost savings and other synergies from the Minot Acquisition, particularly by substantially reducing the inventory cost of Minot's supply of cranberries by utilizing Northland's lower-cost internally grown supply of cranberries in the manufacture of Minot's cranberry products. The Company also believes it can realize cost savings and other synergies by reducing its reliance on third party bottlers and co-packers by manufacturing some of its own products at Minot's juice manufacturing and bottling facility. In addition, the Company believes that the facilities acquired in the Minot Acquisition will allow it to (i) reduce transportation costs by shipping cranberries grown on its Massachusetts properties to Minot's facilities (instead of Northland's facilities in Wisconsin) for pressing and concentrating; (ii) reduce distribution costs and lead-times to customers located in the eastern United States; and (iii) provide additional dry and cold storage for Northland's cranberry inventory.

OPERATING STRATEGIES

    Northland has implemented its MARSH TO MARKET vertical integration strategy by adding value to its raw cranberry supply, thereby increasing the potential return to the Company from each barrel of its raw cranberries. The Company adds value from MARSH TO MARKET in the following ways:

    - ADDING VALUE TO ITS CRANBERRIES. Northland's value-added efforts direct its raw cranberry supply into a product mix which can enhance Northland's profit potential based on customer demand and subject to industry and other market conditions. The Company has focused its operating strategy in the areas of branded and private label juice in order to best maximize the Company's per barrel profit potential.

    - ADDING VALUE TO THE SUPERMARKET RETAILER. The Company markets its NORTHLAND brand 100% juice line as a premium product which adds value for the benefit of the supermarket retailer from the standpoints of product differentiation, increased category trade spending, increased product competition and increased gross margin and inventory turns.

    - ADDING VALUE TO THE INDIVIDUAL CONSUMER. Northland believes it has been able to gain market share by offering individual consumers a high quality, great tasting, healthy and differentiated branded juice product. The Company believes its 100% juice products offer improved quality, nutritional value and taste compared to most other competitors' cranberry-based drinks and cocktails which do not contain 100% juice. Most other competitors' cranberry drinks or cocktails, including the historically offered products of Ocean Spray, use sugar or high fructose corn syrup additives as sweeteners and water as fillers.

GROWTH STRATEGIES

    Northland believes it is well-positioned to accelerate its revenue and earnings growth in both the branded and private label markets. Northland's strategies for accelerating its revenue and earnings growth include:

    - ACCELERATING THE GROWTH OF NORTHLAND BRAND JUICES THROUGH INCREASED MARKETING EXPENDITURES. Northland plans to use a portion of the net proceeds of this offering to further increase its marketing expenditures, and in particular its national television advertising campaign, to further increase its same store sales and market share of NORTHLAND brand 100% cranberry juice blends.

    - CONTINUING TO EXPAND THE NUMBER OF SUPERMARKETS AND OTHER RETAIL OUTLETS IN WHICH NORTHLAND BRAND PRODUCTS ARE SOLD. The Company intends to continue aggressively expanding the number of supermarkets nationwide in which its juice products are sold. The Company is also pursuing increased distribution of its products to mass merchandisers, drug and discount stores and foodservice accounts and is developing an entry strategy into convenience stores.

    - INTRODUCING NEW BOTTLE SIZES AND NEW PRODUCTS. To further increase shelf space, improve shelf position and enhance overall category market share, Northland has begun to introduce new bottle sizes.

    - EXPANDING THE COMPANY'S PRESENCE IN THE PRIVATE LABEL JUICE MARKET. As a result of the Minot Acquisition, Northland believes that it can significantly expand its private label juice sales by combining its attributes as the world's largest cranberry grower and its resulting low cranberry cost efficiencies, together with Minot's well-established private label customer relationships, self-contained manufacturing facilities, excellent reputation, broad private label distribution network and expertise in private label fruit juice processing, bottling and marketing.

    - EXPLORING ADDITIONAL POTENTIAL STRATEGIC ACQUISITIONS. The Company intends to explore additional potential strategic acquisitions of other branded and/or private label juice and beverage manufacturers and distributors where there may exist opportunities to leverage the Company's key strengths, complement and expand the breadth and variety of the Company's product offerings and/or provide synergies and cost efficiency opportunities to the Company's operations.

    The Company's executive offices are located at 800 First Avenue South, Wisconsin Rapids, Wisconsin 54495-8020, and its telephone number is (715) 424-4444.

                                  THE OFFERING

Class A Common Stock offered by
  the Company...................  5,000,000 shares

Class A Common Stock to be
  outstanding after the
  offering......................  18,233,498 shares(1)

Use of proceeds.................  To fund the cash purchase price of the Minot Acquisition;
                                  to reduce bank indebtedness; to support increased
                                  nationwide promotion of NORTHLAND brand 100% juice
                                  cranberry blends; to enhance Northland's presence in the
                                  private label juice market; and for potential future
                                  acquisitions of other branded and/or private label juice
                                  and beverage manufacturers and distributors

Current annual dividend rate on
  Class A Common Stock..........  $0.16 per share

Nasdaq National Market Symbol...  CBRYA

------------------------

(1) Excludes (i) 636,202 shares of Class B Common Stock which are convertible on a share-for-share basis into shares of Class A Common Stock at the option of the holders; (ii) 1,076,656 shares issuable upon exercise of stock options outstanding as of the date of this Prospectus at a weighted average exercise price of $9.62 per share, of which options to purchase 947,076 shares of Class A Common Stock were exercisable as of the date of this Prospectus; and
    (iii) 109,215 shares of Class A Common Stock issuable to pay a portion of the purchase price to consummate the Minot Acquisition based on a per share price equal to the closing sale price of the Class A Common Stock on May 19, 1998 as set forth on the cover page of this Prospectus. See "Business--Strategic Minot Acquisition" and "Description of Capital Stock--Class A and Class B Common Stock."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PRO FORMA
                                        -------------       HISTORICAL        PRO FORMA               HISTORICAL
                                                       --------------------  -----------  -----------------------------------
                                         SIX MONTHS
                                            ENDED        SIX MONTHS ENDED    YEAR ENDED         YEAR ENDED        YEAR ENDED
                                        FEBRUARY 28,       FEBRUARY 28,      AUGUST 31,         AUGUST 31,         MARCH 31,
                                        -------------  --------------------  -----------  ----------------------  -----------
                                           1998(1)       1998       1997       1997(1)      1997       1996(2)      1995(2)
                                        -------------  ---------  ---------  -----------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Revenues............................    $  72,782    $  48,727  $  24,433   $  89,027   $  47,375   $  37,608    $  21,784
  Cost of sales.......................       44,639       26,017     11,173      57,371      23,171      16,517       13,057
                                        -------------  ---------  ---------  -----------  ---------  -----------  -----------
  Gross profit........................       28,143       22,710     13,260      31,656      24,204      21,091        8,727
  Cost and expenses:
    Selling, general and
      administrative..................       22,555       18,975      6,334      21,593      15,963       7,020        2,440
    Interest..........................        3,342        3,342      1,910       4,493       4,493       2,657        3,654
                                        -------------  ---------  ---------  -----------  ---------  -----------  -----------
  Total costs and expenses............       25,897       22,317      8,244      26,086      20,456       9,677        6,094
                                        -------------  ---------  ---------  -----------  ---------  -----------  -----------
  Income before income taxes..........        2,246          393      5,016       5,570       3,748      11,414        2,633
  Income taxes........................          991          176      1,988       2,230       1,516       4,509        1,051
                                        -------------  ---------  ---------  -----------  ---------  -----------  -----------
  Net income..........................    $   1,255    $     217  $   3,028   $   3,340   $   2,232   $   6,905    $   1,582
                                        -------------  ---------  ---------  -----------  ---------  -----------  -----------
                                        -------------  ---------  ---------  -----------  ---------  -----------  -----------
  Net income per share--basic:
    Weighted average shares
      outstanding.....................       16,026       13,858     13,641      15,905      13,737      13,311        8,587
    Net income per share..............    $    0.08    $    0.02  $    0.22   $    0.21   $    0.16   $    0.52    $    0.18
  Net income per share--diluted:
    Weighted average shares
      outstanding.....................       16,490       14,323     14,298      16,477      14,309      13,928        8,891
    Net income per share..............    $    0.08    $    0.02  $    0.21   $    0.20   $    0.16   $    0.50    $    0.18
  Cash dividends per share:
    Per Class A share.................    $   0.080    $   0.080  $   0.080   $   0.160   $   0.160   $   0.145    $   0.140
    Per Class B share.................        0.072        0.072      0.072       0.145       0.145       0.132        0.127

                                                                                             FEBRUARY 28, 1998
                                                                                          ------------------------
                                                                                                       PRO FORMA
                                                                                                          AS
                                                                                           ACTUAL     ADJUSTED(3)
                                                                                          ---------  -------------
BALANCE SHEET DATA:
  Current assets........................................................................  $  59,908    $  71,165
  Total assets..........................................................................    202,549      244,282
  Current liabilities...................................................................     16,210       20,319
  Long-term debt........................................................................    100,784       50,382
  Shareholders' equity..................................................................     75,981      164,007

------------------------------

(1) Gives effect to the following actions as if they had occurred on September 1, 1996: (i) the consummation of the Minot Acquisition and (ii) the Company's sale of such number of shares of Class A Common Stock at an assumed price per share equal to the closing sale price of the Class A Common Stock on May 19, 1998 as set forth on the cover page of this Prospectus sufficient to pay the cash purchase price of the Minot Acquisition. See "Use of Proceeds," "Capitalization," "Selected Consolidated Pro Forma Financial Data" and Unaudited Consolidated Pro Forma Condensed Financial Statements.

(2) Financial data for the Transition Period is not included in this Summary Financial Data table, but is included in the table under "Selected Consolidated Financial Data" and is set forth in the Consolidated Financial Statements. For the Transition Period, the Company reported total revenues of $891,000 and a net loss of $1.4 million. See Note 3 of Notes to Consolidated Financial Statements.

(3) Adjusted to reflect (i) the consummation of the Minot Acquisition as of February 28, 1998; (ii) the Company's sale of 5,000,000 shares of Class A Common Stock offered hereby at an assumed price per share equal to the closing sale price of the Class A Common Stock on May 19, 1998 as set forth on the cover page of this Prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company; and (iii) the application of $35.6 million of the net proceeds of this offering to pay the cash purchase price of the Minot Acquisition, with the remaining net proceeds used to repay indebtedness. See "Use of Proceeds" and "Capitalization." If the Minot Acquisition is not consummated but this offering is completed, then under this column, current assets would equal $59.9 million; total assets would equal $202.5 million; current liabilities would equal $13.6 million; long-term debt would equal $17.4 million; and shareholders' equity would equal $162.0 million. See "Capitalization" and "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS. CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING PARTICULARLY STATEMENTS WHICH INCLUDE WORDS SUCH AS THE COMPANY "BELIEVES," "ANTICIPATES," "EXPECTS," "INTENDS," "PROJECTS," "PLANS," "WILL," "COULD," "MAY" OR WORDS OF SIMILAR IMPORT. WITH RESPECT TO SUCH STATEMENTS, THE COMPANY CLAIMS THE PROTECTION OF THE DISCLOSURE LIABILITY SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING PARTICULARLY THOSE IMPORTANT RISK FACTORS SET FORTH BELOW, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. POTENTIAL INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH ARE MADE ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR RELEASE THE RESULTS OF ANY REVISION TO SUCH FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE FOLLOWING IMPORTANT RISK FACTORS, IN ADDITION TO THOSE DISCUSSED ELSEWHERE OR INCORPORATED BY REFERENCE HEREIN, COULD AFFECT THE FUTURE RESULTS OF THE COMPANY AND CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

RISKS RELATING TO THE MINOT ACQUISITION

    The principal purpose of the Minot Acquisition is to allow the Company to significantly expand its current limited presence in the private label juice market. However, the Company has limited experience and success in competing in this market and may not be able to successfully compete in this market after the Minot Acquisition. There can be no assurance that Minot's historical private label customers will continue to remain customers of the Company following the Minot Acquisition at current levels or at all. The loss of significant sales to private label customers of Minot following the consummation of the Minot Acquisition could have an adverse effect on the Company's results of operations and could result in the Company not achieving the benefits expected to be realized by the Company from the Minot Acquisition. The Company also believes it is likely that certain of Minot's customers who otherwise compete against Northland and who contract with Minot to manufacture and bottle (or "co-pack") their products will not remain co-pack customers of the Company after the Minot Acquisition. See "Business--Strategic Minot Acquisition." Most of Minot's employees are unionized and are covered under two separate collective bargaining agreements which expired on May 15, 1998. Minot's employees are continuing their employment under the terms of the expired collective bargaining agreements until renewed or new agreements are entered into. There can be no assurance that these agreements will be renewed on favorable terms or that Minot or the Company will not experience a resultant strike or work stoppage. See "Business-- Employees." In consideration for a reduction reflected in the current purchase price otherwise payable to Minot, a subsidiary of the Company will assume unfunded defined benefit pension plan liabilities of Minot. There can be no assurance that the Company's recognition of those liabilities will not result in an adverse effect on the Company's results of operations and financial condition.

    In order to realize the anticipated benefits from the Minot Acquisition and to build on the past success and reputation of Minot, Northland believes it must successfully and promptly integrate the operations of Minot with its existing operations. Minot is located in Bridgeton, New Jersey and the Company is headquartered in Wisconsin Rapids, Wisconsin. There can be no assurance that the Company will not encounter difficulties, added costs and delays in integrating, transitioning and managing Minot's operations and that these circumstances will not have an adverse effect on the Company's results of operations and will not diminish or delay the benefits expected to be realized by the Company from the Minot Acquisition. Additionally, the integration process will likely divert a certain amount of management attention away from the Company's ongoing business. Furthermore, there can be no assurance that Northland will realize the anticipated level of synergies and cost savings by integrating its operations with those of Minot. The failure of the Company to realize these anticipated levels of synergies and cost savings could adversely affect the Company's results of operations and the benefits expected to be realized by the Company from the Minot Acquisition. See "Selected Consolidated Pro Forma Data."

    While the Company and Minot have entered into a definitive purchase agreement with respect to the Minot Acquisition, its closing remains subject to certain conditions and there can be no assurance that the Minot Acquisition will be consummated. See "Business--Strategic Minot Acquisition." The Company has incurred significant costs and expenses associated with the evaluation and negotiation of, and the preparation for consummating, the Minot Acquisition. If the Minot Acquisition is not consummated, these costs and expenses will be charged against the Company's otherwise reportable net income in the period in which the Minot Acquisition is terminated. The Company has also devoted significant management time and attention to developing strategies and positioning resources to facilitate the Company's anticipated expanded presence in the private label juice market following the Minot Acquisition. Failure to consummate the Minot Acquisition could materially adversely affect the Company's results of operations and could result in the Company failing to achieve its strategic objective of successfully competing in the private label market. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business--Strategic Minot Acquisition."

COMPETITION

    The markets for branded consumer cranberry products are intensely competitive and are dominated by Ocean Spray Cranberries, Inc. ("Ocean Spray"). Ocean Spray reported sales of over $1.4 billion for its fiscal year ended August 31, 1997. For the 12-weeks ended March 29, 1998, Ocean Spray had a leading market share of approximately 56.6% of the bottled shelf-stable cranberry beverage market, compared to 14.2% for the Company which held the second largest market share position for a single company. Ocean Spray's market share of the overall market for branded bottled shelf-stable cranberry beverages, including sales through retail channels other than supermarkets, is also significant. The Company also experiences significant direct competition from Ocean Spray and others in the fresh cranberry and cranberry concentrate markets. The continued competitive success of the Company's NORTHLAND brand 100% juice cranberry blend products will depend on consumers' continued perception of their high quality, great taste and premium product nature compared to consumers' perceptions regarding competitive products, particularly those of Ocean Spray. The Company currently competes directly against certain regional and local cranberry juice blends which also feature 100% juice content like NORTHLAND juice, and Ocean Spray recently-announced its planned nationwide introduction of a product line of 100% juice cranberry blends. There can be no assurance that the introduction by Ocean Spray or other competitors into national distribution of cranberry juice blends having 100% juice content in an attempt to compete directly with the Company's NORTHLAND brand 100% juice product line will not have an adverse affect on the Company's results of operations and financial condition.

    Since the Company uses all natural fruit juices to sweeten its premium 100% juice branded products rather than high fructose corn syrup, Northland believes that its premium 100% juice branded products cost more for the Company to produce than it costs competitors to produce their non-100% juice competitive cranberry drink and cocktail products. Furthermore, Northland cannot predict the pricing or promotional activity of its competitors or the effects of such actions on the sales and market share of the Company's products. Northland's national or regional market share and its sales volume per percentage supermarket distribution point may decline as a result of increased promotional expenditures by Ocean Spray or other competitors or as a result of price cutting or other competitive trade practices intended to stimulate the sales of competitive products either nationally, regionally or in significant local markets. Ocean Spray has significantly more experience than the Company in the fruit juice and branded consumer cranberry products markets, substantially greater brand name recognition, substantially greater marketing and distribution resources, substantially greater market penetration and a substantially wider variety of sizes and flavors of branded cranberry-based fruit juices and consumer cranberry products than the

Company. There can be no assurance that the Company will be able to continue to compete successfully against Ocean Spray or other competitors.

    The market for private label cranberry beverages is also highly competitive and, based on IRI data, for the 52-weeks ended March 1, 1998 represented 20.0% of bottled shelf-stable cranberry beverage dollar sales in United States supermarkets. Established processors, including market leaders Cliffstar Corporation and Clement Pappas & Co., have significant experience in the private label fruit juice and processed cranberry products markets and have well established customer relationships, distributor networks and self-contained bottling operations. To date, the Company has not been able to compete effectively in the private label market and there can be no assurance that the Company will be successful in competing in the private label market even after the Minot Acquisition. Moreover, private label cranberry products in general compete against branded cranberry products and, in particular, the branded cranberry products of Ocean Spray and the Company. There can be no assurance that any private label processed cranberry products of the Company or Minot will be able to successfully compete against the similar branded products of Ocean Spray or others or that the Company's or Minot's private label juice products will not adversely affect the sales of the Company's branded juice line.

BRAND DEVELOPMENT RISK

    The Company's NORTHLAND brand 100% juice cranberry blends compete for market share based primarily on consumer perceptions about the relative quality, taste, nutritional value and the premium product differentiation of its products versus those of its competitors, as well as brand recognition, consumer loyalty and price. As a result, sales of the Company's NORTHLAND juice products may be adversely affected by, among other things, adverse changes or evolutions in consumer preferences or perceptions regarding the relative quality, taste or nutritional value of Northland's products, the relative health or nutritional benefits of cranberry juice, and particularly the relative health and nutritional benefits of all natural ingredient 100% juice products (like the NORTHLAND branded juice products) versus juice drinks and cocktails containing less than 100% juice and sweetened with high fructose corn syrup. There can be no assurance that the Company's NORTHLAND brand 100% juice product line will continue to maintain acceptable levels of consumer acceptance or that new product introductions by competitors, including particularly Ocean Spray's recent announcement of its introduction into national distribution of a 100% juice cranberry blend product line, will not adversely affect Northland's market share and its results of operations in the future. Demand for Northland's products may also be adversely affected by consumer product liability or related health claims or the risk of product tampering or recalls with respect to Northland's products or similar products of other companies. Additionally, like most branded food and beverage manufacturers, the Company pays slotting fees to supermarkets in order to obtain, and in certain cases maintain, supermarket shelf space for its 100% juice branded products. The failure of the Company's 100% juice branded products to achieve or maintain adequate sales levels at certain supermarket chains may result in such supermarket chains ceasing their purchase of the Company's NORTHLAND brand juice or in such chains charging increased or additional slotting fees payable by the Company. These circumstances could result in the Company being unable to maintain adequate supermarket distribution and shelf space to support increasing sales of its products and could adversely affect the Company's results of operations and financial condition. Additionally, branded product sales like NORTHLAND 100% juice cranberry blends are dependent on continuing advertising, trade and promotional support, all of which require substantial ongoing expenditures which may adversely impact the Company's results of operations and financial condition. Changing levels of advertising, trade and promotional support may also effect the market share for NORTHLAND brand products during the corresponding period. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Quarterly Results."

    The Company has entered into contractual arrangements with various co-packers and food brokers to manufacture and sell the Company's branded juice product line. Poor performance by, or the loss of, a co-packer or one or more existing food brokers in a significant region or market could have an adverse effect on the Company's results of operations, especially in the short-term.

AVAILABILITY AND PRICES OF CERTAIN IMPORTANT INGREDIENTS AND OTHER RAW MATERIALS

    Northland uses other natural fruit juices, such as white grape juice and apple juice, to naturally sweeten its NORTHLAND brand 100% juice cranberry blends. Northland also uses plastic bottles to package its branded and private label juice products. Many of these natural ingredients are affected by, among other things, agricultural policies of the United States government and weather conditions, and from time to time these ingredients and other raw materials may be unavailable or in short supply. As a result, the prices of these ingredients and materials have been, and Northland expects them to continue to be, subject to volatility. Volatility in prices can adversely affect the Company's results of operations, at least in the short-term. Northland purchases its natural juice ingredients and plastic bottles on an as needed basis on the spot market, as well as through natural ingredients forward purchase contracts. The Company does not generally purchase commodity futures to mitigate against these risks. As a result, Northland may not be able to pass on price increases in these ingredients and materials to its customers and its results of operations, at least for the short-term, may be adversely affected by shortages or price increases in these ingredients or materials.

RISK OF PRODUCT LIABILITY; PRODUCT RECALLS

    Although the Company has never been involved in a product liability lawsuit or been required to recall any of its products, the sale of food products for human consumption involves the risk of injury to consumers as a result of tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals and other agents, or residues introduced during the growing, harvesting, storage, processing, manufacturing, handling or transportation phases. There can be no assurance that consumption of the Company's or Minot's products will not cause a health-related illness in the future or that the Company will not be subject to claims or lawsuits relating to such matters or be required to recall any of its products. The Company maintains product liability insurance in an amount which the Company believes to be adequate. Minot has represented to the Company that it also carries product liability insurance which it believes to be adequate. However, there can be no assurance that product liability claims will not be asserted against the Company or Minot or that the Company will not be obligated to recall any of its products. A product liability judgment against the Company or a product recall could have a material adverse effect on consumers' perceptions about the quality, healthfulness and safety of the Company's products and, as a result, the Company's results of operations and financial condition could be adversely affected.

POTENTIAL VOLATILITY OF FUTURE QUARTERLY OPERATING RESULTS

    The Company's results of operations may fluctuate on a quarterly basis as a result of a number of factors, including the Company's total relative sales volumes, market share and product mix and those of its competitors, marketing and promotional expenditures by the Company and its competitors, new product entries, the success or failure of planned acquisitions (including the Minot Acquisition), the availability and cost of certain ingredients and raw materials and other factors. In addition, fluctuations in quarterly results could affect the market price of the Class A Common Stock in a manner unrelated to the longer term operating performance and prospects of the Company. See "Possible Stock Price Volatility" below and "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Quarterly Results."

CRANBERRY MARKET; SUPPLY AND DEMAND

    An oversupply of cranberries could have a depressing effect on the price of raw cranberries, cranberry concentrate, single-strength juice and other industrial cranberry products. The supply of raw cranberries has increased over the last two years and, in particular, in the Company's current fiscal year as a result of the record North American cranberry crop harvested in the fall of 1997. This increase in supply has resulted during fiscal 1998 in reduced prices for cranberry concentrate and other industrial cranberry products compared to prior year levels. Additionally, annual cranberry production can fluctuate significantly from year to year depending on agricultural conditions, which can cause increases or decreases in the overall annual supply of raw cranberries. To date, substantially all of the world's raw cranberries have been grown in North America. In recent years, however, increased attention has been directed at attempts to grow cranberries in locations outside of North America and to increase the importation of berries similar to cranberries. There can be no assurance that cranberry production outside North America or increased imports will not become significant. There can be no assurance that the supply of raw cranberries will not exceed market demand or that demand will not decline to less than supply. Continued and increasing demand for cranberry products may depend on continued significant advertising expenditures and expanded new cranberry product introductions by Ocean Spray, Northland and other branded product companies. An industry shortage of raw cranberries, which occurred in the Company's 1996 and 1997 fiscal years (i.e., the fall harvests of 1995 and 1996), may have the effect of increasing the price of raw cranberries, cranberry concentrate, single-strength juice and other industrial cranberry products. While the Company would benefit from such higher prices in sales of cranberry concentrate, single-strength juice and other industrial cranberry products, the Company could be required to pay higher costs for raw cranberries purchased from other growers. While the Company believes it may possess certain competitive pricing advantages because of the lower cost of its internally-grown cranberries, there can be no assurance that certain of the Company's competitors may not reduce the cranberry juice content of their cranberry drinks and cocktails in response to reduced market availability of cranberries. Additionally, changes in consumer perceptions of the relative healthfulness or safety of cranberries generally could have an adverse effect on the demand for consumer cranberry products and result in significant changes in cranberry prices. See "Risk of Product Liability; Product Recalls."

AGRICULTURAL FACTORS

    Northland's cranberry production is subject to the variable effects of weather, crop disease, insect infestation, animal damage, hail and storm damage and water adequacy. These factors can also affect the storage and selling quality of Northland's crop, as well as the quantity and quality of raw cranberries to be purchased by the Company from other growers. Significant reductions in annual per acre yields can result from any of these factors being unfavorable on the Company's marshes and such reductions can have, and have had, an adverse effect on the Company's results of operations. As a result, the Company's crop yields and production on its individual marshes and on an aggregate basis can and do fluctuate widely from year to year. While the Company maintains federal multi-peril crop insurance coverage, such policies insure only up to 75% of the previous 10 years' average historical yield from the affected marsh and typically reimburse the Company at an effective rate substantially below the price which could have been received by the Company actually harvesting, processing and selling the affected crop as value-added products. These insurance policies also do not cover destruction or spoilage of the Company's raw cranberries after harvest or purchase. Such an interruption of business could have a material adverse affect on the Company's financial condition and results of operations. See "Business--Cranberry Supply."

    The Company uses approved pesticides and herbicides to cultivate its internally grown cranberry crop. If other hazardous substances are discovered on, or emanating from, any of the Company's properties and their release presents a threat of harm to public health or the environment, the Company may incur potential liability and costs.

AVAILABILITY AND INTEGRATION OF POTENTIAL FUTURE ACQUISITIONS

    Part of Northland's business strategy envisions acquiring and integrating additional branded and/or private label juice or beverage manufacturers and distributors, as well as additional cranberry marsh properties. See "Business--Growth Strategies." There can be no assurance that the Company will be able to identify suitable acquisition candidates or, if identified, negotiate successfully their acquisition. If the Company is successful in identifying and negotiating additional suitable acquisitions, particularly another branded and/or private label juice or beverage manufacturer and distributor, there can be no assurance that any debt or equity financing necessary to complete any of such acquisitions can be arranged on terms satisfactory to the Company or that any such financing will not significantly increase the Company's leverage or result in additional dilution to existing shareholders. Moreover, there can be no assurance that the Company will be able to integrate successfully any acquired operations, or manage or improve the operating or administrative efficiencies or productivity of any acquired operations or realize the expected benefits to be achieved from any such acquisition.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on certain key management personnel, particularly its Chairman of the Board and Chief Executive Officer, John Swendrowski, and its President and Chief Operating Officer, Jerold D. Kaminski. The Company does not maintain key man life insurance on any of its management personnel. The Company's future success will depend, in part, on its ability to retain its management personnel and integrate new management personnel, including the management personnel of Minot, into the Company's operations. See "Management--Directors and Officers."

PROCESSING FACILITIES RISKS

    The Company's principal processing and storage facility and its concentrating facility are located in Wisconsin Rapids, Wisconsin. The Company also currently operates a smaller processing facility in Hanson, Massachusetts for its Massachusetts-grown cranberry crop. Following the consummation of the Minot Acquisition, the Company will also operate a processing, storage and bottling facility in Bridgeton, New Jersey. In the event of a fire or other natural disaster, regulatory actions or other causes which destroy, close or substantially adversely affect any of these facilities, particularly if such incidents occurred during or shortly after the annual fall cranberry harvest, the Company's inventory of cranberries at such affected facility would be subject to loss and the Company might be unable to receive and process harvested berries at such facility, manufacture and supply concentrate (if the event affected the Wisconsin Rapids or Bridgeton facility) or process or ship fresh cranberries from such facility. Although the Company has business interruption insurance believed to be adequate to cover most such circumstances, such an interruption of business could materially adversely affect the Company's results of operation and financial condition. See "Business--Processing and Distribution."

RISK OF DILUTION OR INFRINGEMENT OF COMPANY TRADEMARK

    The Company's NORTHLAND brand 100% juice cranberry blends and fresh cranberries are branded consumer products and the Company's efforts to distinguish its branded products from those of its competitors depends, in part, on the strength and enforcement of its trademark. There can be no assurance that competitors will refrain from using trademarks, trade names or trade dress which dilute or diminish the Company's intellectual property rights or that others will not imitate Northland's premium branded products. Any such actions may require the Company to become involved in litigation to protect and enforce its intellectual property rights. Any such litigation could involve substantial financial expenditures and the diversion of management's time and attention. Any effective dilution or diminishment of the Company's trademark could have an adverse effect on the Company's results of operations and financial condition. See "Business--Regulation."

REGULATION

    The cultivation, production, processing, packaging, labeling, marketing and distribution of the Company's juice products and fresh cranberries are subject to the rules and regulations of various federal, state and local food and health agencies, including the Food and Drug Administration, the Department of Agriculture, the Federal Trade Commission and the Environmental Protection Agency. There can be no assurance that future compliance by the Company or its competitors with such rules, regulations and laws will not have an adverse effect on the Company's results of operations and financial condition. See "Business--Regulations."

    Past federal and state legislative proposals have attempted to ease the current regulatory restrictions in the United States governing the development of wetlands (the preferred growing habitat for cranberries). The Company is unable to predict the likelihood of enactment of any such legislation in the future or what impact any such enacted legislation would have on the ability to develop new cranberry marshes. If proposals are enacted in a manner which would materially ease restrictions on the development of cranberry marshes, it could lead to an increase in the long-term supply of raw cranberries which, if not exceeded by a similar increase in demand, could have a depressing effect on the pricing of cranberries and cranberry products. While the Government of Canada and most of Canada's provinces have official "no net loss" policies restricting the development of wetlands, the impact, interpretation and application of such policies on the development of wetlands in Canada for cranberry production is uncertain.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

    As described under "Description of Capital Stock--Certain Statutory Provisions," the Wisconsin Business Corporation Law contains several statutory provisions which could also have the effect of discouraging non-negotiated takeover proposals for the Company or impeding a business combination between the Company and a major shareholder of the Company. Such provisions include (i) limiting the voting power of certain shares of certain public corporations which are held by a person in excess of 20% of the corporation's voting power to 10% of the full voting power of such excess shares; (ii) requiring a super-majority vote of shareholders, in addition to any vote otherwise required, to approve certain business combinations not meeting certain adequacy of price standards; and (iii) prohibiting certain business combinations between a corporation and a major shareholder for a period of three years, unless such acquisition has been approved by the corporation's board of directors prior to the time such major shareholder became a 10% beneficial owner of shares or under certain other circumstances. Additionally, the ability of the Company's Board of Directors to issue shares of Preferred Stock and to determine the terms of such Preferred Stock, generally without further shareholder approval, could have the effect of discouraging non-negotiated takeover proposals for the Company. See "Description of Capital Stock-- Preferred Stock." See also "Description of Capital Stock--Class A and Class B Common Stock" for a description of the relative rights and preferences of the Company's Class B Common Stock.

POSSIBLE STOCK PRICE VOLATILITY

    The Company believes that factors such as significant adverse changes in the market share, percentage of supermarket distribution or consumer acceptance of NORTHLAND brand juice, the Company's ability to successfully compete in the private label juice market, the success or failure of planned acquisitions (including the Minot Acquisition), the introduction into nationwide distribution of new competitive 100% juice products (including Ocean Spray's new 100% juice cranberry blends line), significant changes in the relative supply and demand for cranberries, the pricing of and competition for industrial cranberry products, significant quarterly fluctuations in the Company's results of operations, differences between the Company's actual results of operations and those expected by investors and stock market research analysts, changes in analyst's recommendations or projections, sales of a significant number of shares of Class A Common Stock into the market by existing shareholders or the Company, and general stock market or economic conditions, could adversely affect or cause significant volatility in the market price of the Class A Common Stock. The stock market has experienced extreme price and volume fluctuations in recent years. Stock market volatility may adversely affect the market price of the Class A Common Stock. See "Price Range of Class A Common Stock."

SUBSEQUENT SHARE ISSUANCES; SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, of the offer and sale of additional shares of Class A Common Stock, or the availability of additional shares for sale, or the market price of the Class A Common Stock prevailing from time to time. Nevertheless, issuances by the Company of substantial amounts of newly issued shares of Class A Common Stock in the public market or to effect business acquisitions could cause dilution to existing shareholders and could adversely affect the prevailing market price of the Class A Common Stock and the future ability of the Company to raise equity capital or issue its Class A Common Stock to effect business acquisitions. Similarly, sales of substantial amounts of Class A Common Stock in the public market following this offering, particularly by directors or officers of the Company, or the perception that such sales could occur, could adversely affect the prevailing market price of the Class A Common Stock. The Company, as well as its executive officers and directors beneficially holding an aggregate of 1,376,567 shares of Class A Common Stock and 636,202 shares of Class B Common Stock as of February 28, 1998, have agreed that, with the exception of a total of 100,000 shares of Class A Common Stock, they will not, directly or indirectly, offer, sell or otherwise dispose of any Class A Common Stock or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, Class A Common Stock for a period of 90 days after the date of this Prospectus, without the prior written consent of BT Alex. Brown Incorporated, as representative of the Underwriters. See "Stock Ownership of Management and Others" and "Underwriting."

    On July 22, 1996, the Company filed a registration statement with the Securities and Exchange Commission covering 1,000,000 shares of its Class A Common Stock which may be issued by the Company from time to time in connection with its acquisition of other business operations or properties ("Acquisition Shelf Registration Statement"). As of February 28, 1998, 730,986 shares remained eligible for future issuance to complete potential acquisitions under the Acquisition Shelf Registration Statement. Shares issued under the Acquisition Shelf Registration Statement will generally be eligible for public sale by the recipients under the federal securities laws immediately after issuance.

    Additionally, in payment of a portion of the purchase price for the Minot Acquisition, the Company must issue such number of unregistered shares of Class A Common Stock as have a value of $2.0 million on the closing date of the Minot Acquisition. Based on an assumed price per share equal to the closing sale price of the Class A Common Stock on May 18, 1998 as set forth on the cover page of this Prospectus, the Company would issue 109,215 shares of its Class A Common Stock to effect the Minot Acquisition. These shares will not be issued under the Acquisition Shelf Registration Statement. Such shares will be "restricted securities" under the federal securities laws and will not be eligible for sale by the recipient thereof in the public market for a period of one year after closing of the Minot Acquisition. After the first anniversary of the Minot Acquisition, these restricted shares of Class A Common Stock will be eligible for sale by the recipient thereof in the public market without registration under the Securities Act of 1933, as amended ("Securities Act"), subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act. Additionally, beginning from and after the first anniversary of the Minot Acquisition until the second anniversary thereof, the recipient of such shares will be eligible to participate with the Company in any registered public offering (other than offerings in connection with business acquisitions or employee benefit plans) of the Company's Class A Common Stock initiated by the Company and on the same terms and conditions as the Company. The recipient of such shares may not require the Company to register the shares received in the Minot Acquisition. See "Business--Strategic Minot Acquisition."

                                USE OF PROCEEDS

    The net proceeds to the Company from its sale of Class A Common Stock offered hereby are estimated to be $86.0 million ($99.0 million if the Underwriters' over-allotment option is exercised), assuming a per share sale price equal to the closing sale price of the Class A Common Stock on May 19, 1998 as set forth on the cover page of this Prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The Company intends to use $35.6 million of the net proceeds of this offering to pay the cash purchase price of the Minot Acquisition if this offering is completed before or simultaneous with the closing of the Minot Acquisition. See "Business--Strategic Minot Acquisition." The balance of the net proceeds will be used to reduce bank indebtedness, support increased nationwide promotion to further accelerate the growth and expansion of the Company's NORTHLAND brand 100% juice blends and support the Company's anticipated significantly enhanced presence in the private label juice market following the Minot Acquisition, as well as to fund potential future acquisitions of other branded and/or private label juice and beverage manufacturers and distributors and for working capital and general corporate purposes. If the Minot Acquisition is not consummated, the entire amount of the net proceeds will be used to reduce bank indebtedness, support the growth and expansion of NORTHLAND brand products, fund potential future acquisitions of other branded and/or private label juice and beverage manufacturers and distributors and for working capital and general corporate purposes. Pending specific application, Northland intends to use the net proceeds of this offering to reduce its existing $75.0 million bank revolving credit facility, which will thereafter remain available for additional future borrowings by the Company. At February 28, 1998, the Company had outstanding approximately $67.7 million under such credit facility bearing interest at a rate of 7.8% per annum as of such date. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition."

                      PRICE RANGE OF CLASS A COMMON STOCK

    The Company's Class A Common Stock is traded on the Nasdaq National Market under the symbol "CBRYA." The following table sets forth for the periods indicated the high and low closing sale prices of the Company's Class A Common Stock as reported on the Nasdaq National Market, as well as the cash dividends declared thereon. See "Selected Consolidated Financial Data" for information on dividends paid on the Company's Class B Common Stock. See the cover page of this Prospectus for the closing sale price of the Class A Common Stock on May 19, 1998 as reported on the Nasdaq National Market.

QUARTER ENDED                                                                     HIGH        LOW     CASH DIVIDENDS
------------------------------------------------------------------------------  ---------  ---------  ---------------
FISCAL 1996
  November 30, 1995...........................................................  $   10.00  $    7.25     $   0.035
  February 29, 1996...........................................................      11.00       8.50         0.035
  May 31, 1996................................................................      14.63       9.88         0.035
  August 31, 1996.............................................................      18.13      13.38          0.04
FISCAL 1997
  November 30, 1996...........................................................  $   25.25  $   15.25     $    0.04
  February 28, 1997...........................................................      27.50      17.00          0.04
  May 31, 1997................................................................      20.75       8.88          0.04
  August 31, 1997.............................................................      19.25      12.69          0.04
FISCAL 1998
  November 30, 1997...........................................................  $   21.25  $   13.00     $    0.04
  February 28, 1998...........................................................      16.50      12.63          0.04
  May 31, 1998 (through May 19, 1998).........................................      19.13      12.75          0.04

    As of April 1, 1998, there were 1,164 holders of record and, based upon information received from nominee holders, approximately 8,400 beneficial owners of Class A Common Stock.

                                DIVIDEND POLICY

    The Company has paid cash dividends since 1988 and currently pays cash dividends quarterly at an annual rate of $0.16 per Class A share. The next quarterly cash dividend is currently expected to be declared in or about July 1998, with an anticipated record date of on or about July 31, 1998 and an anticipated payment date of on or about August 14, 1998.

    The Company intends to continue paying regular quarterly cash dividends, subject to declaration thereof by the Board of Directors. Under the Company's credit agreements, cash dividends declared may not exceed $0.04 per Class A share during each quarter during fiscal 1998 and thereafter may not exceed 50% of the Company's then current reported net income. However, the declaration of dividends will continue to depend principally upon the Company's results of operations, financial condition and future prospects. For a description of the restrictions on dividends under the Company's credit agreements, see Note 10 of Notes to Consolidated Financial Statements. See also "Description of Capital Stock--Preferred Stock."

                                 CAPITALIZATION

    The following table sets forth the current liabilities and capitalization of the Company (i) as of February 28, 1998 and (ii) pro forma as adjusted to give effect to the consummation of the Minot Acquisition and the sale by the Company of the 5,000,000 shares of Class A Common Stock offered hereby at an assumed per share price equal to the closing sale price of the Class A Common Stock on May 19, 1998 as set forth on the cover page of this Prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom. See "Business--Strategic Minot Acquisition" and "Use of Proceeds."

                                                                                       FEBRUARY 28, 1998
                                                                                   -------------------------
                                                                                               PRO FORMA AS
                                                                                     ACTUAL     ADJUSTED(2)
                                                                                   ----------  -------------
                                                                                     (IN THOUSANDS, EXCEPT
                                                                                          SHARE DATA)
Current liabilities, including current portion of long-term debt.................  $   16,210   $    20,319
                                                                                   ----------  -------------
Long-term debt, less current portion.............................................  $  100,784   $    50,382

Shareholders' Equity:
  Preferred stock, $.01 par value: 5,000,000
    shares authorized; no shares outstanding.....................................      --           --
  Class A common stock, $.01 par value:
    60,000,000 shares authorized; 13,226,616
    shares issued and outstanding; 18,335,831
    shares issued and outstanding, pro forma as adjusted(1)......................         132           183
  Class B common stock, $.01 par value:
    4,000,000 shares authorized; 636,202
    shares issued and outstanding................................................           6             6
  Additional paid-in capital.....................................................      67,946       155,921
  Retained earnings..............................................................       7,897         7,897
                                                                                   ----------  -------------
    Total shareholders' equity...................................................      75,981       164,007
                                                                                   ----------  -------------
      Total capitalization.......................................................  $  176,765   $   214,389
                                                                                   ----------  -------------
                                                                                   ----------  -------------

------------------------

(1) Excludes (i) 636,202 shares of Class B Common Stock which are convertible on a share-for-share basis into Class A shares at the option of the holders and
    (ii) 1,076,656 Class A shares issuable upon exercise of outstanding stock options as of the date of this Prospectus, but includes pro forma as adjusted 109,215 shares issuable in payment of a portion of the purchase price to consummate the Minot Acquisition based on a per share price equal to the closing sale price of the Class A Common Stock on May 19, 1998 as set forth on the cover page of this Prospectus. See "Description of Capital Stock--Class A and Class B Common Stock."

(2) Assumes that the Company uses $35.6 million of the net proceeds of this offering to pay the cash purchase price of the Minot Acquisition and the remainder of the net proceeds are used to reduce indebtedness. If the Minot Acquisition is not consummated, then under this column, current liabilities, including current portion of long-term debt, would be $13.6 million; long-term debt, less current portion, would be $17.4 million; preferred stock would remain unchanged; Class A common stock would be $182,000; Class B common stock would remain unchanged; additional paid-in capital would be $153.9 million; retained earnings would remain unchanged; total shareholders' equity would be $162.0 million; and total capitalization would be $179.4 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth selected consolidated financial data for the Company. The statement of operations data in the table for the fiscal years ended August 31, 1997 and 1996, March 31, 1995, and the five-months ended August 31, 1995, and the balance sheet data as of August 31, 1997 and 1996, have been derived from the Company's audited consolidated financial statements appearing elsewhere herein. The statement of operations data in the table for the fiscal years ended March 31, 1994 and 1993, and the balance sheet data as of August 31, 1995, March 31, 1995, 1994 and 1993, have been derived from the Company's audited consolidated financial statements which are not included herein. The Company's financial statements and the related selected financial data for the six months ended February 28, 1998 and 1997 are unaudited but, in the opinion of management of the Company, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly such information for those periods. Results of interim periods are not necessarily indicative of results to be expected for the year. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements of Northland and the related notes thereto included or incorporated elsewhere herein.

                                                                                            FIVE
                                                                                           MONTHS
                                                                                            ENDED
                                                SIX MONTHS ENDED     FISCAL YEARS ENDED    AUGUST          FISCAL YEARS ENDED
                                                  FEBRUARY 28,           AUGUST 31,          31,                MARCH 31,
                                              --------------------  --------------------  ---------  -------------------------------
                                                1998       1997       1997       1996       1995       1995       1994       1993
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Revenues..................................  $  48,727  $  24,433  $  47,375  $  37,608  $     891  $  21,784  $  18,051  $  13,000
  Cost of sales.............................     26,017     11,173     23,171     16,517      1,401     13,057      8,751      6,345
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit (loss).......................     22,710     13,260     24,204     21,091       (510)     8,727      9,300      6,655
  Costs and expenses:
    Selling, general and administrative.....     18,975      6,334     15,963      7,020      1,908      2,440      2,046      1,474
    Interest................................      3,342      1,910      4,493      2,657      1,919      3,654      2,394      2,028
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total costs and expenses..................     22,317      8,244     20,456      9,677      3,827      6,094      4,440      3,502
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes and
    change in accounting method.............        393      5,016      3,748     11,414     (4,337)     2,633      4,860      3,153
  Income taxes..............................        176      1,988      1,516      4,509     (1,689)     1,051      1,917      1,210
  Change in accounting method(1)............     --         --         --         --          1,249     --         --         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss).........................  $     217  $   3,028  $   2,232  $   6,905  $  (1,399) $   1,582  $   2,943  $   1,943
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share-- basic:
    Weighted average shares outstanding.....     13,858     13,641     13,737     13,311      9,128      8,587      8,499      7,419
    Net income (loss) per share.............  $    0.02  $    0.22  $    0.16  $    0.52  $   (0.15) $    0.18  $    0.35  $    0.26
  Net income (loss) per share-- diluted:
    Weighted average shares outstanding.....     14,323     14,298     14,309     13,928      9,394      8,891      8,835      7,637
    Net income (loss) per share.............  $    0.02  $    0.21  $    0.16  $    0.50  $   (0.15) $    0.18  $    0.33  $    0.25
  Cash dividends per share(2):
    Per Class A share.......................  $   0.080  $   0.080  $   0.160  $   0.145  $   0.060  $   0.140  $   0.175  $   0.080
    Per Class B share.......................      0.072      0.072      0.145      0.132      0.055      0.127      0.159      0.073
BALANCE SHEET DATA (END OF PERIOD):
  Current assets............................  $  59,908  $  33,124  $  39,691  $  18,617  $  11,740  $   6,746  $   5,598  $   8,309
  Total assets..............................    202,549    174,489    180,932    145,485    121,745    107,745     83,074     67,703
  Current liabilities.......................     16,210     12,881     11,545     12,067     10,583     10,169      4,485      4,949
  Long-term debt............................    100,784     75,265     83,131     56,978     45,538     55,793     38,945     25,098
  Shareholders' equity......................     75,981     78,209     76,811     69,059     59,113     34,627     33,125     31,572

------------------------------

(1) During the Transition Period, the Company changed its method of deferring crop growing costs. See Note 2 of Notes to Consolidated Financial Statements.

(2) In August 1993, Northland changed its mode of dividend payment from annual to quarterly. As a result, the fiscal 1994 dividends stated above include the annual dividend of $0.100 per Class A share and $0.091 per Class B share, paid in June 1993, plus three quarterly dividends of $0.025 per Class A share and $0.02275 per Class B share, paid in September 1993, December 1993 and March 1994.

                 SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following table sets forth selected pro forma financial data of the Company for the fiscal year ended August 31, 1997 and as of and for the six months ended February 28, 1998. Northland's fiscal year ends on August 31, while Minot's fiscal year ends on June 30. The pro forma balance sheet data give effect to the Minot Acquisition and the issuance and sale by the Company of the 5,000,000 shares of Class A Common Stock offered hereby at an assumed price per share equal to the closing sale price of the Class A Common Stock on May 19, 1998 as set forth on the cover page of this Prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, in each case as if they had occurred on February 28, 1998. The pro forma statement of operations data give effect to (i) the Minot Acquisition and (ii) the Company's sale of such number of shares of Class A Common Stock at an assumed price per share equal to the closing price of the Class A Common Stock on May 18, 1998 as set forth on the cover page of this Prospectus sufficient to fund the cash purchase price of the Minot Acquisition, in each case as if such event had occurred on September 1, 1996. Such pro forma data are not necessarily indicative of the future results of operations of the Company or the results of operations that would have been realized had the Minot Acquisition occurred as of the dates or for the periods presented. The following information should be read in conjunction with "Management's Discussion and Analysis of Results of Operation and Financial Condition" and the historical consolidated financial statements of Northland, the unaudited pro forma condensed consolidated financial statements of Northland and the historical financial statements of Minot and the related notes thereto included elsewhere herein. See "Selected Consolidated Financial Data." There can be no assurance that the Minot Acquisition will be consummated.

    Not reflected in the selected consolidated pro forma financial data set forth below are certain potential cost savings and other synergies which the Company believes it will be able to realize by acquiring and integrating Minot into its own operations, including particularly the potential realization of anticipated substantial reductions in the inventory cost of Minot's supply of cranberries by utilizing Northland's internally grown and substantially lower-cost supply of cranberries in the manufacture of Minot's cranberry products. Also not reflected in the selected consolidated pro forma financial data set forth below is the expected loss of revenues from certain co-packing customers of Minot who otherwise compete against Northland and who are not expected by the Company to continue to be customers of Minot after consummation of the Minot Acquisition. See "Risk Factors--Risks Relating to the Minot Acquisition."

                                                                               SIX MONTHS ENDED   FISCAL YEAR ENDED
                                                                                 FEBRUARY 28,        AUGUST 31,
                                                                                     1998               1997
                                                                               -----------------  -----------------
STATEMENT OF OPERATIONS DATA:
  Revenues...................................................................      $  72,782          $  89,027
  Cost of sales..............................................................         44,639             57,371
                                                                                     -------            -------
  Gross profit...............................................................         28,143             31,656
  Cost and expenses:
    Selling, general and administrative......................................         22,555             21,593
    Interest.................................................................          3,342              4,493
                                                                                     -------            -------
  Total costs and expenses...................................................         25,897             26,086
                                                                                     -------            -------
  Income before income taxes.................................................          2,246              5,571
  Income taxes...............................................................            991              2,230
                                                                                     -------            -------
  Net income(1)..............................................................      $   1,255          $   3,340
                                                                                     -------            -------
                                                                                     -------            -------

                                                                                                   FEBRUARY 28,
                                                                                                       1998
                                                                                                   ------------
BALANCE SHEET DATA:
  Current assets.................................................................................   $   71,165
  Total assets...................................................................................      244,282
  Current liabilities............................................................................       20,319
  Long-term debt.................................................................................       50,382
  Shareholders' equity...........................................................................      164,007

------------------------------

(1) Earnings per share is not included in the following data since the Minot Acquisition would be accretive to earnings on a pro forma historical basis.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

    Northland is a rapidly-growing, vertically integrated grower, purchaser, processor and marketer of cranberries and value-added branded and private label cranberry products. The Company processes, markets and sells NORTHLAND brand 100% juice cranberry blends, private label cranberry juice, NORTHLAND brand fresh cranberries and other cranberry products through supermarkets and, to a lesser extent, certain other distribution channels. Northland also sells cranberry juice concentrate to industrial customers who manufacture cranberry based products.

    Northland's MARSH TO MARKET vertical integration strategy was initiated in 1993 and has transitioned the Company from a cranberry grower which principally sold all of its harvested raw cranberries once every year to Ocean Spray to a fully-integrated independent grower, processor and marketer of the fastest growing branded cranberry juice product line known to the Company in nationwide supermarket distribution. Northland was a member-grower of Ocean Spray until the Company decided to terminate its membership in the cooperative as of August 31, 1993. From that time until March 1996, the Company sold substantially all of its crop once a year after the annual fall harvest under fixed price contracts to two large manufacturers of private label cranberry beverages. The Company determined not to renew those contracts and, in fiscal 1996, the Company began aggressively implementing its MARSH TO MARKET vertical integration business strategy by selling cranberries directly to retail customers, including manufacturing and distributing its own NORTHLAND brand 100% juice cranberry beverages. Northland began the introduction of its NORTHLAND brand 100% juice cranberry blends into selected Midwestern markets in fiscal 1996 and, by the end of fiscal 1997, the Company had completed the product line's rollout into national supermarket distribution. As a result of this changing and evolving nature of the Company's business, fiscal 1997 was largely a year of transition for the Company. See "Quarterly Results" below.

    Northland has implemented its MARSH TO MARKET vertical integration strategy by adding value to its raw cranberry supply, thereby helping to increase the potential return realizable by the Company from each barrel of its raw cranberries. After raw cranberries are harvested by Northland during the fall of each year, each barrel's potential return to Northland depends on the extent of value-added actions undertaken by the Company in order to process the raw cranberries into final products for resale. Northland's value-added efforts direct Northland's raw cranberry supply into a product mix which can best maximize Northland's per barrel profit potential based on customer demand and subject to industry and other market conditions.

    Sales of NORTHLAND 100% juice cranberry blends have increased rapidly during fiscal 1998, which the Company attributes largely to its aggressive marketing and promotional campaign focused on the Company's unique and premium product formulation. The accelerating growth of the Company's NORTHLAND 100% juice products during fiscal 1998, coupled with recent intense price competition for the sale of cranberry concentrate and other industrial cranberry products and the Company's current limited presence in the private label cranberry drink and beverage market, has resulted in an increasing substantial majority of the Company's revenues during fiscal 1998 being generated by sales of the Company's branded juice line. The Company believes that consummation of the Minot Acquisition will help to better balance the Company's product mix between branded and private label sales and reduce the impact on the Company's results of operations resulting from adverse market conditions for the sale of cranberry concentrate and other industrial cranberry products. The Company also believes the Minot Acquisition should further enhance the Company's potential to recognize additional branded product sales through the creation of a larger product offering, thus enabling Northland to offer more category management opportunities to its retail customers.

    Components of the Company's cost of goods sold include the inventory costs of both lower-cost internally harvested cranberries and higher-cost third party purchased cranberries, as well as ingredient and other raw materials costs for manufacturing the Company's consumer products. As the largest grower of cranberries in the world, the Company believes it has a significant cost advantage for raw cranberries over many of its competitors. The Company believes that most of its competitors must purchase their raw cranberry supply from third party growers at substantially higher prices than the costs incurred by the Company to grow its own internal supply of cranberries. However, because the Company uses all natural fruit juices to sweeten its branded products rather than high fructose corn syrup, the Company believes that its premium branded products cost more for the Company to produce than it costs competitors to produce their non-100% juice cranberry drink and cocktail products. The Company's crop growing costs are relatively fixed on a per acre basis, leaving the size of the crop harvested by the Company each fall as the principal variable factor in determining the Company's cranberry inventory carrying costs on a per barrel basis. See "Quarterly Results" below. The other principal components of the Company's cost of goods sold are labor and overhead costs.

    As is customary in the industry, in order to increase supermarket distribution and market share and build brand name equity for its NORTHLAND brand 100% juice cranberry blend products, the Company has incurred, and expects to continue to incur, substantial marketing and promotional expenses. These marketing and promotional expenses primarily include (i) television advertising;
(ii) consumer promotions, which include targeted coupons and on-package offers;
(iii) trade promotions, which are directed at obtaining retail display support and achieving key price points; and (iv) slotting fees, which are payments made to supermarket chains to obtain, and in some cases, maintain supermarket shelf space for the Company's products. Selling expenses also include commissions paid to food brokers and costs of the Company's field sales force.

    The Company has assessed and continues to assess the impact of the Year 2000 issue on its operations. Based on such assessment, the Company believes that its computer systems and programs are currently Year 2000 compliant in all material respects. However, there can be no assurance that the Company's customers, suppliers, co-packers and brokers will all be Year 2000 compliant or that the Company's operations will not be adversely effected if they are not compliant.

    The Minot Acquisition will be accounted for under the purchase method. Goodwill recognized as a result of the Minot Acquisition is expected to be amortized for financial reporting purposes over a 40-year period and such amortization charges are not expected to materially adversely effect the Company's reported results of operations.

RESULTS OF OPERATIONS

SIX MONTHS ENDED FEBRUARY 28, 1998 COMPARED TO SIX MONTHS ENDED FEBRUARY 28,
  1997

    Total revenues for the six-month period ended February 28, 1998 increased 99% to $48.7 million from $24.4 million during the same period in fiscal 1997. The increased fiscal 1998 revenues were due to increased sales of NORTHLAND brand 100% juice products. Trade industry data for the 12-week period ended March 1, 1998 indicated NORTHLAND juice products achieved distribution penetration into approximately 74% of the nation's 30,000 supermarkets and a 12.7% market share of supermarket bottled shelf-stable cranberry beverage dollar sales on a national basis, up from a 10.6% market share for the previous 12-week period. The Company believes its increased branded juice sales and resulting increased market share were primarily due to its aggressive branded product marketing campaign, which included over $13.0 million in media, consumer promotion and trade spending during the first six months of fiscal 1998. The Company plans to continue to aggressively market its branded juice products throughout the remainder of the fiscal year. The Company continues to experience intense competition in its efforts to expand its current limited presence in the private label juice market and in its efforts to sell concentrate and bulk frozen fruit. Sales of these products in the first half of 1998 were substantially below initially budgeted expectations principally as a result of intense price competition.

    Cost of sales for the six-month period ended February 28, 1998 was $26.0 million compared to $11.2 million in the fiscal 1997 period, with gross margins of 46.6% and 54.3%, respectively. The decrease in gross margin for the fiscal 1998 period was primarily due to the Company's changing product mix and reduced pricing for cranberry concentrate. A majority of fiscal 1998 period revenues was generated by the Company's branded juice sales compared to fiscal 1997 revenues which were more heavily weighted toward higher margin fresh fruit and concentrate sales at substantially higher pricing levels. The Company's gross margins during the remainder of fiscal 1998 will be dependent upon its product mix and then existing market conditions.

    Selling, general and administrative expenses were $19.0 million, or 38.9% of total revenues, for the six-month period ended February 28, 1998, compared to $6.3 million, or 25.9% of total revenues, during the same period in the prior fiscal year. This planned increase in selling, general and administrative expenses was primarily attributable to the Company's ongoing aggressive marketing campaign to support the development and growth of its NORTHLAND brand 100% juice products.

    Interest expense was $3.3 million for the six-month period ended February 28, 1998 compared to $1.9 million during the same period in fiscal 1997. The increase in interest expense was due to increased debt levels, which resulted from funding increasing levels of inventory and accounts receivable to support the Company's growing consumer cranberry product business, as well as funding marsh acquisitions and seasonal operating activities.

    Consistent with the Company's expectation given its aggressive promotional activity in support of the growth of its branded juice products, net income and per share earnings for the six-month period ended February 28, 1998 decreased to $217,000, or $0.02 per share, from fiscal 1997 first half net income and per share earnings of $3.0 million, or $0.22 per share.

FISCAL 1997 COMPARED TO FISCAL 1996

    REVENUES. Revenues in fiscal 1997 were $47.4 million, a $9.8 million, or 26.0% increase, from $37.6 million in fiscal 1996. The increase in fiscal 1997 revenues was primarily the result of increased sales of the Company's NORTHLAND brand 100% juice products, as the Company completed the national rollout of its branded juice line during its fourth quarter. As of the end of fiscal 1997, the Company increased the distribution of its branded juice products to approximately 60% of supermarkets nationwide, compared to approximately 13% at the end of fiscal 1996. The Company's market share of United States supermarket shelf-stable cranberry beverages grew from 0.9% for the 12-week period ending September 8, 1996 to 5.8% for the 12-week period ending September 14, 1997. Despite the Company's successful rollout of its branded juice line, revenues did not reach the level expected in fiscal 1997, due principally to the seller's unexpected and sudden termination of the Company's planned acquisition of a major private label cranberry juice processor and distributor that would have enabled the Company to quickly establish a leadership role in the private label segment of the cranberry juice industry. As a result, a significant amount of the Company's cranberry supply that was intended for use by the target company and expected to generate revenue in fiscal 1997 remained in inventory at the end of the year.

    COST OF SALES. Cost of sales increased $6.7 million, or 40.3%, to $23.2 million in fiscal 1997, from $16.5 million in fiscal 1996. The Company's gross margin in fiscal 1997 was 51.1%, compared to 56.1% in fiscal 1996. The decrease in gross margin in fiscal 1997 was due to higher inventory costs on a per barrel basis, the Company's changing product mix and increased price competition for concentrate sales. The Company's crop growing costs are relatively fixed on a per acre basis, leaving the size of the crop harvested as the principal variable factor in determining the Company's inventory carrying cost on a per barrel basis. Due to the smaller than expected fiscal 1997 crop, the Company's inventory carrying costs per barrel increased, resulting in increased cost of sales and reduced gross margin percentages.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $16.0 million in fiscal 1997, compared to $7.0 million in fiscal 1996. As a percent of revenues, selling, general and administrative expenses increased to 33.7% in fiscal 1997 from 18.7% in fiscal 1996. The increase was due primarily to the Company's national rollout of its branded juice products. Fiscal 1997 advertising, promotion and slotting expenses in support of the Company's branded juice rollout totaled $9.0 million.

    INTEREST EXPENSE. Fiscal 1997 interest expense was $4.5 million, a $1.8 million increase from fiscal 1996 interest expense of $2.7 million. The increase in interest expense was due to increased debt levels as a result of funding property and equipment additions and working capital necessary to fund the full implementation of the Company's MARSH TO MARKET business strategy.

    INCOME TAX EXPENSE. The Company recorded $1.5 million in income tax expense in fiscal 1997 compared to $4.5 million in fiscal 1996. See Note 13 of Notes to Consolidated Financial Statements.

    NET INCOME. Net income for fiscal 1997 was $2.2 million, compared to fiscal 1996 net income of $6.9 million. Net income per common share-diluted was $0.16 in fiscal 1997, compared to net income per common share-diluted of $0.50 in fiscal 1996. Weighted average common shares outstanding for fiscal 1997 were 14,309,000 compared to 13,928,000 for fiscal 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

    GENERAL. As a result of the Company's decision to begin marketing and selling value-added processed consumer cranberry products, the Company changed its fiscal year end from March 31 to August 31 in order to correspond the Company's fiscal year with the new annual business cycle expected to result from the continued implementation of its MARSH TO MARKET vertical integration business strategy. This change in fiscal year end was intended to better match the costs and expenses associated with growing each year's crop with the expected revenues to be generated from the sales of consumer products produced from such crop. This discussion compares information relating to the Company's fiscal 1996 (ending August 31, 1996) performance with fiscal 1995 (ending March 31, 1995).

    REVENUES. Revenues in fiscal 1996 were $37.6 million, a $15.8 million increase from $21.8 million in fiscal 1995. The increase in fiscal 1996 revenues was due to increased sales of cranberries and cranberry products. The majority of the Company's fiscal 1996 cranberry crop was sold to independent fruit juice and sauce processors at fixed pricing under three-year supply agreements, which expired in March 1996. The Company was able to market the rest of its fruit at more favorable pricing as a result of the growing demand for cranberry products and the industry's short supply of available fruit. Fiscal 1996 revenues benefited from increased sales of NORTHLAND brand fresh fruit, sales of bulk frozen cranberries and the introductory sales of the NORTHLAND brand 100% juice product line.

    COST OF SALES. Cost of sales increased $3.4 million to $16.5 million in fiscal 1996, from $13.1 million in fiscal 1995. The increase in fiscal 1996 cost of sales was due to increases in the Company's productive acres, barrels harvested, barrels purchased and the cost of sales for the Company's entry into the branded juice market. The Company's gross margin in fiscal 1996 was 56.1%, compared to 40.1% in fiscal 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $7.0 million in fiscal 1996, compared to $2.4 million in fiscal 1995. The increase was due primarily to additional costs associated with increased compensation and related expenses partially attributable to the Company's growth in productive acreage and the Company's initial rollout of its branded juice products.

    INTEREST EXPENSE. Fiscal 1996 interest expense was $2.7 million, a $1.0 million decrease from fiscal 1995 interest expense of $3.7 million. The decrease was due to decreased debt levels which resulted from the application of proceeds generated by the Company's August 1995 public offering and sale of 2,300,000 Class A common shares.

    INCOME TAX EXPENSE. The Company recorded $4.5 million in income tax expense in fiscal 1996, compared to $1.1 million in fiscal 1995. As a result of alternative minimum tax liabilities, $2.8 million in income taxes were paid in fiscal 1996, compared to $141,000 in fiscal 1995.

    NET INCOME. Net income for fiscal 1996 was $6.9 million, compared to fiscal 1995 net income of $1.6 million. Net income per common share-diluted was $0.50 in fiscal 1996, compared to net income per common share-diluted of $0.18 in fiscal 1995. Weighted average common shares outstanding for fiscal 1996 were 13,928,000 compared to 8,891,000 for fiscal 1995.

FINANCIAL CONDITION

    AT AND FOR THE SIX MONTHS ENDED FEBRUARY 28, 1998

    Net cash used for operating activities in the first six months of fiscal 1998 was $12.3 million compared to $5.0 million used for operating activities in the same period in fiscal 1997. The increased net cash used for operating activities during the first half of fiscal 1998 was the result of working capital increases to support the Company's growing juice business and the continuing evolving nature of the Company's business into a consumer products company. Accounts receivable increased $9.3 million primarily due to increased branded juice sales. Inventory increased $11.0 million due to the purchase of 104,000 barrels of fruit from other independent cranberry growers and increased raw materials and finished goods inventories necessary to support the Company's increasing branded juice sales. Accounts payable increased $4.5 million in the first half of fiscal 1998 primarily due to contract installment payments due independent cranberry growers for the purchase of their fruit, as well as purchases of other raw materials inventory to support the Company's growing branded product sales.

    Net cash used for investing activities decreased during the six-month period ended February 28, 1998 to $4.4 million from $11.6 million during the same period in the prior fiscal year. The decrease was principally the result of reduced property and equipment additions. Fiscal 1998 property and equipment additions were $4.3 million compared to total property and equipment additions of $12.0 million in the first half of the prior year. Fiscal 1997 property and equipment additions included $7.1 million for the acquisition of two cranberry properties.

    Net cash provided by financing activities in the six-month period ended February 28, 1998 was $16.6 million compared to $17.8 million during the same period in the prior fiscal year. The Company's debt increased $17.9 million during the first half of fiscal 1998 primarily due to the $15.6 million increase in seasonal and growth working capital and $4.3 million for property and equipment additions. Working capital was $43.7 million at February 28, 1998 compared to working capital of $28.1 million at August 31, 1997. The Company's total debt (including current portion) was $104.6 million at February 28, 1998 for a total debt-to-equity ratio of 1.38 to 1 compared to total debt of $86.8 million and a total debt-to-equity ratio of 1.13 to 1 at August 31, 1997. Depending upon the future sales levels and relative sales mix of the Company's products over the remainder of the fiscal year, the Company does not believe that its working capital requirements will materially increase during the last half of fiscal 1998. However, the Company believes that its $75.0 million revolving credit facility, together with cash generated from operations, would be sufficient to fund any such materially increased working capital requirements, as well as the Company's ongoing operational needs, over the remainder of fiscal 1998. As of February 28, 1998, the principal amount outstanding under the Company's revolving credit facility was $67.7 million, with an additional $7.3 million available under its credit facility with a syndicate of regional banks until December 2000.

    The Company intends to fund the $35.6 million cash purchase price of the Minot Acquisition with a portion of the net proceeds of this offering. Net proceeds in excess of such amount are intended to be used by the Company to reduce bank indebtedness, further accelerate the growth and expansion of the Company's NORTHLAND brand 100% juice blends, support Northland's anticipated significantly enhanced presence in the private label juice market following the Minot Acquisition and help fund the potential future acquisition of other branded and/or private label juice or beverage manufacturers and distributors. If the Minot Acquisition is not consummated, the net proceeds of this offering will be used by the Company to reduce bank indebtedness, further accelerate the growth and expansion of the Company's NORTHLAND brand 100% juice blends and help fund the potential future acquisition of other branded and/or private label juice or beverage manufacturers and distributors. Pending specific application, the Company intends to use the net proceeds of this offering to reduce its $75.0 million revolving credit facility, which will thereafter remain available for future additional borrowings by the Company.

AT AND FOR THE FISCAL YEAR ENDED AUGUST 31, 1997

    Net cash used in operating activities in fiscal 1997 was $10.6 million. Fiscal 1996 cash provided by operating activities was $9.4 million. The $20.0 million change in net cash from operating activities was directly related to the Company's change in business strategy and the resulting increase in current assets. The Company's current ratio was 3.4 to 1.0 at the end of fiscal 1997, compared to a current ratio of 1.5 to 1.0 at the end of fiscal 1996. In prior years, accounts receivable and inventory levels were minimal at year end as a result of the Company selling its crop following harvest as fresh fruit or in bulk. The bulk sales were to two private label bottlers under fixed price supply agreements with resulting receivables collected within six months after the harvest. Year-end trade accounts receivable and inventory levels increased slightly in fiscal 1996 with the Company's entry into the branded juice and cranberry concentrate markets. The fiscal 1997 national rollout of the Company's branded juice line and increased cranberry concentrate sales resulted in a $4.4 million increase in accounts receivable to $7.0 million at August 31, 1997, from $2.6 million at the end of fiscal 1996. Inventories increased by $14.1 million to $26.5 million at August 31, 1997, compared to inventories of $12.4 million at August 31, 1996, principally due to the increased raw materials and finished goods inventories necessary to support branded juice sales. However, part of this increase was also due to a larger than normal inventory carryover of cranberry supply as a result of the unexpected terminated acquisition of a private label juice processor and distributor.

    Net cash used for investing activities decreased to $14.2 million in fiscal 1997 from $20.6 million in fiscal 1996. The decrease was principally the result of significantly reduced property and equipment additions. Fiscal 1997 property and equipment additions were $8.8 million, compared to $14.5 million in the prior year. Fiscal 1996 additions included $4.2 million to complete construction of the Company's concentrate manufacturing facility and $2.9 million to improve the Company's fruit handling facilities to support the Company's changing business strategy. In September 1996, the Company completed the acquisition of a 108-acre cranberry property located in Northern Wisconsin. The Company paid for the acquisition with $4.85 million in cash and 169,014 shares of the Company's Class A Common Stock. In December 1996, the Company completed the acquisition of a 73-acre cranberry property located in Central Wisconsin. The Company paid for the acquisition with $2.18 million in cash and 100,000 shares of the Company's Class A Common Stock. The Company utilized its bank credit facilities to fund the cash portion of the acquisitions.

    Net cash provided by financing activities increased in fiscal 1997 to $24.8 million, from $11.1 million in fiscal 1996. The increase in cash provided by financing activities was primarily the result of the Company's increase in long-term debt used to fund property and equipment additions, cranberry marsh acquisitions and working capital needs. The Company's total equity increased to $76.8 million at August 31, 1997, compared to $69.1 million at the end of fiscal 1996. The Company's total debt (including current portion) at fiscal 1997 year end was $86.8 million, for a total debt-to-equity ratio of 1.1 to 1, compared to total debt of $60.5 million and debt-to-equity ratio of 0.88 to 1 at August 31, 1996. On October 3, 1997, the Company amended its existing bank credit facility to increase its revolving credit facility to $75.0 million, increasing its revolving credit availability by $20.0 million. The new credit facility matures on December 31, 2000. The amount of unused available borrowings under the amended credit facility was $25.6 million at August 31, 1997. See Note 10 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS

    As shown in the table below, the Company's transition from a cranberry grower which principally sold all of its harvested raw cranberries once every year to two large manufacturers of private label cranberry beverages to a fully-integrated independent grower and marketer of the fastest growing branded cranberry juice product line known to the Company in nationwide supermarket distribution has resulted in substantial initial unpredictability and fluctuation in the Company's quarterly results of operations. For example, in the first quarter of fiscal 1996 (ended November 30, 1995), the Company sold substantially all of its crop under fixed price contracts to two large manufacturers of private label cranberry beverages and recognized virtually all of its fiscal 1996 net income in that quarter. In connection with the termination by the

Company of those contracts in March 1996, during fiscal 1996 Northland first began the rollout of its NORTHLAND brand 100% juice cranberry blends and began the transition from a cranberry grower to a consumer products marketing entity, less dependent on the annual sale of its internally-grown cranberry crop. As the Company expanded the rollout of its product line from selected Midwestern markets into other regions, the Company incurred substantial initial marketing and promotional expenditures. These expenditures were the principal factor in the Company's net loss for the fourth quarter of fiscal 1996 (ended August 31, 1996). During fiscal 1997, the Company continued its heavy spending on media advertising and trade and consumer promotional spending to build NORTHLAND brand name equity, increase supermarket distribution and market share. During the fourth quarter of fiscal 1997 (ended August 31, 1997), the Company spent significant amounts on advertising, promotion and a national television ad campaign to support the continued national rollout of the NORTHLAND brand 100% juice cranberry blends. These promotional expenses were the principal factor in the Company's net loss for the fourth quarter of fiscal 1997. The Company plans to continue its aggressive marketing and promotional campaign in support of building a long-term strong presence in the branded juice market and intends to use a portion of the net proceeds of this offering to further accelerate the growth and expansion of the Company's NORTHLAND brand 100% juice blends. The Company's levels of promotional spending during future quarterly periods may vary, and may vary materially, based on then current market and competitive conditions and Company-specific factors. These variable levels of promotional spending may cause the Company's quarterly results to fluctuate.

    The Company also anticipates that its quarterly results of operations in the first and/or second quarter of each fiscal year may be adversely affected by the Company's use in the manufacturing of its products during such periods of higher cost cranberries purchased from third-party growers rather than lower cost internally grown fruit.

    The following table contains unaudited selected historical quarterly information, which includes adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation:

                             FISCAL QUARTERS ENDED
                     (in thousands, except per share data)

                                      FISCAL 1998                            FISCAL 1997                      FISCAL 1996
                                ------------------------  --------------------------------------------------  -----------
                                 FEB. 28,     NOV. 30,     AUG. 31,      MAY 31,     FEB. 28,     NOV. 30,     AUG. 31,
                                   1998         1997         1997         1997         1997         1996         1996
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues......................   $  30,296    $  18,431    $  12,565    $  10,377    $  13,513    $  10,920    $   5,246
Cost of sales.................      17,203        8,814        6,937        5,060        6,498        4,675        2,554
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..................      13,093        9,617        5,628        5,317        7,015        6,245        2,692
Costs and expenses:
  Selling, general and
    administrative............      10,971        8,004        5,953        3,676        3,369        2,965        3,124
  Interest....................       1,910        1,432        1,337        1,247        1,115          795          659
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total costs and expenses......      12,881        9,436        7,290        4,923        4,984        3,760        3,783
Income (loss) before income
  taxes.......................         212          181       (1,662)         394        2,531        2,485       (1,091)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss).............   $     115    $     102    $  (1,021)   $     225    $   1,526    $   1,502    $    (669)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income per share--basic:
  Weighted average shares
    outstanding...............      13,859       13,856       13,854       13,809       13,760       13,523       13,357
  Net income (loss) per
    share.....................   $    0.01    $    0.01    $   (0.07)   $    0.02    $    0.11    $    0.11    $   (0.05)
Net income per share--diluted:
  Weighted average shares
    outstanding...............      14,288       14,358       14,350       14,282       14,402       14,196       13,994
  Net income (loss) per
    share.....................   $    0.01    $    0.01    $   (0.07)   $    0.02    $    0.11    $    0.11    $   (0.05)
Cash dividends per share:
  Per Class A share...........   $   0.040    $   0.040    $   0.040    $   0.040    $   0.040    $   0.040    $   0.040
  Per Class B share...........       0.036        0.036        0.036        0.036        0.036        0.036        0.036


                                  MAY 31,     FEB. 29,     NOV. 30,
                                   1996         1996         1995
                                -----------  -----------  -----------
Revenues......................   $   6,675    $   3,984    $  21,703
Cost of sales.................       2,772        1,901        9,290
                                -----------  -----------  -----------
Gross profit..................       3,903        2,083       12,413
Costs and expenses:
  Selling, general and
    administrative............       1,808        1,107          981
  Interest....................         660          722          616
                                -----------  -----------  -----------
Total costs and expenses......       2,468        1,829        1,597
Income (loss) before income
  taxes.......................       1,435          254       10,816
                                -----------  -----------  -----------
Net income (loss).............   $     855    $     149    $   6,570
                                -----------  -----------  -----------
                                -----------  -----------  -----------
Net income per share--basic:
  Weighted average shares
    outstanding...............      13,334       13,295       13,257
  Net income (loss) per
    share.....................   $    0.06    $    0.01    $    0.50
Net income per share--diluted:
  Weighted average shares
    outstanding...............      13,792       13,677       13,582
  Net income (loss) per
    share.....................   $    0.06    $    0.01    $    0.48
Cash dividends per share:
  Per Class A share...........   $   0.035    $   0.035    $   0.035
  Per Class B share...........       0.032        0.032        0.032

                                    BUSINESS

GENERAL

    Northland is a rapidly-growing, vertically integrated grower, purchaser, processor and marketer of cranberries and value-added branded and private label cranberry products. The Company processes, markets and sells NORTHLAND brand 100% juice cranberry blends, private label cranberry juice, NORTHLAND brand fresh cranberries and other cranberry products through retail supermarkets and, to a lesser extent, certain other distribution channels. Northland also sells cranberry juice concentrate to industrial customers who manufacture cranberry-based products. With 25 cranberry producing marshes owned or operated, Northland is also the world's largest cranberry grower. The Company's NORTHLAND brand juice product line consists of eight flavors, including traditional cranberry, cranberry apple, cranberry raspberry, cranberry grape, cranberry peach, cranberry cherry, cranberry blackberry and cranberry strawberry. NORTHLAND branded juice is available nationwide principally in 64-ounce plastic bottles. In addition, the Company is currently introducing its NORTHLAND brand 100% juice products nationally in 46-ounce plastic bottles to new and existing supermarket customers and in gallon-size plastic bottles as well as 16-ounce plastic bottle multi-packs to warehouse clubs.

    First introduced in fiscal 1996, NORTHLAND brand 100% juice cranberry blends successfully achieved national distribution by the summer of 1997 and is the fastest growing branded cranberry juice product line known to the Company in nationwide supermarket distribution. As of March 29, 1998, Northland's blended cranberry juice products were available in all 50 states and in approximately 23,000 supermarkets representing approximately 76% of the ACV nationwide. For the 12-week period ended March 29, 1998, the market share of NORTHLAND brand 100% juice product lines increased to 14.2% compared to 3.2% for the 12-week period ended March 30, 1997. Based on preliminary estimates from IRI, due to its scheduled reduction of advertising and trade promotional activities during April 1998, the Company believes its market share data for the 12-week period ended April 26, 1998 was lower than it was for the 12-week period ended March 29, 1998. Active promotional activities by the Company are scheduled to resume for May 1998. Additionally, based on such preliminary estimates, the Company believes its ACV percentage increased for the 12-week period ended April 26, 1998, but that its sales per percentage distribution point decreased because of the Company securing certain new large supermarket customer accounts late in the reporting period. The Company's aggressive introduction and successful development of its NORTHLAND brand 100% juice cranberry blends product line has resulted in significant recent revenue growth, with the Company's revenues increasing by 99% to $48.7 million for the six-month period ended February 28, 1998 from $24.4 million for the first six months of fiscal 1997. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations."

    The following graphs show (i) the increasing market share of the Company's NORTHLAND brand 100% juice cranberry blends since their introduction in the fall of 1996 through March 29, 1998; (ii) the comparative percentage market share of the Company's NORTHLAND brand 100% juice cranberry blends compared to the competition in all sizes and in the 64-ounce bottle size only (which is the only bottle size the Company currently has generally available in national distribution); and (iii) the increasing ACV in which NORTHLAND juice is being distributed nationwide, as well as the dollar sales per percentage point of supermarket distribution of the Company's NORTHLAND brand 100% juice cranberry blends over the indicated periods:

    The first graph is a bar graph depicting the Company's market share in the United States supermarket bottled shelf-stable cranberry beverage market for various 12 week periods from late 1996 to the present. The "y" axis shows percentages from 1% to 15%, while the "x" axis shows dates (in four-week increments) from October 6, 1996 through March 29, 1998. The following lists the data points comprising each bar in the graph:

                        [GRAPH--PLOTTING POINTS TO COME]

    The second graph consists of two separate pie graphs; one depicts market share percentages of various competitors in the United States supermarket bottled shelf-stable cranberry beverages market including all bottle sizes, while the second depicts the same information with respect to 64-ounce bottle size alone. The data points for each pie graph are as follows:

                        [GRAPH--PLOTTING POINTS TO COME]

    The third graph depicts both the percentage ACV of Northland brand 100% juice products and its sales per percentage point of supermarket distribution. The graph is a line graph superimposed over a bar graph. The line graph corresponds to a "y" axis on the left side of the graph and represents sales per percentage point of supermarket distribution. The bar graph corresponds to a "y" axis on the right side of the graph and represents percentage ACV. The "x" axis lists various dates from April 21, 1996 through March 29, 1998 in four-week increments. The data points for each graph are as follows:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          % MARKET SHARE
Source: IRI 12 Weeks Ending
3/29/98
Shelf Stable Cranberry Beverages
Total U.S.
ALL SIZES
NORTHLAND                               14.2%
PRIVATE LABEL                           18.3%
OTHER                                    4.8%
APPLE & EVE                              3.4%
LANGERS                                  2.7%
OCEAN SPRAY                             56.6%
64oz ONLY
NORTHLAND                               23.6%
PRIVATE LABEL                           21.6%
OTHER                                    2.7%
APPLE & EVE                              2.9%
LANGERS                                  1.8%
OCEAN SPRAY                             47.4%

STRATEGIC MINOT ACQUISITION

    On May 20, 1998, Northland entered into a definitive agreement pursuant to which a newly-created subsidiary will purchase substantially all of the assets, and assume certain liabilities, of Minot for $35.6 million in cash and $2.0 million in unregistered Class A Common Stock. Minot, located in Bridgeton, New Jersey (60 miles southeast of Philadelphia, Pennsylvania), produces, markets, sells and distributes primarily cranberry-based private label products, including sauces and a wide variety of non-cranberry based private label juice products. Minot's customers are located mostly in the eastern United States, but Minot also sells to national accounts. Minot also manufactures and sells its own MINOT branded juice products. For its fiscal year ended June 30, 1997, Minot reported sales of $41.4 million.

    The closing of the Minot Acquisition is subject to certain limited conditions, including (i) the Company obtaining financing for the cash portion of the purchase price; (ii) the absence of certain pending or threatened litigation; (iii) the expiration or early termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act; (iv) the receipt of certain required consents and approvals; (v) the purchase by Minot for resale to the Company's subsidiary of a certain freezer owned by an affiliated person; and
(vi) certain other customary conditions. The Company has agreed to use its commercially reasonable best efforts to effect this offering or obtain alternative equity or debt financing on or before September 30, 1998 (or on or before December 31, 1998, at Minot's option) in order to fund the cash portion of the purchase price of the Minot Acquisition. See "Risk Factors--Risks Relating to the Minot Acquisition." As part of the Minot Acquisition, a three-year employment agreement will be entered into between Northland's subsidiary and the sole owner of Minot, Michael A. Morello. Mr. Morello will be employed as the President of Northland's subsidiary with principal responsibility for directing the marketing and sale of Northland's private label products after the closing. See "Use of Proceeds."

    The Company believes the Minot Acquisition will further its MARSH TO MARKET strategy by providing Northland with the opportunity to significantly expand its current limited presence in the private label juice market. The Company anticipates that the Minot Acquisition will provide well-established private label customer relationships, a juice manufacturing facility, an extensive private label distribution network and significant private label management experience and expertise. The Company also believes the Minot Acquisition will allow it to increase branded product sales through product line expansion and diversification. The Company believes the Minot Acquisition will allow Northland to offer category management opportunities to supermarkets and other retailers through the sale of combined branded and private label packages, including a broad variety of non-cranberry private label juice products, as well as cranberry sauce and other products. See "Risk Factors--Risks Relating to the Minot Acquisition."

    The Company plans to realize substantial operating and distribution cost savings and other synergies from the Minot Acquisition, particularly by substantially reducing the inventory cost of Minot's supply of cranberries by utilizing Northland's lower-cost internally grown supply of cranberries in the manufacture of Minot's cranberry products. The Company also believes it can realize cost savings and other synergies by reducing its reliance on third party bottlers and co-packers by manufacturing some of its own products at Minot's juice manufacturing and bottling facility. See "Risk Factors--Risks Relating to the Minot Acquisition." In addition, the Company believes that the facilities acquired in the Minot Acquisition will allow it to (i) reduce transportation costs by shipping cranberries grown on its Massachusetts properties to Minot's facilities (instead of Northland's facilities in Wisconsin) for pressing and concentrating; (ii) reduce distribution costs and lead-times to customers located in the eastern United States; and (iii) provide additional dry and cold storage for Northland's cranberry inventory. See "Business--Properties."

OPERATING STRATEGIES

    Northland has implemented its MARSH TO MARKET vertical integration strategy by adding value to its raw cranberry supply, thereby increasing the potential return to the Company from each barrel of its raw cranberries. The Company adds value from MARSH TO MARKET in the following ways:

    - ADDING VALUE TO ITS CRANBERRIES. After raw cranberries are harvested by Northland during the fall of each year, each barrel's profitability to Northland depends on the extent of value-added actions it undertakes in order to process its raw cranberries into a final product for resale. Northland's value-added efforts direct its raw cranberry supply into a product mix which can best maximize Northland's per barrel profit potential based on customer demand and subject to industry and other market conditions. Northland has the following different principal product options into which it can process its raw cranberries, listed below in order of relative return per barrel potential:

       -- BRANDED JUICE--processing, pressing and either concentrating or formulating its raw cranberries into a pre-mixed juice blend for bottling and sale principally to supermarket chains as NORTHLAND brand 100% juice cranberry blends;

       -- PRIVATE LABEL JUICE--processing, pressing and either concentrating or formulating its raw cranberries into single-strength juice for bottling and sale to supermarket chains and other retail sellers as private label cranberry juice products;

       -- FRESH CRANBERRIES--using specialized harvesting and processing methods to package its raw cranberries as NORTHLAND brand seasonal fresh cranberries in 12-ounce polyurethane bags for sale to wholesale produce distributors, food brokers and supermarket chains for Thanksgiving and Christmas consumption; or

       -- CONCENTRATE AND OTHER INDUSTRIAL PRODUCTS--processing, pressing and concentrating its raw cranberries into cranberry juice concentrate or frozen whole or sliced cranberries for sale to industrial and foodservice accounts.

      The Company has focused its operating strategy in the areas of branded and private label juice in order to best maximize the Company's per barrel profit potential.

    - ADDING VALUE TO THE SUPERMARKET RETAILER. The Company markets its NORTHLAND brand 100% juice line as a premium product which adds value for the benefit of the supermarket retailer from the standpoints of product differentiation, increased category trade spending, increased product competition and increased profitability. In marketing its branded juice to supermarket retailers, Northland emphasizes the potential for retailers to realize higher gross margins (principally due to Northland's premium price), as well as faster inventory turns (principally resulting from Northland's advertising, couponing and trade promotional support programs), in both cases compared to other competing cranberry drink and cocktail products.

    - ADDING VALUE TO THE INDIVIDUAL CONSUMER. Northland believes it has been able to gain market share by offering individual consumers a high quality, great tasting, healthy and differentiated branded juice product. NORTHLAND'S 100% juice cranberry blends compete against other cranberry juice and drink products, most of which are made up of much less than 100% juice. For example, Ocean Spray's traditional cranberry cocktail contains only 27% juice, and otherwise contains high fructose corn syrup and water. Like the historically offered products of Ocean Spray, most other competitors' cranberry drinks or cocktails also use sugar or high fructose corn syrup additives as sweeteners and water as fillers. As a result of its 100% juice content and relatively small additional cost compared to competitive cranberry drink and cocktail products which do not contain 100% juice, the Company believes individual consumers perceive greater value in purchasing NORTHLAND brand 100% juice blends.

GROWTH STRATEGIES

    Northland believes it is well-positioned to accelerate its revenue and earnings growth in both the branded and private label markets. Northland's strategies for accelerating its revenue and earnings growth include taking the following steps:

    - ACCELERATING THE GROWTH OF NORTHLAND BRAND JUICES. The Company believes there are a number of opportunities to accelerate the sales growth of NORTHLAND brand 100% juice products by:

       -- INCREASING SALES TO ITS EXISTING CUSTOMER BASE--Northland plans to use a portion of the net proceeds of this offering to further increase its marketing expenditures, and in particular its national television advertising campaign, to further increase its same store sales and market share. Because Northland's products have now achieved relatively broad nationwide supermarket presence, the Company believes it is in a better position to focus more of its marketing efforts on promoting NORTHLAND brand name recognition and building long-term brand equity, further increasing same store sales, as well as increasing the number of bottle sizes offered on supermarket shelves. The Company believes that the recent announcement by Ocean Spray of its planned introduction of a product line of 100% juice cranberry blends into nationwide distribution in direct competition with NORTHLAND brand juice may create additional competitive growth opportunities for the Company and may contribute to further growth of the 100% juice cranberry blends category to the detriment of the cranberry drinks and cocktails of Ocean Spray and other competitors.

       -- INCREASING SALES TO NEW CUSTOMERS AND THROUGH NEW DISTRIBUTION
          CHANNELS--As of March 29, 1998, according to IRI data, the Company had achieved distribution in supermarkets representing approximately 76% ACV. The Company intends to continue aggressively expanding the number of supermarkets nationwide in which its juice products are sold. The Company also believes the Minot Acquisition will create new opportunities for selling Northland products to Minot's customers and Minot products to Northland's customers. The Company is also pursuing increased distribution of its products to mass merchandisers, drug and discount stores and foodservice accounts and is developing an entry strategy into convenience stores.

       -- INTRODUCING NEW BOTTLE SIZES AND PRODUCTS--To further increase shelf space, improve shelf position and enhance overall category market share, Northland has begun to introduce new bottle sizes, including a 46-ounce plastic bottle in retail supermarkets (which includes the Company's newest flavor, cranberry blackberry), and a gallon plastic bottle size and 16-ounce plastic bottle multi-packs in warehouse clubs.

    - EXPANDING PRESENCE IN THE PRIVATE LABEL MARKET. As a result of the Minot Acquisition, Northland believes that it can significantly expand its private label juice sales by combining its attributes as the world's largest cranberry grower and its resulting low cranberry cost efficiencies, together with Minot's well-established private label customer relationships, self-contained manufacturing facility, excellent reputation, broad private label distribution network and expertise in private label fruit juice processing, bottling and marketing. As a result of its expanded product line and enhanced presence in the private label juice and cranberries product market expected to result from the Minot Acquisition, Northland believes it can offer category management opportunities to supermarkets and other retailers and increase its shelf space and overall category market share by introducing and promoting the sale of combined branded and private label product packages, including a broad variety of non-cranberry private label juice products, as well as cranberry sauce and other products.

    - EXPLORING ADDITIONAL POTENTIAL STRATEGIC ACQUISITIONS. The Company intends to explore additional potential strategic acquisitions of other branded and/or private label juice and beverage manufacturers and distributors where there may exist opportunities to leverage the Company's key strengths, complement and expand the breadth and variety of the Company's product offerings and/or provide synergies and cost efficiency opportunities to the Company's operations. The Company also intends to continue exploring additional potential acquisitions of other cranberry growing properties. See "Business--Cranberry Supply; Increasing Internal Supply through Marsh Acquisitions." The Company frequently engages in discussions and negotiations with potential acquisition candidates; however, other than with respect to the Minot Acquisition, as of the date of this Prospectus, the Company has not entered into any definitive agreement to acquire any such potential candidates. See "Risk Factors--Availability and Integration of Potential Future Acquisitions."

    The Company believes it has established a national infrastructure of juice manufacturing and food and beverage broker relationships sufficient to allow it to service all major national customer accounts and support substantial sales gains. The Company also believes that it has established an experienced and effective sales and marketing team of 17 individuals to direct and achieve further branded juice sales increases, led by Chairman and Chief Executive Officer, John Swendrowski, and President and Chief Operating Officer, Jerold Kaminski. Mr. Kaminski joined Northland in June 1997 after an 18-year career at General Mills Corporation in various branded food products divisions. Mr. Kaminski most recently served General Mills as a Corporate Vice President and Vice President-Marketing and Sales for General Mills' Gold Medal Division, where he directed marketing and sales of such well-known consumer products as Betty Crocker desserts, Bisquick products and Gold Medal flour. The Company also believes that its employment of the sole shareholder of Minot, Michael A. Morello, after consummation of the Minot Acquisition to direct the marketing and sale of the Company's private label products will substantially improve the Company's ability to successfully compete in this market. See "Management--Directors and Officers."

INDUSTRY OVERVIEW

    Based on available industry data, the fruit beverage industry exceeded $13.0 billion in sales in 1997. The fruit beverage industry is generally divided into fruit juice (made from 100% juice) and fruit drinks and cocktails (made from less than 100% juice, mixed with other dilutive ingredients). Cranberry beverage products, including Ocean Spray's, are typically categorized as fruit drinks and cocktails.

    The supermarket bottled shelf-stable fruit beverage market was approximately $2.6 billion in sales in 1997 according to IRI data and other industry estimates, with bottled shelf-stable cranberry beverage supermarket sales of approximately $728 million.

    As illustrated in the table below, based on IRI data, for the 52-week period ended December 7, 1997, cranberry juice and drink sales led the bottled shelf-stable fruit beverage market for supermarket sales with a 28% market share:

                                                                                 MARKET SHARE OF
JUICE CATEGORY                                                                  SUPERMARKET SALES
---------------------------------------------------------        1997         ---------------------
                                                           SUPERMARKET SALES
                                                           -----------------
                                                              (MILLIONS)
Cranberry................................................      $     728                   28%
Fruit drinks.............................................            506                   19
Apple....................................................            452                   17
Grapefruit...............................................            212                    8
Grape....................................................            154                    6
Vegetable/tomato.........................................            123                    5
Fruit juice blends.......................................            109                    4
Prune....................................................             79                    3
Other juice drinks and cocktails.........................            279                   10
                                                                  ------                  ---
  Total market...........................................      $   2,642                  100%
                                                                  ------                  ---
                                                                  ------                  ---

    Cranberry beverages are typically sold as shelf-stable cranberry juice cocktail, shelf-stable cranberry blended fruit drinks (cranberries blended with one or more combinations of fruits, including apples, raspberries, strawberries, cherries and grapes), frozen concentrate, shelf-stable concentrate and refrigerated juices and drinks. Within the consumer retail cranberry products market, the industry can be divided between branded products, which principally include Ocean Spray as well as the Company's NORTHLAND brand, and the private label products of supermarket chains and mass merchandisers. Private label products are sold by the manufacturer directly to supermarket wholesalers and retailers who then market the products under their own store labels.

    Based on IRI data, for the 52-week period ended March 29, 1998, dollar sales of the bottled shelf-stable cranberry beverage segment increased by 2.7% over the prior 52-week period, although dollar sales data for the last 12-week period reflected a decrease in dollar sales over the prior year's comparable 12-week period. The Company believes that, based on IRI data, this increase in product category growth over such 52-week period was largely driven by the 120.8% growth in the dollar sales of bottled shelf-stable 100% juice cranberry beverage segment for such 52-week period over the prior year. In contrast, dollar sales of bottled shelf-stable cranberry drinks and cocktails (I.E., beverages containing less than 100% juice) for the 52-week period ended March 29, 1998 declined by 4.8% from the prior year's period. The Company believes this data supports the Company's belief that NORTHLAND 100% juice cranberry blends are stimulating overall category growth in the bottled shelf-stable cranberry beverage segment.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            CATEGORY GROWTH
SS Bottled Cranberry Beverages - Total
U.S.
Juice Drinks                                 -4.80%
100% Juice                                   120.8%
Source IHI, 52 weeks ending 3/29/98

PRODUCTS

    GENERAL

    The Company's current product line includes NORTHLAND brand 100% juice cranberry blends, private label cranberry products, NORTHLAND brand fresh cranberries, cranberry concentrate, and other cranberry products.

    NORTHLAND BRAND 100% JUICE CRANBERRY BLENDS

    In October 1995, the Company introduced its NORTHLAND brand 100% juice cranberry blends into selected Midwestern markets. The new product line was the result of two years of product development and consumer testing. Beginning the roll-out in Wisconsin and then expanding into other Midwestern states, NORTHLAND brand 100% juice cranberry blends achieved full national distribution in fiscal 1997 and, as of March 29, 1998, NORTHLAND 100% juice cranberry blends were available in all 50 states and in approximately 23,000 supermarkets representing approximately 76% ACV.

    The Company currently offers eight flavors of NORTHLAND brand 100% juice, including traditional cranberry, cranberry blackberry, cranberry cherry, cranberry grape, cranberry apple, cranberry peach, cranberry raspberry and cranberry strawberry. Through March 29, 1998, an average of 4.5 flavors were in distribution in 64-ounce plastic bottles on the shelves at supermarkets nationwide. The Company intends to increase the average number of juice flavors available on supermarket shelves. See "Business--Growth Strategies."

    Only one bottle size, 64-ounce, of NORTHLAND brand 100% juice has been generally available in national distribution. However, Northland has recently begun to introduce new bottle sizes, including a 46-ounce plastic bottle in retail supermarkets (which includes the Company's newest flavor, cranberry blackberry), and the gallon plastic bottle size and 16-ounce plastic bottle multi-packs in warehouse clubs. The Company is also developing an entry strategy to introduce 16-ounce plastic single-serve sizes into convenience stores. The Company is developing for future introduction additional bottle sizes and combinations.

    PRIVATE LABEL JUICE

    The Company believes that the sale of private label cranberry beverages, often produced to be a national brand match and appearing on shelves as a particular store brand, offers Northland the opportunity to complement and enhance its branded juice business. Unlike the Company's NORTHLAND brand juices, the Company's private label cranberry drinks are not 100% juice products. The Company's private label cranberry drinks contain substantially the same percentage of cranberry juice as many other competitive private label cranberry drink lines. Following the Minot Acquisition, the Company anticipates being able to offer additional private label products currently offered by Minot, including private label jellied and whole cranberry sauce, cranberry juice cocktail, cranberry juice blends, fruit juice products (including apple, orange, pineapple, grape, grapefruit and lemon juice), sports drinks and ready-to-drink teas.

    FRESH CRANBERRIES

    The Company began packaging and selling fresh cranberries in 12-ounce polyurethane bags under its NORTHLAND brand name in the fall of 1993 as its initial step towards directly selling its own value-added branded cranberry products to retail consumers. Northland intends to continue this value-added aspect of its business, although as a percent of the Company's total revenues, sales of fresh cranberries are expected to substantially decrease as a result of anticipated increases in branded product sales and its anticipated expanded presence in the private label market as a result of consummating the pending Minot Acquisition. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

    CRANBERRY CONCENTRATE AND OTHER INDUSTRIAL PRODUCTS

    The Company produces and sells cranberry concentrate and, to a lesser extent, single-strength cranberry juice and frozen whole and sliced cranberries, to industrial customers such as food processors and foodservice companies.

MARKETING AND SALES

    NORTHLAND 100% JUICE CRANBERRY BLENDS

    To date, the Company's NORTHLAND brand 100% juice cranberry blends have principally been sold nationally only in supermarkets, which is the single largest channel for sales of fruit beverages; however, the Company has been pursuing distribution of its NORTHLAND brand juice product line in non-supermarket channels, including warehouse club stores, mass merchandisers, drug stores, convenience stores, superstores and others.

    The Company's marketing strategy and focus for its NORTHLAND 100% juice cranberry blend product line is to highlight the differences in quality, flavor and nutritional content between NORTHLAND brand 100% juice cranberry blends and the competing products of Ocean Spray and others containing lesser juice content. A principal focus of the Company's branded product marketing campaign has been increasing consumer awareness of NORTHLAND brand 100% juice content compared to the substantially lower juice content of the non-100% juice drinks and cocktails of competitive products. The Company believes that its national television advertising campaign has been successful in better clarifying the difference between the Company's 100% juice products and the non-100% juice drinks and cocktails of Ocean Spray and other competitors.

    To implement its marketing strategy, in fiscal 1997, the Company developed and coordinated media advertising plans, consumer and sales promotion programs, market research and public relations for the NORTHLAND 100% juice cranberry blend product line. The Company expanded its regional television campaign, which began in early fiscal 1997, by developing a national television advertising campaign in connection with the national rollout of its branded juice product line. During the first half of fiscal 1998, the Company continued to aggressively promote its branded juice product line through increased television advertising and by continuing its trade and price promotion plan, consisting of seasonal merchandising to increase in-store visibility of Northland's products and a coupon plan to provide strong trial incentives to first-time buyers and repurchase incentives to established users, as well as to help increase awareness of the NORTHLAND name and reinforce the Company's 100% juice message. The Company also believes that its coupons help demonstrate to the retail community a commitment to NORTHLAND brand and help ensure that retail shelf movement meets customers' sales benchmarks. For the individual consumer, the Company believes that its coupons often make Northland's premium price products substantially equal in net price to competitive products and can serve as an incentive to prompt purchase. The Company also provides periodic promotional allowances to retailers and wholesalers. These programs are scheduled so as not to compete with media and coupon activity to provide continual support for the NORTHLAND brand and spread both fixed and variable costs across the greatest amount of product sold. The Company also has a long-term licensing agreement with the Ladies Professional Golf Association which provides that NORTHLAND brand 100% juice cranberry blends are the official juice of the LPGA.

    At the beginning of fiscal 1998, Northland anticipated spending approximately $24.0 million on advertising, promotion and slotting expenses in support of its brand in fiscal 1998, compared to $9.0 million in fiscal 1997. The Company spent $13.0 million on promoting its brand during the first half of fiscal 1998 and intends to use a portion of the net proceeds of this offering to further increase its marketing expenditures, and in particular its national television advertising campaign, to continue raising consumer awareness of the NORTHLAND brand name and more clearly differentiating its NORTHLAND 100% juice cranberry blend line of products from its competition.

    On June 9, 1997, the Company hired Jerold D. Kaminski to serve as the Company's President and Chief Operating Officer, with principal responsibilities for the continued implementation of the Company's MARSH TO MARKET strategy, and with particular emphasis on directing and implementing marketing and sales strategies for the NORTHLAND brand. Mr. Kaminski has extensive management experience in the food industry (and in particular with the marketing and sale of branded grocery products). Mr. Kaminski joined Northland after an 18-year career at General Mills Corporation in various branded food products divisions, most recently as a Corporate Vice President and Vice President-Marketing and Sales for General Mills' Gold Medal Division. At General Mills, Mr. Kaminski supervised the marketing of such well known consumer products as Betty Crocker desserts, Bisquick products and Gold Medal flour. Prior to that, Mr. Kaminski served as the Director of Marketing for General Mills' Food Service Division. See "Management--Directors and Officers."

    The Company employs a Director of Marketing (with over 20 years of marketing experience in the food and consumer products industries), a marketing coordinator and support staff personnel to oversee marketing of the Company's branded juice product line. The Company also internally staffs a creative services department to assist in marketing and promotional efforts. See "Business--Employees."

    The Company's branded juice sales are coordinated by a Director of Sales and a National Sales Manager-Branded Products (who together have over 35 years of sales experience in the food and consumer products industries), as well as six regional sales managers, each with over 15 years of sales experience. The Company's sales staff has extensive sales experience working for companies such as Campbell Soup Co., Nabisco Holdings Corp. and Veryfine Products, Inc. The Company's sales staff directs distribution and sale of its branded juice products through a network of approximately 60 independent food brokers with market coverage in all 50 states.

    PRIVATE LABEL CRANBERRY JUICE AND OTHER PRIVATE LABEL PRODUCTS

    In addition to the national rollout of the Company's branded juice produce line, an important element of its MARSH TO MARKET strategy has been the development of private label cranberry and non-cranberry juice drink products for sale to supermarket chains, mass merchandisers, warehouse clubs and other retailers. The Company believes the expanded distribution and sale of private label products will allow it to further leverage its core growing, manufacturing, marketing and sales capabilities. In addition, the Company believes that a greater presence in the market for private label products would improve its operational efficiencies and increase the Company's presence and importance to retailers in all channels of distribution. Northland has identified and targeted high profile retail customers and is aggressively pursuing these customer prospects; however, the Company has experienced intense price competition in the private label market and has to date been unable to overcome the well-established supply relationships that competitors maintain with many key customer accounts and the slow customer approval process for new suppliers. In fiscal 1997, Northland secured its first customer commitment for private label cranberry juice products from a supermarket chain operating in a multi-state area of the Midwest. The Company believes that it can significantly expand its private label business through the Minot Acquisition. The Company believes it will be able to realize substantial private label sales by increasing Minot's business with its existing private label customer base and through the addition of new private label customers.

    Minot has been in the business of manufacturing and marketing primarily cranberry-based private label products since 1923. Minot has long-standing relationships with a base of nationally recognized private label retailers, most of which are located in the eastern United States. As an approved supplier to these customers, Minot generally is one of several approved suppliers who actively seek a share of these customers' business for private label drink and sauce products. An approved supplier's share of a customer's business is most often determined by submitting the most attractive pricing. It is the Company's belief that Minot can quickly and significantly increase its share of business with current customers through more attractive pricing resulting from the lower cost supply of Northland's internally-grown cranberries as opposed to the higher price Minot currently pays for the cranberries it purchases from other growers. The Company also believes Minot's more attractive pricing, excellent reputation in the private label business, self-contained manufacturing capabilities (in conjunction with the Company's existing co-packer network), and private label marketing and sales expertise will significantly increase the likelihood of attracting new private label customers.

    After consummation of the Minot Acquisition, Michael A. Morello will be employed as President of the Company's newly-established private label subsidiary which is purchasing Minot's assets. Mr. Morello will be responsible for directing the marketing and sales of Northland's private label products nationally. See "Business--Strategic Minot Acquisition."

    NORTHLAND BRAND FRESH CRANBERRIES

    The Company markets NORTHLAND brand fresh cranberries to retail and wholesale customers during the months of October through December of each year, selling direct or via commissioned wholesale produce distributors and food brokers. Based on IRI data, fresh cranberries is a $28 million category in United States supermarkets. Over the past three years, the NORTHLAND brand has averaged an approximate 18% market share of the supermarket fresh cranberries market.

    CRANBERRY CONCENTRATE AND OTHER INDUSTRIAL PRODUCTS

    The Company sells cranberry concentrate, single-strength cranberry juice and frozen whole and sliced cranberries to industrial customers, such as food processors and foodservice companies. Cranberry concentrate is currently Northland's principal industrial product in terms of sales volume. The Company's industrial customer base includes several major food processing firms. Sales of these industrial cranberry products are subject to the market availability of raw cranberries and are very price competitive. The Company believes that its position as the world's largest cranberry grower and its ability to internally process and concentrate its own supply of raw cranberries allows it to offer a reliable long-term supply of high quality, competitively priced cranberry products to its industrial customers.

    In fiscal 1996, the Company entered into an agreement with Rudolph Wild GmbH & Co. ("Wild") to supply Wild with cranberry concentrate for Wild's production of fruit juice and other beverages for distribution exclusively in international markets. Wild is one of Europe's largest suppliers of natural ingredients for the production of soft drinks and other fruit beverages. The Company has a commitment to sell cranberry concentrate to Wild over the next two fiscal years.

    CRANBERRY SAUCE

    Consummation of the Minot Acquisition will allow the Company to enter the market for cranberry sauce. Based on IRI data, United States supermarket sales of cranberry sauce during 1997 exceeded $110 million, with additional volume sold in other channels such as warehouse club stores and mass merchandisers. Similar to fresh cranberries, cranberry sauce sales are predominantly made during the latter part of each calendar year in association with Thanksgiving and Christmas holiday consumption. According to IRI data, the cranberry sauce business is currently dominated by Ocean Spray with approximately a 66% market share, with private label sales comprising approximately 29% of the market share. The Company also believes that after the Minot Acquisition there will be an opportunity for it to market and sell NORTHLAND brand cranberry sauce to both retailers and individual consumers as an alternate to Ocean Spray's branded sauce line.

PROCESSING AND DISTRIBUTION

    Another integral part of the Company's MARSH TO MARKET strategy is its capability to internally process its harvested and purchased raw cranberries at the Company's 150,000 square foot receiving station and fresh fruit packaging facility in Wisconsin Rapids, Wisconsin. Raw cranberries harvested from the Company's marshes or purchased from independent suppliers are brought to the receiving station, which is capable of cleaning, drying and electronically color sorting incoming fresh fruit. Raw cranberries which are to be sold as fresh fruit during the Thanksgiving and Christmas holiday seasons are stored in a temperature-controlled facility until they are hand-sorted, packaged and distributed to food brokers, wholesalers or supermarkets for sale as NORTHLAND brand fresh cranberries. Raw cranberries which are to be used to make other consumer cranberry products are cleaned, sorted and stored in the Company's 65,000 square foot freezer facility until they are sent to the Company's 16,000 square foot juice pressing and concentrating facility, which was constructed in fiscal 1996. Stored raw frozen cranberries can maintain their quality for several years. The concentrating facility, which is capable of concentrating juice from up to 400,000 barrels of raw cranberries annually and has significant available space for expansion, processes raw cranberries into concentrate or single-strength juice. The Company also produces a pre-mixed product formulation (or "pre-mix") by formulating single-strength cranberry juice with other fruit juices, which is then shipped to co-packers for bottling and packaging NORTHLAND branded juice products. The Company believes its capability to internally process cranberries increases its ability to control the distribution and sale of its branded juice products and other value-added consumer and industrial cranberry products.

    In addition to the Company's existing facilities, Northland will acquire in the Minot Acquisition (i) a 93,000 square foot dry warehousing, receiving and shipping facility; (ii) an 80,000 square foot processing plant; (iii) four cold storage facilities, totaling approximately 60,000 square feet, which store berries, concentrates and raw materials for production of cranberry sauce and fruit juices; (iv) a 50,000 square foot manufacturing and bottling facility; and
(v) additional office space. These Minot facilities are expected to allow the Company to (i) reduce transportation costs by shipping cranberries grown on its Massachusetts properties to Minot's facilities for pressing and concentrating;
(ii) reduce distribution costs and lead-times to customers located in the eastern United States; and (iii) provide additional dry and cold storage space for inventory. See "Business--Strategic Minot Acquisition."

    The Company maintains co-packing agreements with three food manufacturers, including Seneca Foods Corporation and Sunsweet Growers, Inc., to formulate and bottle its processed cranberry blends in six strategic locations nationwide:
Mountain Home, North Carolina; Dundee, New York; Jackson, Wisconsin; Prosser, Washington; Yuba City, California; and Fort Gibson, Oklahoma. The Company delivers pre-mix or concentrate to these co-packers, who then re-formulate, bottle and package the Company's branded juice products for delivery. The Company's transportation department contracts with independent carriers to distribute the bottled products to various supermarkets and retail outlets. The Company believes that utilizing strategically located co-packers helps lower its freight and production costs, as well as allows for timely response to customer demands.

CRANBERRY SUPPLY

    GENERAL

    The Company believes an important factor in its successful implementation of its MARSH TO MARKET strategy is controlling a significant and reliable supply of cranberries through its own growing efforts and purchasing raw cranberries from other growers. Northland is the world's largest cranberry grower, with more planted acres of cranberries owned or leased than any other grower. As of February 28, 1998, Northland owned or operated approximately 2,548 planted acres in Wisconsin and Massachusetts and owned or leased over an additional 20,000 acres of supporting marsh acreage. See "Business--Properties." The Company utilizes its significant internally harvested supply of raw cranberries from its owned and operated acres for a substantial majority of its fruit distribution needs. Northland believes it has a competitive advantage over other independent cranberry juice product processors and marketers since its position as the world's largest single grower of cranberries gives it the capability to supply itself internally with a significant and reliable, lower-cost source of raw cranberries rather than having to rely on higher-cost third party suppliers. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." The combination of existing environmental regulations which currently restrict the development of wetlands and the long lead-time and significant capital costs required to develop new marshes to full productivity have restricted the planting of significant additional cranberry producing acreage in the United States. See "Business--Regulation."

    INTERNALLY GROWN AND PURCHASED SUPPLY

    In the fall of 1997 (i.e., fiscal 1998), the Company harvested a record 417,000 barrels of raw cranberries from 2,243 harvested acres on 25 marshes. This large harvest was due in part to the maturation of hybrid high-yield cranberry vines which the Company planted in its internal expansion program in prior years, combined with favorable weather and overall good growing conditions throughout the cranberry crop producing regions. In the fall of 1996 (i.e., fiscal 1997), the Company harvested 293,000 barrels from 2,107 harvested acres on 24 marshes.

    The Company also purchases raw cranberries from other growers to supplement its own harvested crop. In fiscal 1998, Northland purchased approximately 104,000 barrels of raw cranberries from other independent growers, compared to approximately 62,000 barrels in fiscal 1997. The Company has entered into multi-year crop purchase contracts with 27 independent cranberry growers to purchase all of the raw cranberries harvested from an aggregate of 1,557 planted acres. These contracts extend through the fall 1998 harvest and terminate on various dates thereafter, subject to renewal options. The Company expects the quantity of raw cranberries purchased under its existing contracts to increase over the next several years as the contracted marsh acreage matures and becomes more productive. However, there can be no assurance that these existing contracts will be renewed upon expiration.

    The following table shows certain information regarding the Company's cranberry marshes and production for the fiscal years indicated:

                                                                        FISCAL YEAR
                                            --------------------------------------------------------------------
                                                1998          1997          1996          1995          1994
                                            (25 MARSHES)  (25 MARSHES)  (23 MARSHES)  (21 MARSHES)  (18 MARSHES)
                                            ------------  ------------  ------------  ------------  ------------
Total planted acres.......................        2,548         2,548         2,368         2,257         1,982
Total acres harvested.....................        2,243         2,107         1,935         1,813         1,519
Total barrels of production...............      417,000       293,000       287,000       254,000       192,000

    As a result of existing domestic regulatory constraints on the development of wetlands, the Company does not anticipate planting significant additional domestic acreage in the near future. The Company intends to continue attempting to increase its internal supply principally through pursuing additional marsh property acquisitions and entering into additional crop purchase agreements. See "Business--Regulation."

    INCREASING INTERNAL SUPPLY THROUGH MARSH ACQUISITIONS

    Since its inception, Northland has pursued a business strategy of aggressively increasing its internal cranberry supply through marsh acquisitions. For the period from immediately prior to its initial public stock offering in August 1987 through February 28, 1998, the Company has added, through acquisitions or leases, a total of 20 marsh properties. During this period, total planted acreage has increased 656%, from 337 acres to 2,548 acres, through acquisitions and the Company's internal planting program. In fiscal 1997, the Company acquired two separate marsh properties in Wisconsin consisting of a total of 181 planted acres. These acquisitions increased the Company's total planted acreage as of February 28, 1998, to approximately 2,548 acres on 25 properties, with over 20,000 total support acres. The Company intends to continue pursuing the expansion of its productive capacity through the cost-effective acquisition or lease of additional cranberry marshes. The Company evaluates potential acquisition opportunities and determines a range of potential purchase prices based on several factors, including (i) historical and prospective productive cranberry yield; (ii) existing and future production expansion potential; (iii) the amount, type and condition of equipment being purchased; (iv) the type of facilities associated with the operation; (v) existing marsh management; and (vi) potential synergies with Northland's existing marsh locations. Although the Company is frequently involved in discussions and negotiations concerning potential marsh acquisitions, as of the date of this Prospectus, the Company has not entered into any definitive agreements to acquire any new marsh property. See "Risk Factors--Availability and Integration of Future Acquisitions."

    AGRICULTURAL FACTORS IN CRANBERRY PRODUCTION

    The quality and quantity of raw cranberries produced in any given year is dependent upon certain external agricultural factors over which the Company has little or no control. Extremes or significant variations in temperature, excessive or inadequate precipitation levels, storms and hail, or crop infestations can all adversely impact the production in any crop year or years. While the Company has attempted to mitigate the adverse effects that these factors may have on its internal cranberry production, the Company's cranberry production still remains substantially subject to these agricultural factors.

    In addition to some geographical diversity in the location of its marshes, the Company maintains federally-subsidized multi-peril crop insurance coverage for all of its marshes as part of its efforts to minimize the effects of adverse agricultural occurrences. The policies insure against unavoidable loss of production resulting from adverse agricultural conditions, including hail, fire, insects, plant disease, wildlife, human tampering and malicious damage to the bogs and the failure of an irrigation system water supply due to an unavoidable cause. Each of these multi-peril policies insures up to 75%, the maximum coverage currently available, of the previous 10 years' average crop yield on the covered marsh's insured acreage at an effective rate for fiscal 1998 of $66 per barrel of insured lost production (rather than the price which could have been received by actually harvesting and delivering or selling such barrel). These insurance policies do not cover destruction or spoilage of the Company's crop after its harvest.

    In addition to maintaining insurance, the Company attempts to reduce the effects of adverse agricultural occurrences through careful crop and marsh management. Each of the Company's properties typically has a marsh manager and one or two assistant marsh managers who work closely with senior Company management to monitor the crop, decide on crop management strategies, and implement and supervise the work on a year-round basis.

COMPETITION

    GENERAL

    The markets for consumer cranberry products in which the Company participates are intensely competitive and are substantially all dominated by Ocean Spray. Ocean Spray, an agricultural marketing cooperative entitled to limited protection under federal antitrust laws, has over 750 member-growers of cranberries, representing approximately 70% of all cranberry production in North America and reported sales of over $1.4 billion for its fiscal year ended August 31, 1997. Ocean Spray has significantly more experience than the Company in the fruit juice and branded consumer cranberry products markets, substantially greater brand name recognition, substantially greater marketing and distribution resources, substantially greater market penetration and a substantially wider variety of sizes and flavors of branded cranberry-based fruit juices and consumer cranberry products than the Company. There can be no assurance that the Company will be successful in competing against Ocean Spray or others. See "Risk Factors--Competition."

    BRANDED JUICE

    The Company's NORTHLAND brand 100% juice cranberry blends compete nationally principally with Ocean Spray's branded cranberry drinks and cocktails, as well as the branded cranberry juice, drinks and cocktails of other regional and local manufacturers, private label cranberry juice, drink and cocktail products and other juice and beverage products. For the 12-week period ended March 29, 1998, Ocean Spray had a leading market share of approximately 56.6% of the bottled shelf-stable cranberry beverage market, compared to 14.2% for Northland with the second leading single company market share. The NORTHLAND brand 100% juice cranberry blends are marketed by the Company as premium products compared to other competing cranberry juice products, most of which are made up of much less than 100% juice. For example, Ocean Spray's cranberry juice cocktail contains 27% cranberry juice and otherwise consists of high fructose corn syrup and water. Like the historically offered products of Ocean Spray, most competitors' drinks and cocktails use sugar or high fructose corn syrup additives as sweeteners and water as fillers. The Company believes that its 100% juice products taste better and have better quality and more nutritional benefits than competitors' drinks and cocktails which do not contain 100% juice. The Company believes these attributes provide its juice products with a competitive advantage. However, even though the Company has a cost advantage for raw cranberries by growing its own internal supply of cranberries, because the Company uses all natural fruit juices to sweeten its branded products rather than high fructose corn syrup, the Company believes that its premium branded products cost more for the

Company to produce than it costs competitors to produce their non-100% juice competitive cranberry drink and cocktail products. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." The Company fully anticipates that Ocean Spray will continue to compete aggressively against the Company's NORTHLAND brand 100% juice cranberry blend products, possibly including reducing product pricing, increasing its advertising expenditures, increasing its trade promotions and other actions. The Company also competes directly against certain regional and local cranberry juice blends which also feature 100% juice content like NORTHLAND juice. Recently, Ocean Spray introduced into national distribution cranberry juice blends having 100% juice content in an attempt to compete directly nationwide with the Company's NORTHLAND brand 100% juice product line. The Company believes that Ocean Spray's introduction of this new product line in direct competition with NORTHLAND brand 100% juice cranberry blends may provide the Company with additional competitive opportunities and may contribute to further growth of the 100% juice cranberry blends category to the detriment of the cranberry drinks and cocktails of Ocean Spray and other competitors. See, however, "Risk Factors--Competition."

    PRIVATE LABEL PRODUCTS

    Northland considers significantly expanding its current limited presence in the private label markets to be an integral strategic step in further implementing its MARSH TO MARKET vertical integration strategy. The market for private label cranberry products is highly competitive. Established processors, including market leaders Cliffstar Corporation and Clement-Pappas & Co., have significant experience in the private label fruit juice and processed cranberry products markets and have well established customer relationships, effective distributor networks and self-contained bottling operations. To date, the Company has not been able to compete effectively in the private label market due to intense price competition, longstanding relationships between retailers and existing private label manufacturers and the reluctance of retailers to approve new manufacturers and vendors. Although the Minot Acquisition is intended to allow Northland to successfully expand its limited presence in the private label juice market, there can be no assurance that the Company will be successful in competing in the private label juice market. Moreover, private label cranberry products in general compete against branded cranberry products and, in particular, the branded cranberry products of Ocean Spray and the Company. There can be no assurance that any private label processed cranberry products of the Company or Minot will be able to successfully compete against the similar branded products of Ocean Spray or others or that the Company's or Minot's private label juice products will not adversely affect the sales of the Company's branded juice line.

    FRESH CRANBERRIES

    The Company competes principally with Ocean Spray, as well as other brand label producers in the market for fresh cranberry sales during the Thanksgiving and Christmas holiday seasons. The principal competitive factors in the sale of fresh cranberries are price, quality and reliability of delivery of initially ordered quantities.

    RAW CRANBERRIES

    Ocean Spray dominates the raw cranberry market, controlling approximately 70% of the total raw cranberry supply. Northland competes in the market for purchasing raw cranberries with other independent cranberry product handlers and processors for the raw cranberries of other independent growers. Principal competitive factors in the purchase of raw cranberries include price, organizational loyalty and tradition. The Company could experience increased competition for the direct purchase of raw cranberries from Ocean Spray if Ocean Spray were to begin accepting new member-growers. Additionally, in recent years, efforts have been made to grow cranberries in locations outside of North America. There can be no assurance that cranberry production outside of North America will not become significant over the longer term. See "Risk Factors--Cranberry Market; Supply and Demand."

    CRANBERRY CONCENTRATE AND OTHER INDUSTRIAL PRODUCTS

    The Company also competes against Ocean Spray and others for the sale of cranberry concentrate, single-strength cranberry juice and frozen whole and sliced cranberries to industrial customers, such as food processors and foodservice companies. Principal competitive factors in the sale of cranberry concentrate and other industrial cranberry products are price and reliable supply. The Company believes its position as the world's largest single cranberry grower and its ability to internally process raw cranberries allows it to offer a reliable supply of high quality, competitively priced cranberry products to its industrial customers.

REGULATION

    FOOD SAFETY AND LABELING

    The Company is subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration ("FDA"). This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. The Company is subject to regulation by certain other governmental agencies, including the Department of Agriculture.

    The operations and products of the Company are also subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties.

    FEDERAL TRADE COMMISSION

    The Company is subject to certain regulations by the Federal Trade Commission ("FTC"). Advertising of the Company's products, including that contained on the products' labels, is subject to regulation by the FTC pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder and the FDA under the comprehensive regulatory scheme described above.

    EMPLOYEE SAFETY REGULATIONS

    The Company is subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents.

    ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATION

    To obtain permits to create new cranberry marshes in the United States, cranberry growers and other developers are generally required, pursuant to a national "no net loss" of wetlands policy, to restore the functional values of disturbed wetland acreage in an amount equal to at least 100% of the acreage intended for the development of new cranberry marshes, depending on the type of wetland impacted. Given this current regulatory requirement, as well as current water quality legislation in Wisconsin and Massachusetts, the Company believes it is currently unlikely that the Company, or any other cranberry growers or other developers in the United States, in the near future will be able to cost-effectively secure additional permits for further significant cranberry marsh development or expansion of wetland properties (although the Company and other growers or developers may renovate existing developed wetlands acreage from time to time and replant older cranberry vine varieties with higher-yielding vine varieties).

    However, certain independent growers have undertaken efforts in various states, including Maine, Minnesota, Michigan and Delaware (as well as efforts in Quebec and British Columbia), to plant, cultivate and develop new cranberry-producing acreage. Given the aforementioned environmental regulations, the particular soil and temperature conditions necessary to effectively grow cranberries and the long lead-time required for cranberry vines to mature to full production, the Company does not expect these efforts to materially affect the near-term supply of cranberries.

    One of the Company's Wisconsin marshes and one in Massachusetts are the subjects of various types of activities intended to remediate ground and/or water contamination caused by previously removed underground storage tanks used by the prior owners of such properties. All of such circumstances have been reported to the appropriate state regulatory agencies and are subject to state supervised remediation plans. Based on information available as of February 28, 1998, the Company believes a substantial portion of the aggregate costs of such remedial activities at the Wisconsin marsh will be covered by state reimbursement funds. The Company believes that neither of these remediation activities will adversely effect the Company's results of operations or financial condition.

    Proposed regulations have been approved by the Wisconsin Department of Natural Resources ("DNR") to amend portions of the Wisconsin Administrative Code to lessen the DNR's scrutiny associated with obtaining DNR approval for the development of cranberry marshes in wetlands. The proposed amendments to the regulations are currently pending before a committee of the Wisconsin Legislature, and it is uncertain whether these proposed regulations will ultimately take effect. The enactment of these proposed regulations in their current form could relax the standards and procedures for obtaining state water quality certification to conduct activities in wetlands pursuant to a federal permit. However, as a result of the continued federal restrictions on wetland development and the long lead-time associated with the planting and maturation of cranberry vines, the Company does not expect the proposed regulations, even if adopted in their current form, to materially affect the near-term supply of cranberries in Wisconsin.

    Other than as set forth above, the Company does not expect existing federal, state or local environmental or other governmental legislation or regulation to have a material effect on its capital expenditures, results of operations or competitive position in the near term.

MATERIALS AND SUPPLIES

    Northland uses other natural fruit juices, such as white grape juice and apple juice, to naturally sweeten its NORTHLAND brand 100% juice cranberry blends. Northland also uses plastic bottles to package its branded and private label juice products. From time to time these ingredients and materials may be unavailable or in short supply. Prices of these ingredients and materials have been, and Northland expects them to continue to be, subject to volatility. To help protect against these circumstances, the Company maintains relationships with multiple suppliers in multiple regions. Northland purchases its natural juice ingredients and plastic bottles on an as needed basis on the spot market, as well as through forward purchase contracts for certain ingredients. The Company does not generally purchase commodity futures to mitigate against these risks. See "Risk Factors--Availability and Prices of Certain Important Ingredients and Raw Materials."

    The Company purchases bottles, caps, flavorings, juices and packaging either from its co-packers or independent third parties. The Company obtains a significant amount of its materials and supplies necessary for its growing and cultivation of cranberries, including water and sand, from resources located on its own marshes. The Company also expects to continue purchasing substantially all of its fertilizer and pesticides from its wholly-owned subsidiary. The remainder of the Company's raw materials and supplies, including the materials used to package the Company's fresh fruit, are purchased on the open market from various sources.

TRADEMARKS AND FORMULAE

    The Company owns the NORTHLAND trademark, which is registered in the United States Patent and Trademark Office. The NORTHLAND trademark is important to the Company in the sale of its branded fresh cranberries and cranberry juice products, and the Company expects it to become increasingly more important as NORTHLAND brand 100% juice cranberry blends continue to grow in market share and distribution.

    NORTHLAND 100% juice cranberry blends utilize proprietary flavor formulations. The Company attempts to ensure the confidentiality of these formulations by shipping pre-mix to co-packers and by requiring its co-packers to enter into confidentiality agreements. However, there can be no assurance that the actions taken by the Company to protect its trademarks and formulas will be adequate to prevent imitation of its products by others.

EMPLOYEES

    As a result of the Minot Acquisition, the Company's full-time employees are expected to increase from 210 at February 28, 1998 to approximately 415. The Company hired approximately 109 additional seasonal workers during the 1997 crop cultivation season. In addition to the seasonal employees hired for cultivating cranberries, the Company hired approximately 335 seasonal workers to harvest the Company's crop and approximately 142 seasonal employees to operate the Company's cranberry processing and packaging facility from September through December 1997. The Company also had 17 full-time employees in sales and marketing as of February 28, 1998. None of the Company's employees are unionized and the Company believes its relationship with its employees is very good; however, Minot's employees at its Bridgeton, New Jersey facility are unionized and are covered under two separate collective bargaining agreements with the United Food and Commercial Workers Union and the International Brotherhood of Teamsters. Both of these collective bargaining agreements expired on May 15, 1998. Extensions of the terms of these collective bargaining agreements are currently being negotiated by Minot. Minot's employees are continuing their employment under the terms of the expired collective bargaining agreement until renewed or new agreements are entered into. The Company has been advised by Minot that it has never experienced a strike or work stoppage. See "Risk Factors--Risk Relating to the Minot Acquisition."

PROPERTIES

    The Company owns its corporate offices in Wisconsin Rapids, Wisconsin consisting of 12,300 square feet of office space on five acres of land. The Company also owns a 10,000 square foot building and recently purchased a 40,000 square foot building, both in Wisconsin Rapids, which are used by certain members of its administrative and operational staff.

    The Company owns a 150,000 square foot receiving station and fresh fruit packaging facility on 40 acres in Wisconsin Rapids. The facility is used to clean and store the Company's processed cranberries. The facility is also used to clean, store, sort and package the Company's fresh fruit. The facility includes a 40,000 square foot cranberry receiving station and fresh fruit packaging operation, 65,000 square feet of freezer warehousing and 45,000 square feet of refrigerated storage.

    The Company owns a 16,000 square foot juice concentrating facility adjacent to the Company's current plant site in Wisconsin Rapids. The juice concentrating facility provides Northland with the capacity to concentrate over 400,000 barrels of cranberries annually.

    The Company owns a 49,000 square foot cranberry receiving station located on a seven-acre parcel of land adjacent to the Hanson Division bogs. This facility is used for the cleaning of the Company's Massachusetts cranberry crop.

    Following the Minot Acquisition, the Company will own the Minot facilities located in a 300,000 square foot building in Bridgeton, New Jersey (approximately 60 miles southeast of Philadelphia, Pennsylvania), which include, among other things: (i) an 80,000 square foot processing plant; (ii) a 93,000 square foot dry warehousing, receiving and shipping facility; (iii) four cold-storage facilities totaling approximately 60,000 square feet; and (iv) a 50,000 square foot manufacturing and bottling facility.

    The following table sets forth specific information about each of the Company's 25 cranberry marshes as of February 28, 1998. All of the Company's marshes are owned in fee simple or leased as indicated below, subject to mortgages (except for its Dandy Creek, Nantucket and Hills Division Marshes and one of the two marshes in each of the Associate and Crawford Creek Divisions). All of the Company's marshes have storage buildings and repair shops for machinery, trucks and harvest and irrigation equipment maintained at the marshes. Each of the Company's marshes has a house on site or in close proximity to the site which serves as the marsh manager's residence and most of the Company's marshes also have residences for assistant marsh managers. Marsh acreage which is not included in "approximate planted acres" represents support acreage and is not additional cranberry-growing capacity. All of the Company's foregoing current facilities are suitable and adequate for the Company's existing needs and the Company believes that, under current regulatory restrictions, that it has optimized its ability to plant available acres on such marsh with producing cranberry vines.

                                                                                          FEBRUARY 28, 1998
                                                                                     ----------------------------
                                                                                      APPROXIMATE                  CALENDAR YEAR
                                                                                         MARSH       APPROXIMATE    ACQUIRED OR
MARSH DIVISION NAME AND LOCATION                                                       ACRES(1)     PLANTED ACRES      LEASED
-----------------------------------------------------------------------------------  -------------  -------------  --------------
Associates Division (2 marshes), Jackson County, Wisconsin.........................        4,198            159      1983/1996
Meadow Valley Division, Jackson County, Wisconsin..................................        2,150             76         1984
Fifield Division, Price County, Wisconsin..........................................        2,460            196         1985
Three Lakes Division, Oneida County, Wisconsin.....................................        1,542             82         1985
Chittamo Division, Douglas and Washburn Counties, Wisconsin........................          620             55         1985
Biron Division, Wood County, Wisconsin.............................................          473            212         1987
Warrens Division, Monroe County, Wisconsin.........................................          160             63         1987
Trego Division, Washburn County, Wisconsin.........................................        1,715             96         1988
Gordon Division, Douglas County, Wisconsin.........................................          880            149         1988
Mather Division, Juneau County, Wisconsin..........................................        2,500            148         1989
Nekoosa Division (2 marshes), Wood County, Wisconsin...............................          569             85         1989
Nantucket Division (2 marshes), Nantucket County, Massachusetts (leased)...........          737            211         1990
Crawford Creek Division (2 marshes), Jackson County, Wisconsin.....................          304            135         1991
Hills Division, Jackson County, Wisconsin (leased).................................          465             70         1991
Hanson Division (2 marshes), Plymouth County, Massachusetts........................        2,025            322         1993
Yellow River (2 marshes), Juneau County, Wisconsin.................................        1,714            252         1994
Dandy Creek, Monroe County, Wisconsin..............................................          350             55         1996
Manitowish Waters (2 marshes), Vilas County, Wisconsin.............................          345            182         1996
                                                                                          ------         ------
  Total............................................................................       23,207          2,548
                                                                                          ------         ------
                                                                                          ------         ------

------------------------------

(1) To the extent not planted, these acres provide additional support and resources to the planted acres.

YEAR 2000 COMPLIANCE

    The Company has assessed and continues to assess the impact of the Year 2000 issue on its operations. Based on such assessment, the Company believes that its computer systems and programs are currently Year 2000 compliant in all material respects. There can be no assurance that the Company's material customers, suppliers, co-packers and brokers will all be Year 2000 compliant or that the Company's operations will not be adversely effected if they are not compliant.

LITIGATION

    The Company, in the ordinary course of business, is involved in various legal proceedings. The Company is also currently subject to a Wisconsin Department of Revenue audit of certain alleged potential unpaid state sales tax obligations of the Company on its purchase of certain supplies, equipment and materials from and after 1989. The Company does not believe the outcome of these proceedings or sales tax audit will have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    As of February 28, 1998, each of the Company's directors and executive officers is identified below together with information about each such director's or officer's age, current position with the Company and employment history for at least the past five years:

NAME                            AGE                                 CURRENT POSITION
--------------------------      ---      ----------------------------------------------------------------------
John Swendrowski..........          49   Chairman of the Board, Chief Executive Officer and Director
Jerold D. Kaminski........          41   President, Chief Operating Officer and Director
Robert E. Hawk............          42   Executive Vice President and Director
John A. Pazurek...........          48   Vice President-Finance, Treasurer and Chief Financial Officer
William J. Haddow.........          50   Vice President-Purchasing, Transportation and Budget
Steven E. Klus............          51   Vice President-Manufacturing
David J. Lukas............          55   Vice President-Administration and Corporate Secretary
John Stauner..............          35   Vice President-Agricultural Operations
John S. Wilson............          47   Vice President-East Coast
LeRoy J. Miles............          62   Director
Patrick F. Brennan........          66   Director
Jeffrey J. Jones..........          44   Director
John C. Seramur...........          55   Director
Pat Richter...............          56   Director

    MR. SWENDROWSKI originally founded the Company in May 1987 and served as President and Chief Executive Officer from May 1987 to June 1997. Mr. Swendrowski has been the Company's Chairman of the Board and Chief Executive Officer since its founding in May 1987. Mr. Kaminski assumed the position of President in June 1997 upon Mr. Kaminski's joining the Company.

    MR. KAMINSKI joined the Company on June 9, 1997 as its President and Chief Operating Officer in order to oversee the continued implementation of the Company's MARSH TO MARKET strategy, particularly marketing and sales of the NORTHLAND brand line of cranberry blend juices. Prior to joining the Company, he served as the Senior Vice President and Director of Marketing for the Food Service Division of General Mills Corporation since September 1993. Prior thereto, Mr. Kaminski served as Marketing Director of the Gold Medal Division of General Mills Corporation from September 1991 to September 1993 and as Marketing Manager of the Gold Medal Division of General Mills Corporation from February 1989 to September 1991. Mr. Kaminski has been a director of the Company since 1994.

    MR. HAWK joined the Company in January 1989 and currently serves as Executive Vice President. Mr. Hawk served as the Company's Vice
President-Operations from January 1989 to January 1993, and as Vice President-Sales, Marketing and Special Projects from January 1993 to October 1996. Mr. Hawk was promoted to Executive Vice President in October 1996.

    MR. PAZUREK joined the Company in 1987 and currently serves as Vice President-Finance, Chief Financial Officer and Treasurer. Mr. Pazurek served as the Company's Controller and Principal Accounting Officer from May 1987 to May 1990, and was promoted to Vice President-Finance in May 1990 and was promoted again to Treasurer in August 1993. Mr. Pazurek is a certified public accountant.

    MR. HADDOW joined the Company in 1989 and currently serves as Vice President-Purchasing, Transportation and Budget. Mr. Haddow served as the Company's Assistant Vice President-Purchasing from 1989 to May 1993 and was promoted to Vice President-Purchasing and Transportation in May 1993. Mr. Haddow was promoted to Vice President-Purchasing, Transportation and Budget in October 1996.

    MR. KLUS joined the Company in April 1996 and currently serves as Vice President-Manufacturing. Mr. Klus served as Director of Strategic Product Planning from April 1996 to October 1996. Mr. Klus was promoted to Vice President-Manufacturing in October 1996. Prior to joining the Company, Mr. Klus was Eastern Division President of Seneca Foods Corporation from 1990 until he joined the Company, with management responsibility for overseeing Seneca's manufacturing operations and nine manufacturing facilities on the east coast.

    MR. LUKAS joined the Company in April 1992 and currently serves as Vice President-Administration and Corporate Secretary. Mr. Lukas served as Vice President of Human Resources and Corporate Counsel from April 1992 to August 1996. In May 1995, Mr. Lukas was promoted to Secretary and, in August 1996, he was promoted to Vice President-Administration. Prior to joining the Company, he practiced law in Wisconsin Rapids, Wisconsin for over 20 years.

    MR. STAUNER joined the Company in 1987 and currently serves as Vice President-Agricultural Operations. Mr. Stauner served as Assistant Vice President of Operations from 1987 to May 1995, and as Vice President-Operations from May 1995 to October 1996. Mr. Stauner was promoted to Vice President-Agricultural Operations in October 1996.

    MR. WILSON joined the Company in October 1993 and currently serves as Vice President-East Coast. Mr. Wilson served as Vice President-East Coast Operations from October 1993 to October 1996. Mr. Wilson was promoted to Vice President-East Coast in October 1996. Prior to joining the Company, he served as Manager-Grower Services at Ocean Spray in Lakeville, Massachusetts from 1988.

    MR. MILES retired as Executive Vice President of the Company on December 31, 1994, and as Corporate Secretary on August 18, 1995, although he still provides consulting services to the Company. Mr. Miles had held such executive positions with the Company since May 1987.

    MR. BRENNAN retired as President and Chief Executive Officer of Consolidated Papers, Inc., Wisconsin Rapids, Wisconsin effective as of December 31, 1996, a position he had held since October 1993. Prior thereto, he served as Consolidated Papers, Inc.'s President and Chief Operating Officer for five years, Executive Vice President for over one year and Corporate Vice President for three years. He recently retired as a director of Consolidated Papers, Inc. Mr. Brennan currently serves as a director of Betz Laboratories, Inc., Trevose, Pennsylvania, a manufacturer of specialty chemicals.

    MR. JONES has been a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin, since January 1987, and has been associated with such firm since 1978. Foley & Lardner has been the Company's general outside legal counsel since the Company's formation.

    MR. SERAMUR has served as Vice Chairman of Associated Banc-Corp since October 1997. For over 31 years prior thereto, Mr. Seramur served as President, Chief Executive Officer and Chief Operating Officer of and First Financial Bank and its parent corporation, First Financial Corporation, a thrift holding company that merged with Associated Banc-Corp in October 1997. Mr. Seramur is also a director of Associated Banc-Corp.

    MR. RICHTER has been the Director of Athletics at the University of Wisconsin-Madison since February 1990. Prior thereto, he served as Vice President-Personnel of Oscar Mayer Foods Co. since 1988. Mr. Richter is also a director of the Green Bay Packers, Inc., Anchor Bancorp Wisconsin Inc., Madison, Wisconsin, a financial institution, and Outlook Group Corp., Neenah, Wisconsin, a printing company.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

SHARE OWNERSHIP

    The following table sets forth certain information as of February 28, 1998, regarding the beneficial ownership and voting power of the Class A Common Stock (one vote per share) and the Class B Common Stock (three votes per share) held by (i) each director and certain executive officers of the Company; (ii) all directors and executive officers of the Company as a group; and (iii) each person or entity known to the Company to be the beneficial owner of more than 5% of either class of common stock. All of the persons or entities listed below are believed by the Company to have sole voting and investment power over the Common Stock identified as beneficially owned, except as indicated otherwise in the footnotes to the table.

                                                       CLASS A SHARES
                                                        BENEFICIALLY   CLASS B SHARES   PERCENTAGE OF    PERCENTAGE OF
                                                         OWNED AND      BENEFICIALLY      AGGREGATE        AGGREGATE
                                                       PERCENTAGE OF     OWNED AND      VOTING POWER     VOTING POWER
                                                        CLASS BEFORE   PERCENTAGE OF     BEFORE THE        AFTER THE
NAME OF INDIVIDUAL OR ENTITY OR NUMBER IN GROUP         THE OFFERING      CLASS(1)       OFFERING(2)      OFFERING(2)
-----------------------------------------------------  --------------  --------------  ---------------  ---------------
DIRECTORS AND EXECUTIVE OFFICERS
John Swendrowski(3)..................................        384,362(4)       601,738(5)         14.2%          10.7%
                                                                (2.8)%         (94.6)%
Jerold D. Kaminski...................................         30,812(6)       --              *                *
                                                             *
LeRoy J. Miles.......................................         72,671(7)       322,462(8)          1.2%         *
                                                             *                 (50.7)%
Robert E. Hawk.......................................        470,660(9)       --                3.1%             2.3%
                                                                (3.5)%
John A. Pazurek......................................        108,034(10)       --             *                *
                                                             *
David J. Lukas.......................................         58,800(11)       --             *                *
                                                             *
John C. Seramur......................................         72,770(12)       --             *                *
                                                             *
Jeffrey J. Jones.....................................         24,400(13)       --             *                *
                                                             *
Patrick F. Brennan...................................          7,812(14)       --             *                *
                                                             *
Pat Richter..........................................          1,000         --               *                *
                                                             *
All directors and executive officers
  as a group (14 persons)(15)........................      1,376,567         636,202           20.7%            15.7%
                                                                (9.9)%        (100.0)%

OTHER FIVE PERCENT HOLDERS
State of Wisconsin Investment Board(16)..............      1,267,600         --                 8.4%             6.3%
                                                                (9.6)%
Wellington Management Co. LLP(17)....................        802,600         --                 5.3%             4.0%
                                                                (6.1)%
David L. Babson & Co., Inc.(18)......................        756,400         --                 5.0%             3.8%
                                                                (5.7)%

------------------------

*   Denotes less than 1%.

 (1) The number of shares beneficially owned by each shareholder is determined under rules promulgated by the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has a right to acquire within 60 days of February 28, 1998 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. The outstanding Class B shares are convertible on a share-for-share basis into Class A shares at any time at the discretion of each holder. As a result, a holder of Class B shares is deemed to beneficially own an equal number of Class A shares. However, in order to avoid overstatement of the aggregate beneficial ownership of shares of both classes of the Company's Common Stock, the Class A shares reported in the table do not include Class A shares which may be acquired upon the conversion of Class B shares. Similarly, the respective percentages of outstanding Class A shares reported in the table have been determined with respect to the total number of Class A shares outstanding on February 28, 1998, excluding Class A shares which may be issued upon conversion of Class B shares.

 (2) Applicable percentage of aggregate voting power before the offering is based on 15,135,222 aggregate votes represented by shares of Class A Common Stock and Class B Common Stock outstanding on February 28, 1998 and after the offering is based on 20,142,104 aggregate votes represented by shares of Class A Common Stock and Class B Common Stock outstanding as of the date of this Prospectus as adjusted for this offering (but not adjusted to reflect the number of shares to be issued in connection with the Minot Acquisition).

 (3) The address of Mr. Swendrowski is 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020.

 (4) The Class A shares listed include (i) 120,362 shares owned directly by Mr. Swendrowski or members of his immediate family and (ii) 264,000 shares which Mr. Swendrowski has the right to acquire upon the exercise of vested stock options, but does not include 20,000 Class A shares which Mr. Swendrowski has the right to acquire upon the exercise of vested stock options granted on April 16, 1998.

 (5) The Class B shares listed include (i) 313,740 shares owned directly by Mr. Swendrowski and (ii) 287,998 shares held by Cranberries Limited, Inc. ("CLI"), a corporation owned by Messrs. Swendrowski and Miles and controlled by Mr. Swendrowski.

 (6) Includes 16,192 Class A shares which Mr. Kaminski has the right to acquire upon the exercise of vested stock options, but does not include 20,000 Class A shares which Mr. Kaminski has the right to acquire upon the exercise of vested stock options granted on April 16, 1998. The total does not reflect the grant to Mr. Kaminski of 12,000 contractually restricted Class A shares granted June 9, 1997 upon Mr. Kaminski joining the Company. These shares will vest ratably in 3,000 share increments on each of the next four anniversaries of Mr. Kaminski's hiring date, as long as Mr. Kaminski remains employed by the Company on each respective vesting date.

 (7) The Class A shares listed include (i) 21,677 shares owned directly by Mr. Miles; (ii) 48,000 shares which Mr. Miles has the right to acquire upon the exercise of vested stock options; and (iii) 2,994 shares held for the account of Mr. Miles' wife.

 (8) The Class B shares listed include the 287,998 shares which are deemed to be beneficially owned by Mr. Miles as an officer and shareholder of CLI. Such shares are also included under the number of Class B shares deemed to be beneficially owned by Mr. Swendrowski. See note (4) above.

 (9) The Class A shares listed include (i) 288,200 shares owned directly by Mr. Hawk; (ii) 472 shares owned by his wife; (iii) 19,946 shares held in his IRA account; (iv) 10,042 held in his wife's IRA account; and (v) 152,000 shares which Mr. Hawk has the right to acquire upon the exercise of vested stock options.

(10) Includes 86,000 Class A shares which Mr. Pazurek has the right to acquire upon the exercise of vested stock options, but does not include 10,000 Class A shares which Mr. Pazurek has the right to acquire upon the exercise of vested stock options granted on April 16, 1998.

(11) Includes 40,000 Class A shares which Mr. Lukas has the right to acquire upon the exercise of vested stock options, but does not include 5,000 Class A shares which Mr. Lukas has the right to acquire upon the exercise of vested stock options granted on April 16, 1998.

(12) Includes 690 Class A shares which Mr. Seramur has the right to acquire upon the exercise of vested stock options.

(13) Includes 3,794 Class A shares which Mr. Jones has the right to acquire upon the exercise of vested stock options.

(14) Includes 2,912 Class A shares which Mr. Brennan has the right to acquire upon the exercise of vested stock options.

(15) In determining the aggregate beneficial ownership of Class A shares and Class B shares, respectively, for all directors and executive officers as a group, shares of Common Stock which are deemed to be beneficially owned by more than one person have been counted only once to avoid overstatement. The number of Class A shares listed includes 742,834 Class A shares which certain executive officers and directors have the right to acquire upon the exercise of vested stock options, but does not include 55,000 Class A shares which certain executive officers have the right to acquire upon the exercise of vested stock options granted on April 16, 1998.

(16) The beneficial ownership information given is based on a Schedule 13G filed by the indicated entity with the SEC on January 26, 1998. The address of the indicated entity is P.O. Box 7842, Madison, Wisconsin 53707.

(17) The beneficial ownership information given is based on a Schedule 13G filed by the indicated entity with the SEC on February 9, 1998. The address of the indicated entity is 75 State Street, Boston, Massachusetts 02109.

(18) The beneficial ownership information given is based on a Schedule 13G filed by the indicated entity with the SEC on January 20, 1998. The address of the indicated entity is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

                          DESCRIPTION OF CAPITAL STOCK

RELATIVE RIGHTS AND LIMITATIONS

    The Company's authorized capital stock consists of 60,000,000 shares of Class A Common Stock, $.01 par value, 4,000,000 shares of Class B Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. A total of 13,233,498 shares of Class A Common Stock and 636,202 shares of Class B Common Stock were outstanding as of the date of the Prospectus. None of the Preferred Stock has been issued. The outstanding shares of Class A and Class B Common Stock are, and the shares of Class A Common Stock to be issued and sold by the Company in this offering will be, fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), which in general provides for personal liability on the part of shareholders in an amount up to the par value of shares owned for the unpaid wages of employees, but not exceeding six months' service in any one case. A Wisconsin trial court decision interpreted this statute to extend liability up to the original issue price, rather than the stated par value, of shares purchased. While this decision was affirmed by the Wisconsin Supreme Court, the precedential value of such affirmation is uncertain due to an equally divided court.

    The principal relative rights, privileges and limitations of the Company's shares of Class A and Class B Common Stock and Preferred Stock are summarized below. The following description of the Company's classes of capital stock does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Company's Articles of Incorporation, as amended.

CLASS A AND CLASS B COMMON STOCK

    The following discussion of the characteristics of the shares of Class A and Class B Common Stock is qualified in its entirety by reference to the description below of the Company's authorized but unissued Preferred Stock, which could be issued with certain preferential rights over the shares of Class A and Class B Common Stock.

    The Class A shares are entitled to one vote per share and the Class B shares are entitled to three votes per share on all matters presented to the Company's shareholders. The holders of the Class A and Class B Common Stock will vote together as a single class on all such matters presented to shareholders, except that the Class A and Class B Common Stock will also each vote separately as a class when required by the WBCL. See "Certain Statutory Provisions" below.

    Holders of shares of Class A Common Stock are entitled to receive cash dividends equal to at least 110% of any cash dividends paid on the shares of Class B Common Stock. See "Price Range of Class A Common Stock." Holders of Class B shares are entitled to receive cash dividends when and as declared by the Board of Directors from funds legally available therefor under the WBCL. Cash dividends may be paid on the Class A shares without a concurrent cash dividend being paid on the Class B shares. Pursuant to the Company's Articles of Incorporation, the Board of Directors must pay a dividend or distribution other than in cash on the Class A shares in the same amount as any such noncash dividend or distribution paid on the Class B shares. Each class of Common Stock is entitled to receive shares of the same respective class issued pursuant to stock dividends, stock splits and combinations in the same per share proportion as that distributed on the other class of Common Stock.

    The shares of Class A Common Stock have no conversion privileges. The shares of Class B Common Stock are convertible at the option of the holder thereof, at any time, into shares of Class A Common Stock on a share-for-share basis. Additionally, the outstanding shares of Class B Common Stock will be automatically converted into Class A shares on a share-for-share basis if, at any time, the outstanding shares of Class B shares fall below 2% of the outstanding shares of Class A shares. After the offering, the outstanding shares of Class B Common Stock will constitute 3.5% of the outstanding Class A Common Stock.

    Upon liquidation, dissolution or winding up of the Company, after payment of all liabilities due creditors of the Company, the holders of the shares of Class A Common Stock are entitled to receive $1.00 per share (subject to equitable adjustment in the event of stock splits and other similar events) before any payment or distribution may be made to holders of the shares of Class B Common Stock. Thereafter, holders of the shares of Class B Common Stock are entitled to receive $1.00 per share (subject to similar adjustment) before any further payment or distribution is made to the holders of the Class A Common Stock. Thereafter, holders of the Class A shares and Class B shares share on a pro rata basis in all payments or distributions made upon liquidation, dissolution or winding up of the Company.

    There are no restrictions (other than obtaining the requisite corporate approval) on additional issuances of shares of Class A Common Stock by the Company. However, the Company may not issue any additional shares of shares of Class B Common Stock (other than pursuant to stock dividends and stock splits as described above) without the approval of a majority of the votes represented by the outstanding shares of Class A and Class B Common Stock, each voting separately as a class.

    The holders of Class A and Class B Common Stock have no redemption privileges or preemptive rights.

PREFERRED STOCK

    There are 5,000,000 shares of Preferred Stock authorized for potential issuance by the Company's Articles of Incorporation, none of which have been issued. The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, Preferred Stock with such redemption, exchange, conversion, dividend, liquidation and voting rights as may be specified in the particular series. Dividends, if any, on any series of Preferred Stock are to be cumulative from the date of issuance, payable at such rate and at such times as designated by the Board of Directors for that series. No dividends or other distributions are to be payable on the shares of Class A and Class B Common Stock unless dividends are paid in full on the Preferred Stock and all sinking fund obligations for the Preferred Stock, if any, are fully funded. In the event of a liquidation or dissolution of the Company, the issued shares of Preferred Stock would have priority over the shares of Class A and Class B Common Stock to receive the amount specified in each particular series out of the remaining assets of the Company. Additionally, the Board of Directors has authority, to the maximum extent permitted by the WBCL, to fix and determine the relative rights and preferences of each series of Preferred Stock. The issuance of one or more series of Preferred Stock could have an adverse effect on certain rights, including voting rights, of the holders of shares of Class A and Class B Common Stock. The Company has no current plans or intention to issue shares of Preferred Stock.

CERTAIN STATUTORY PROVISIONS

    Under the WBCL, a separate class vote would generally be required to approve an amendment to the Company's Articles of Incorporation (including an amendment made as part of a proposed merger or other reorganization) if the amendment would change in a manner prejudicial to the outstanding holders of a class, the designations, preferences, limitations or other rights of the shares of the class, and in certain other circumstances.

    Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as the Company, held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from the Company or shares for which full voting power has been restored pursuant to a vote of shareholders.

    Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if
(i) the board of directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.

    Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.

    Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain actions while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or
(ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Company with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

    The above sections of the WBCL, the existence of the Class B Common Stock and the ability of the Company's Board of Directors to issue additional shares of Class A Common Stock or Preferred Stock without further shareholder approval (subject to any requirements necessary to maintain the quotation of the Class A shares on the Nasdaq National Market) could have the effect, among others, of discouraging takeover proposals for the Company or impeding a business combination between the Company and a major shareholder of the Company. See "Risk Factors--Certain Anti-takeover Considerations."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated, NationsBanc Montgomery Securities LLC and Piper Jaffray Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

UNDERWRITER                                                                   NUMBER OF SHARES
----------------------------------------------------------------------------  ----------------
BT Alex. Brown Incorporated.................................................
NationsBanc Montgomery Securities LLC.......................................
Piper Jaffray Inc...........................................................

    Total...................................................................       5,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Class A Common Stock offered hereby if any of such shares are purchased.

    The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover of this Prospectus and to certain dealers at such price less a concession not in excess of $
per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After this
offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

    The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 750,000 additional shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by it shown in the above table bears to the total number of shares offered by the Company hereunder, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Class A Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 5,000,000 shares are being offered.

    The Underwriting Agreement contains covenants of indemnity between the Company and the Underwriters against certain civil liabilities, including liabilities under the Securities Act.

    The Company and each of its officers and directors have agreed, subject to certain exceptions, not to offer to sell, contract to sell, transfer, engage in any hedging transaction with respect to or otherwise dispose of any shares of Class A Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. BT Alex. Brown Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to these lock-up agreements.

    The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    In connection with this offering, the Underwriters and other persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with this offering, creating a short position in Class A Common Stock for their own account. To cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Class A Common Stock in this offering, if the Underwriters repurchase previously distributed Class A Common Stock in transactions to cover their short position in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Class A Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Class A Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at anytime.

    Piper Jaffray Inc. has in the past provided certain investment banking services to the Company for customary fees, including advisory services in connection with the Minot Acquisition. Piper Jaffray Inc., BT Alex. Brown Incorporated or both of them and/or other Underwriters, may in the future provide certain investment banking services to the Company.

                                 LEGAL MATTERS

    The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin, and for the Underwriters by Buchanan Ingersoll, Princeton, New Jersey. Jeffrey J. Jones, a partner of Foley & Lardner, is a director of the Company.

                                    EXPERTS

    The consolidated financial statements as of August 31, 1997 and 1996 and for each of the years in the period ended August 31, 1997 and 1996, March 31, 1995 and for the five-month transition period ended August 31, 1995, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein which reports express an unqualified opinion and include an explanatory paragraph referring to a change in the method of deferring crop growing costs, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Minot included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by the Company with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10049. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the SEC pursuant to the Exchange Act (File No. 0-16130) are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997.

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1997

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.

    4.  All other reports filed by the Company with the Commission pursuant to
       Section 13(a) or 15(d) of the Exchange Act since August 31, 1997.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests should be directed to Brian P. Taber, Investor and Public Relations Manager, Northland Cranberries, Inc., 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020 (telephone number (715) 424-4444).

                         INDEX TO FINANCIAL STATEMENTS
                   NORTHLAND CRANBERRIES, INC. AND SUBSIDIARY

Independent Auditors' Report.........................................................        F-1

Consolidated Balance Sheets at August 31, 1997 and 1996..............................        F-2

Consolidated Statements of Operations for the Years Ended August 31, 1997 and 1996,
  March 31, 1995, and Five-Month Transition Period Ended August 31, 1995.............        F-3

Consolidated Statements of Shareholders' Equity for the Years Ended August 31, 1997
  and 1996, March 31, 1995, and Five-Month Transition Period Ended August 31, 1995...        F-4

Consolidated Statements of Cash Flows for the Years Ended August 31, 1997 and 1996,
  March 31, 1995, and Five-Month Transition Period Ended August 31, 1995.............        F-5

Notes to Consolidated Financial Statements...........................................        F-6

Unaudited Consolidated Balance Sheets at February 28, 1998 and August 31, 1997.......       F-18

Unaudited Consolidated Statements of Operations for the Six Months Ended February 28,
  1998 and 1997......................................................................       F-19

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended February 28,
  1998 and 1997......................................................................       F-20

Notes to Unaudited Consolidated Financial Statements.................................       F-21

                                    MINOT FOOD PACKERS, INC.

Report of Independent Certified Public Accountants...................................       F-22

Balance Sheet at June 30, 1997.......................................................       F-23

Statement of Income for the Year Ended June 30, 1997.................................       F-24

Statement of Stockholders' Equity for the Year Ended June 30, 1997...................       F-25

Statement of Cash Flows for the Year Ended June 30, 1997.............................       F-26

Notes to Financial Statements........................................................       F-29

Unaudited Balance Sheet at February 28, 1998.........................................       F-35

Unaudited Statement of Income for the Eight Months Ended February 28, 1998...........       F-36

Unaudited Statement of Cash Flows for the Eight Months Ended February 28, 1998.......       F-37

Notes to Unaudited Financial Statements..............................................       F-38

                    NORTHLAND CRANBERRIES, INC. AND MINOT FOOD PACKERS, INC.

Unaudited Consolidated Pro Forma Condensed Financial Statements......................       F-39

Unaudited Consolidated Pro Forma Condensed Balance Sheets at February 28, 1998.......       F-40

Unaudited Consolidated Pro Forma Condensed Statement of Operations for the Year Ended
  August 31, 1997....................................................................       F-41

Unaudited Consolidated Pro Forma Condensed Statement of Operations for the Six Months
  Ended February 28, 1998............................................................       F-42

Notes to Unaudited Consolidated Pro Forma Condensed Financial Statements.............       F-43

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders
and Board of Directors of Northland Cranberries, Inc.:

    We have audited the accompanying consolidated balance sheets of Northland Cranberries, Inc. and subsidiary as of August 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended August 31, 1997 and 1996, March 31, 1995 and for the five-month transition period ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Northland Cranberries, Inc. and subsidiary at August 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended August 31, 1997 and 1996, March 31, 1995 and for the five-month transition period ended August 31, 1995, in conformity with generally accepted accounting principles.

    As explained in Note 2 to the consolidated financial statements, effective April 1, 1995, the Company changed its method of deferring crop growing costs.

                                          DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
October 9, 1997 (April 21, 1998 as to Note 1--Net Income (Loss) Per Share)

                   NORTHLAND CRANBERRIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                            AUGUST 31, 1997 AND 1996

                                          ASSETS
                                                                      1997         1996
                                                                   -----------  -----------
Current assets:
  Cash and cash equivalents......................................  $   230,668  $   266,467
  Accounts and notes receivable..................................    6,995,595    2,631,434
  Investments....................................................    1,259,548    1,259,548
  Inventories....................................................   26,454,087   12,414,426
  Prepaid expenses...............................................    1,715,351      921,673
  Deferred income taxes..........................................    3,035,486    1,123,949
                                                                   -----------  -----------
      Total current assets.......................................   39,690,735   18,617,497

Property and equipment, net......................................  138,273,041  122,489,101
Investments and other assets.....................................    2,968,634    4,378,021
                                                                   -----------  -----------
      Total assets...............................................  $180,932,410 $145,484,619
                                                                   -----------  -----------
                                                                   -----------  -----------

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................................  $ 3,806,261  $ 2,592,765
  Accrued liabilities............................................    4,091,661    5,914,422
  Current portion of long-term obligations.......................    3,647,000    3,560,000
                                                                   -----------  -----------
      Total current liabilities..................................   11,544,922   12,067,187

Long-term obligations............................................   83,130,707   56,978,095
Deferred income taxes............................................    9,445,856    7,380,556

Shareholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized,
    none issued..................................................      --           --
  Common stock:
    Class A, $.01 par value, 13,219,370 and 12,734,286 shares
      issued and outstanding, respectively.......................      132,074      127,343
    Class B, $.01 par value, 636,202 shares issued and
      outstanding................................................        6,362        6,362
Additional paid-in capital.......................................   67,888,801   60,183,370
Retained earnings................................................    8,783,688    8,741,706
                                                                   -----------  -----------
                                                                    76,810,925   69,058,781
                                                                   -----------  -----------
      Total liabilities and shareholders' equity.................  $180,932,410 $145,484,619
                                                                   -----------  -----------
                                                                   -----------  -----------

                See notes to consolidated financial statements.

                   NORTHLAND CRANBERRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

                                                               YEARS ENDED            FIVE MONTHS
                                                       ----------------------------      ENDED       YEAR ENDED
                                                        AUGUST 31,     AUGUST 31,     AUGUST 31,      MARCH 31,
                                                           1997           1996           1995           1995
                                                       -------------  -------------  -------------  -------------
Revenues.............................................  $  47,374,827  $  37,607,845  $     890,397  $  21,783,966
Cost of sales........................................     23,170,154     16,516,785      1,400,611     13,057,275
                                                       -------------  -------------  -------------  -------------
Gross profit (loss)..................................     24,204,673     21,091,060       (510,214)     8,726,691
Costs and expenses:
  Selling, general and administrative................     15,963,109      7,020,416      1,907,841      2,439,978
  Interest...........................................      4,493,104      2,657,067      1,919,544      3,654,006
                                                       -------------  -------------  -------------  -------------
      Total costs and expenses.......................     20,456,213      9,677,483      3,827,385      6,093,984
                                                       -------------  -------------  -------------  -------------
Income (loss) before income taxes and cumulative
  effect of change in accounting method..............      3,748,460     11,413,577     (4,337,599)     2,632,707
Income taxes (benefit)...............................      1,516,000      4,509,000     (1,689,000)     1,051,000
                                                       -------------  -------------  -------------  -------------
Income (loss) before cumulative effect of change in
  accounting method..................................      2,232,460      6,904,577     (2,648,599)     1,581,707
Cumulative effect of change in accounting method (net
  of taxes of $806,000)..............................       --             --            1,249,469       --
                                                       -------------  -------------  -------------  -------------
Net income (loss)....................................  $   2,232,460  $   6,904,577  $  (1,399,130) $   1,581,707
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Net income (loss) per share--basic:
  Income (loss) before cumulative effect of change in
    accounting method................................  $        0.16  $        0.52  $       (0.28) $        0.18
  Cumulative effect of change in accounting method...       --             --                 0.13       --
                                                       -------------  -------------  -------------  -------------
Net income (loss) per share--basic...................  $        0.16  $        0.52  $       (0.15) $        0.18
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Net income (loss) per share--diluted:
  Income (loss) before cumulative effect of change in
    accounting method................................  $        0.16  $        0.50  $       (0.28) $        0.18
  Cumulative effect of change in accounting method...       --             --                 0.13       --
                                                       -------------  -------------  -------------  -------------
Net income (loss) per share--diluted.................  $        0.16  $        0.50  $       (0.15) $        0.18
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Shares used in computing net income (loss) per share:
  Basic..............................................     13,736,906     13,311,004      9,128,016      8,586,869
  Diluted............................................     14,308,845     13,927,820      9,393,656      8,890,850
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

                See notes to consolidated financial statements.

                   NORTHLAND CRANBERRIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

                                                         COMMON STOCK        ADDITIONAL
                                                     ---------------------     PAID-IN       RETAINED     TREASURY
                                                      CLASS A     CLASS B      CAPITAL       EARNINGS       STOCK
                                                     ----------  ---------  -------------  -------------  ---------
Balances, April 1, 1994............................  $   39,370  $   3,181  $  27,799,231  $   5,287,208  $  (3,438)
  Common stock issued for acquisition of cranberry
    marshes (62,500 shares)........................         625     --            986,874       --           --
  Stock options exercised..........................         111     --             82,084       --            3,438
  Tax benefit from exercise of stock options.......      --         --             39,404       --           --
  Cash dividends paid:
    $.14 per Class A share.........................      --         --           --           (1,112,324)    --
    $.1272 per Class B share.......................      --         --           --              (80,924)    --
  Net income.......................................      --         --           --            1,581,707     --
                                                     ----------  ---------  -------------  -------------  ---------
Balances, March 31, 1995...........................      40,106      3,181     28,907,593      5,675,667     --

  Net proceeds from common stock offering
    (2,000,000 shares).............................      20,000     --         26,381,133       --           --
  Cash dividends paid:
    $.06 per Class A share.........................      --         --           --             (481,274)    --
    $.05455 per Class B share......................      --         --           --              (34,705)    --
  Net loss.........................................      --         --           --           (1,399,130)    --
                                                     ----------  ---------  -------------  -------------  ---------
  Balances, August 31, 1995........................      60,106      3,181     55,288,726      3,760,558

  Net proceeds from common stock offering (300,000
    shares)........................................       3,000     --          4,013,192       --           --
  Common stock issued for acquisition of cranberry
    marsh (16,807 shares)..........................         168     --            399,832       --           --
  Common stock issued for cranberries purchased
    (29,443 shares)................................         294     --            417,796       --           --
  Stock options exercised..........................         103     --             76,297       --           --
  Tax benefit from exercise of stock options.......      --         --             54,380       --           --
  Effect of two-for-one stock split................      63,672      3,181        (66,853)      --           --
  Cash dividends paid:
    $.145 per Class A share........................      --         --           --           (1,839,610)    --
    $.13175 per Class B share......................      --         --           --              (83,819)    --
  Net income.......................................      --         --           --            6,904,577     --
                                                     ----------  ---------  -------------  -------------  ---------
Balances, August 31, 1996..........................     127,343      6,362     60,183,370      8,741,706     --

  Common stock issued for acquisition of cranberry
    marshes (269,014 shares).......................       2,690     --          5,166,930       --           --
  Stock options exercised..........................       2,041     --          1,544,984       --           --
  Tax benefit from exercise of stock options.......      --         --            993,517       --           --
  Cash dividends paid:
    $.16 per Class A share.........................      --         --           --           (2,097,949)    --
    $.14544 per Class B share......................      --         --           --              (92,529)    --
  Net income.......................................      --         --           --            2,232,460     --
                                                     ----------  ---------  -------------  -------------  ---------
Balances, August 31, 1997..........................  $  132,074  $   6,362  $  67,888,801  $   8,783,688  $
                                                     ----------  ---------  -------------  -------------  ---------
                                                     ----------  ---------  -------------  -------------  ---------

                See notes to consolidated financial statements.

                   NORTHLAND CRANBERRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

                                                                YEARS ENDED            FIVE MONTHS
                                                        ----------------------------      ENDED       YEAR ENDED
                                                         AUGUST 31,     AUGUST 31,     AUGUST 31,      MARCH 31,
                                                            1997           1996           1995           1995
                                                        -------------  -------------  -------------  -------------
Operating activities:
  Net income (loss)...................................  $   2,232,460  $   6,904,577  $  (1,399,130) $   1,581,707
  Cumulative effect of change in accounting method....       --             --           (1,249,469)      --
  Adjustments to reconcile net income (loss) to net
    cash (used in) provided by operating activities:
    Depreciation and amortization.....................      5,242,804      4,151,448      1,481,176      3,094,708
    (Gain) loss on disposal of property and
      equipment.......................................         (5,059)       (25,236)         4,839         (8,331)
    Changes in assets and liabilities:
      Receivables, prepaid expenses and other current
        assets........................................     (5,157,839)    (2,256,715)     1,807,428     (1,350,824)
      Inventories.....................................    (14,039,660)    (4,715,542)    (5,178,107)      (445,206)
      Accounts payable and accrued liabilities........       (423,990)     4,031,250        163,632      1,847,874
      Deferred income taxes...........................      1,516,000      1,289,000       (883,000)       910,000
                                                        -------------  -------------  -------------  -------------
        Net cash (used in) provided by operating
          activities..................................    (10,635,284)     9,378,782     (5,252,631)     5,629,928
                                                        -------------  -------------  -------------  -------------
Investing activities:
  Property and equipment additions....................     (8,812,293)   (14,480,765)    (5,827,245)    (8,716,881)
  Proceeds on disposals of property and equipment.....        108,841        152,065         40,229         65,695
  Acquisitions of cranberry operations................     (6,765,513)    (7,279,818)    (4,485,112)    (5,046,097)
  Net decrease in investments.........................      1,259,548      1,259,548       --            1,259,548
  Other...............................................        (26,415)      (214,018)       (66,507)      (145,412)
                                                        -------------  -------------  -------------  -------------
        Net cash used for investing activities........    (14,235,832)   (20,562,988)   (10,338,635)   (12,583,147)
                                                        -------------  -------------  -------------  -------------
Financing activities:
  Proceeds from long-term debt........................     31,850,000     15,000,000     14,800,000     14,350,000
  Payments on long-term debt..........................     (5,610,388)    (6,053,365)   (24,803,303)    (6,626,409)
  Dividends paid......................................     (2,190,478)    (1,923,429)      (515,978)    (1,193,248)
  Net proceeds from common stock offering.............       --            4,016,192     26,401,133       --
  Exercise of stock options...........................        987,650         76,400       --               85,633
  Other...............................................       (201,467)       (25,819)      (153,265)       (89,638)
                                                        -------------  -------------  -------------  -------------
        Net cash provided by financing activities.....     24,835,317     11,089,979     15,728,587      6,526,338
                                                        -------------  -------------  -------------  -------------
Net (decrease) increase in cash and cash equivalents..        (35,799)       (94,227)       137,321       (426,881)
Cash and cash equivalents, beginning of period........        266,467        360,694        223,373        650,254
                                                        -------------  -------------  -------------  -------------
Cash and cash equivalents, end of period..............  $     230,668  $     266,467  $     360,694  $     223,373
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------
Supplemental disclosure of cash flow information
  Cash paid during the period for:
    Interest (net of interest capitalized)............  $   4,499,870  $   2,716,788  $   2,445,138  $   3,323,440
    Income taxes......................................        525,000      2,768,000       --              268,000
Supplemental disclosures of noncash investing and
  financing activities (See Notes 5 and 7).

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--The business of Northland Cranberries, Inc. (the "Company") consists principally of growing and selling cranberries and cranberry products. In fiscal 1996 and 1995, the Company sold substantially all of its crop harvested for processing to two independent fruit juice and sauce processors for their packaging and resale as private label cranberry juice and sauce, pursuant to contracts which expired on March 31, 1996. In 1993 the Company first implemented its "from marsh to market" vertical integration business strategy when it began selling its own Northland brand fresh cranberries. In fiscal 1996 the Company continued to further this business strategy with the introduction of its own Northland brand 100% cranberry juice blends. The Company's vertical integration business strategy includes marketing and selling frozen fruit, cranberry concentrate and processed branded and private label cranberry products. The Company sells its products throughout the United States, although it also sells fresh fruit and cranberry concentrate in Europe.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wildhawk, Inc. ("Wildhawk"). Wildhawk provides chemicals, fertilizers and crop management services to cranberry growers. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH EQUIVALENTS--Cash equivalents include amounts due from banks and highly liquid debt instruments purchased with maturities of three months or less.

    INVENTORIES--Inventories, which primarily consist of cranberries, juice, concentrates, packaging supplies, fertilizer and chemical products and deferred crop costs, are stated at the lower of cost or market. Deferred crop costs consist of those costs related to the growing of the crop which will be harvested in the following fiscal year (see also Note 2). Inventories are stated at lower of cost or market using the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost, less depreciation and amortization computed on the straight-line method over the estimated useful lives. The costs related to the development of new productive cranberry beds are capitalized during the development period until commercial production is achieved (generally the fifth growing season after planting). Amounts included in construction in progress include construction costs of beds, dikes and ditches, irrigation systems and costs associated with vine clippings planted. In addition, during the development period, certain direct and indirect operating costs are capitalized in construction in progress. The estimated useful lives are 30-40 years for buildings, land improvements, cranberry vines, bulkheads and irrigation equipment, and 5-10 years for other depreciable assets.

    GOODWILL--Goodwill is amortized using the straight-line method over 40 years. Accumulated amortization at August 31, 1997 and 1996 was $220,668 and $196,968, respectively. The Company assesses the carrying value of goodwill at each balance sheet date. Consistent with Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," such assessments include, as appropriate, a comparison of the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period of the goodwill to the net carrying value of goodwill. The Company recognizes diminution in value of goodwill, if any, on a current basis.

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES--The Company accounts for income taxes in accordance with
Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to financial accounting and reporting for income taxes.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable, accounts payable, and notes payable) is a reasonable estimate of the fair value of these instruments.

    REVENUES--The Company realizes revenues from six main sources: sales of branded juice, concentrate, fresh fruit, frozen fruit, vine clippings sold to other growers and fertilizer and chemical sales from Wildhawk to other growers. In addition, the Company carries insurance against crop losses due to hail damage and other perils.

    NET INCOME (LOSS) PER SHARE--Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding increased by the number of dilutive potential common shares based on the treasury stock method. During fiscal 1998 the Company adopted statement of Financial Accounting Standards No. 128 "Earnings Per Share" and accordingly all net income (loss) per share amounts for all periods presented have been restated.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain amounts previously reported have been reclassified to conform with the current presentation.

    ACCOUNTING STANDARDS TO BE ADOPTED--In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 129, "Disclosure of Information about Capital Structure;" SFAS No. 130, "Reporting Comprehensive Income;" SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is currently in the process of evaluating the accounting and disclosure effects of these Statements.

2. CHANGE IN ACCOUNTING METHOD

    Effective April 1, 1995, the Company changed its method of deferring crop growing costs to conform with the provisions of Statement of Position 85-3 "Accounting by Agricultural Producers and Agricultural Cooperatives" which had not been previously adopted by the Company. This change was made to defer crop growing costs based on a November 1 to October 31 crop year, which management believes is its natural crop year. Historically, the Company had deferred certain crop costs based on a crop year of April 1 through October 31. This change resulted in an increase in net income for the five months ended August 31, 1995 of $1,249,000 (net of income taxes of $806,000), reflecting the cumulative effect of this change for periods prior to April 1, 1995. The pro forma effects for the year ended March 31, 1995,

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

2. CHANGE IN ACCOUNTING METHOD (CONTINUED) assuming the change had been in effect throughout the year, would have been to increase net income by $195,000, or $0.02 per share.

3. CHANGE IN FISCAL YEAR

    The Company changed its fiscal year end from March 31 to August 31 in order to correspond the Company's fiscal year with the new annual business cycle resulting from the implementation of its strategy to begin marketing and selling value-added processed consumer cranberry products. This change in fiscal year end also better matches the costs and expenses associated with growing each year's crop with the expected revenues to be generated from the sales of the consumer products produced from such crop.

4. STOCK SPLIT

    On June 26, 1996, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend distributed on September 3, 1996 to shareholders of record on August 15, 1996. Shareholders' equity has been adjusted by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. In addition, all references in the financial statements to per share amounts, stock option data and market prices of the Company's stock have been restated.

5. ACQUISITIONS

    On September 13, 1994, the Company acquired three productive cranberry bogs and certain of the associated assets of Yellow River Cranberry Company and Wolfe Cranberry Company for $18,000,000 plus 62,500 shares of Class A Common Stock. The purchase price was paid through the delivery of $5,000,000 cash and 62,500 shares of Class A Common Stock upon closing and the issuance of $13,000,000 in promissory notes. The promissory notes were fully paid as of August 31, 1996.

    On June 6, 1995, the Company purchased two productive cranberry bogs and certain of the associated assets of United Cape Cod Cranberry Limited Partnership for $14,706,000. The purchase price was paid in cash. The Company had leased this property from September 13, 1993 until the date of purchase.

    On March 15, 1996, the Company acquired the productive cranberry bog and certain of the associated assets of Mariposa II Cranberries for $3,050,000. The purchase price was paid through the delivery of $2,050,000 cash and the issuance of a $1,000,000 promissory note. This promissory note was paid during June 1996.

    On July 8, 1996, the Company acquired the productive cranberry bog and certain of the associated assets of the Koller Cranberry Company for $4,900,000. The purchase price was paid through the delivery of $4,400,000 cash and 16,807 shares of Class A Common Stock.

    On September 27, 1996, the Company acquired the productive cranberry bog and certain of the associated assets of John E. McFarland & Sons, Inc. for $7,850,000. The purchase price was paid through the delivery of $4,850,000 cash and 169,014 shares of Class A Common Stock.

    On December 30, 1996, the Company acquired the productive cranberry bog and certain of the associated assets of Vanatta Cranberry Company LLC for $4,350,000. The purchase price was paid through the delivery of $2,175,000 cash and 100,000 shares of Class A Common Stock.

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

5. ACQUISITIONS (CONTINUED)
    The acquisitions were recorded using the purchase method of accounting and, accordingly, the results of operations of the acquired businesses are included in the statements of operations from the date of acquisition. The pro forma effects, assuming the fiscal 1997 acquisitions had occurred on September 1, 1995, were not significant.

6. INVENTORIES

    Inventories at August 31, 1997 and 1996 were as follows:

                                                                     1997           1996
                                                                 -------------  -------------
Raw materials..................................................  $   6,274,305  $   1,692,403
Finished goods.................................................      9,001,810      1,399,335
Deferred crop costs............................................     11,177,972      9,322,688
                                                                 -------------  -------------
                                                                    26,454,087  $  12,414,426
                                                                 -------------  -------------
                                                                 -------------  -------------

7. PROPERTY AND EQUIPMENT

    Property and equipment at August 31, 1997 and 1996 were as follows:

                                                                    1997            1996
                                                               --------------  --------------
Land.........................................................  $    7,548,486  $    7,351,596
Land improvements............................................      14,709,554      12,346,400
Cranberry vines, bulkheads and irrigation equipment..........      72,153,272      59,607,337
Buildings and improvements...................................      17,627,758      12,986,763
Equipment and vehicles.......................................      33,428,680      23,727,102
Construction in progress.....................................      16,397,639      25,079,393
                                                               --------------  --------------
                                                                  161,865,389     141,098,591

Less accumulated depreciation and amortization...............      23,592,348      18,609,490
                                                               --------------  --------------
                                                               $  138,273,041  $  122,489,101
                                                               --------------  --------------
                                                               --------------  --------------

    The Company capitalized $1,398,092, $1,531,405, $557,065 and $1,065,164 of
interest for the years ended August 31, 1997 and 1996, five-month transition period ended August 31, 1995, and the year ended March 31, 1995, respectively.

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

8. INVESTMENTS AND OTHER ASSETS

    Investments and other assets at August 31, 1997 and 1996 were as follows:

                                                                        1997          1996
                                                                    ------------  ------------
Investments.......................................................  $    --       $  1,259,548
Leasehold interests, net..........................................     1,039,395     1,197,277
Goodwill, net.....................................................       734,010       757,710
Other.............................................................     1,195,229     1,163,486
                                                                    ------------  ------------
                                                                    $  2,968,634  $  4,378,021
                                                                    ------------  ------------
                                                                    ------------  ------------

    On August 31, 1993, the Company terminated its membership in the Ocean Spray marketing cooperative. Upon termination, Ocean Spray common stock held by the Company was converted into Ocean Spray 4% preferred stock of equal value and both the preferred stock and notices of allocation are being redeemed over a five-year period. Remaining payments of $1,259,548 will be received in fiscal 1998.

9. ACCRUED LIABILITIES

    Accrued liabilities at August 31, 1997 and 1996 were as follows:

                                                                        1997          1996
                                                                    ------------  ------------
Compensation and other employee benefits..........................  $  1,038,134  $  2,870,565
Property taxes....................................................       469,832       518,181
Interest..........................................................       331,828       338,594
Commissions.......................................................       320,733        59,678
Income taxes......................................................       181,976       338,332
Other.............................................................     1,749,158     1,789,072
                                                                    ------------  ------------
                                                                    $  4,091,661  $  5,914,422
                                                                    ------------  ------------
                                                                    ------------  ------------

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

10. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

    Long-term debt at August 31, 1997 and 1996 was as follows:

                                                                     1997           1996
                                                                 -------------  -------------
Credit agreement with a bank:
  Revolving credit facility....................................  $  41,500,000  $  10,050,000
  Acquisition credit facility..................................      7,950,000      9,600,000
  Term loan....................................................      8,400,000      9,450,000
  Term loan....................................................      2,760,000      3,680,000
  Term loan....................................................      3,428,000      4,000,000
Term loan payable to insurance company with interest at
  8.69%........................................................     13,641,173     14,267,752
Term loan payable to insurance company with interest at
  7.85%........................................................      9,098,534      9,490,343
                                                                 -------------  -------------
                                                                    86,777,707     60,538,095
Less current portion...........................................      3,647,000      3,560,000
                                                                 -------------  -------------
                                                                 $  83,130,707  $  56,978,095
                                                                 -------------  -------------
                                                                 -------------  -------------

    On August 31, 1994, the Company entered into a credit agreement with a bank, which was subsequently amended on June 7, 1995, November 4, 1996 and October 3, 1997, and provides for a secured revolving credit facility of $75,000,000 and three secured term credit facilities in the amounts of $4,600,000, $4,000,000 and $10,500,000. The revolving credit facility terminates on December 31, 2000. However, the Company may request annual extensions. If the Company does not extend the termination date of the revolving credit facility, all amounts outstanding under the term loans become payable on the revolving credit facility termination date. Interest on amounts outstanding under the revolving credit facility is payable at the bank's domestic rate, the bank's offered rate, or an adjusted LIBOR rate plus an applicable rate margin, at the option of the Company. Interest on amounts outstanding under the secured term credit facilities and secured acquisition credit facility is payable at the bank's domestic rate, the bank's offered rate, or an adjusted LIBOR rate plus an applicable rate margin, at the option of the Company. Amounts outstanding under the first and third secured term credit facilities are due in semi-annual payments of $460,000 and $525,000, respectively. Amounts outstanding under the second secured term credit facility are due in semi-annual payments of $286,000 and a final payment of $1,998,000. The Company must pay a commitment fee on the average daily unused amount of the revolving credit facility.

    The amount of unused available borrowings under the amended credit facilities was $25,550,000 at August 31, 1997.

    The 8.69% term loan with an insurance company is payable in semi-annual installments of $926,562, including interest, through July 1, 2004. The interest rate will be adjusted in fiscal year 1999, as determined by the insurance company, but the adjusted rate will not exceed 2.25% over the then five-year treasury bond yield.

    The 7.85% term loan with an insurance company is payable in semi-annual installments of $564,630, including interest, through August 1, 2008. The interest rate will be adjusted in fiscal years 1998 and 2003,

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

10. NOTES PAYABLE AND LONG-TERM OBLIGATIONS (CONTINUED) as determined by the insurance company, but the adjusted rate will not exceed 2.25% over the then five-year treasury bond yield.

    Substantially all assets of the Company are pledged as collateral for its borrowings. The Company's loan agreements require, among other things, that the Company maintain a certain level of shareholders' equity, ($73,000,000 at August 31, 1997), debt-to-equity ratio and "fixed charge coverage ratio," as defined. In addition, the agreements place restrictions on the repurchase of stock and do not allow total cash dividend payments or other distributions, as defined, to exceed $.04 per Class A share during each quarter in fiscal 1998 and in any fiscal year thereafter to exceed 50% of the Company's net income for such fiscal year.

    The aggregate scheduled future maturities of long-term obligations for the next five fiscal years ending August 31 are as follows:

1998...........................................................  $3,647,000
1999...........................................................   3,742,000
2000...........................................................  10,806,000
2001...........................................................  50,864,000
2002...........................................................   1,535,000
Thereafter.....................................................  16,183,707
                                                                 ----------
                                                                 $86,777,707
                                                                 ----------
                                                                 ----------

11. SHAREHOLDERS' EQUITY

    The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $.01.

    The authorized common stock of the Company consists of 60,000,000 shares of Class A Common Stock and 4,000,000 shares of Class B Common Stock. Outstanding Class B shares are convertible into Class A shares on a one-for-one basis at any time. The shares of Class A Common Stock are entitled to one vote per share and the shares of Class B Common Stock are entitled to three votes per share. Holders of Class A Common Stock are entitled to receive cash dividends equal to at least 110% of any cash dividends paid on the shares of Class B Common Stock. However, cash dividends may be paid on Class A Common Stock without a concurrent cash dividend being paid on the Class B Common Stock. If at any time the outstanding shares of Class B Common Stock fall below 2% of the outstanding shares of Class A Common Stock, they will be automatically converted into Class A Common Stock.

    In August 1995, the Company issued 2,000,000 shares of Class A Common Stock through a public offering, resulting in net proceeds of approximately $26,401,000. The Company issued an additional 300,000 shares of Class A Common Stock in September 1995 pursuant to the Underwriters exercise of its over-allotment option granted in connection with the August public stock offering, resulting in net proceeds of approximately $4,016,000.

    On July 22, 1996, the Company filed a Form S-4 Registration Statement ("shelf registration") with the Securities and Exchange Commission. The Registration Statement covers up to 1,000,000 shares of Class A Common Stock of the Company which may be issued from time to time in connection with acquisitions by the Company of businesses or properties, or interests therein.

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

11. SHAREHOLDERS' EQUITY (CONTINUED)

    At August 31, 1997, 2,822,720 shares of Class A Common Stock were reserved for issuance under the Company's stock option plans, conversion of Class B Common Stock to Class A Common Stock and the shelf registration.

12. STOCK OPTIONS

    In 1987, the Company adopted the 1987 Stock Option Plan (the "1987 Plan"), which provides for the issuance of 275,000 shares of Class A Common Stock options to certain executive officers and key employees. Stock options granted under the 1987 Plan are exercisable at a price equal to market value on the date of grant for a period determined by the Board of Directors, not to exceed 10 years.

    In fiscal 1990, the Company adopted the 1989 Stock Option Plan (the "1989 Plan"), which provides for the issuance of 600,000 shares of Class A Common Stock options to key employees and directors of the Company. Stock options granted under the 1989 Plan are exercisable at a price established by the Board of Directors, which shall not be less than 85% of the market value on the date of grant for a period determined by the Board of Directors, not to exceed 10 years.

    During the five-month transition period ended August 31, 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"), which provides for the issuance of 800,000 shares of Class A Common Stock to key employees and non-employee directors of the Company. Stock options granted under the 1995 Plan are exercisable at a price established by the Compensation and Stock Option Committee, which shall not be less than 100% of the fair market value on the date of grant for a period determined by the Compensation and Stock Option Committee, not to exceed 10 years.

                                                                                     NUMBER OF   WEIGHTED AVERAGE
                                                                     PRICE RANGE       SHARES     EXERCISE PRICE
                                                                  -----------------  ----------  -----------------
Outstanding at April 1, 1994....................................  $   2.63 - $ 9.38     680,284      $    4.42
  Granted.......................................................      7.75 -   8.75      97,034           8.70
  Exercised.....................................................      2.63 -   7.38     (23,260)          3.68
  Cancelled.....................................................      2.63 -   8.63      (9,772)          4.75
                                                                  -----------------  ----------         ------
Outstanding at March 31, 1995...................................      2.63 -   9.38     744,286           4.99
  Granted.......................................................      7.25 -   7.25      85,000           7.25
  Cancelled.....................................................      3.13 -   8.63      (5,234)          5.97
                                                                  -----------------  ----------         ------
Outstanding at August 31, 1995..................................      2.63 -   9.38     824,052           5.22
  Granted.......................................................     10.88 -  17.75     273,662          10.95
  Exercised.....................................................      2.63 -   8.75     (20,560)          3.72
  Cancelled.....................................................      3.88 -   8.75      (8,000)          6.96
                                                                  -----------------  ----------         ------
Outstanding at August 31, 1996..................................      2.63 -  17.75   1,069,154           6.70
  Granted.......................................................     12.94 -  18.50      61,500          17.48
  Exercised.....................................................      3.75 -  10.88    (204,070)          4.84
  Cancelled.....................................................      7.25 -  18.50     (10,800)         12.56
                                                                  -----------------  ----------         ------
Outstanding at August 31, 1997..................................  $   2.63 - $18.50     915,784      $    7.77
                                                                  -----------------  ----------         ------
                                                                  -----------------  ----------         ------
Shares exercisable at August 31, 1997...........................  $   2.63 - $17.75     826,484      $    7.12
                                                                  -----------------  ----------         ------
                                                                  -----------------  ----------         ------
Available for grant after August 31, 1997.......................                        489,748
                                                                                     ----------
                                                                                     ----------

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

12. STOCK OPTIONS (CONTINUED)
    The following table summarizes information about stock options outstanding at August 31, 1997:

                                     OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                 ----------------------------  -------------------------
                      SHARES        WEIGHTED                      SHARES
                   OUTSTANDING       AVERAGE       WEIGHTED    EXERCISABLE    WEIGHTED
                    AT AUGUST       REMAINING       AVERAGE     AT AUGUST      AVERAGE
RANGE OF               31,         CONTRACTUAL     EXERCISE        31,        EXERCISE
EXERCISE PRICES        1997        LIFE-YEARS        PRICE         1997         PRICE
-----------------  ------------  ---------------  -----------  ------------  -----------
$2.63 - $ 6.00...      398,150            3.2      $    4.06       392,150    $    4.04
  6.01 -  10.00..      194,472            6.3           8.09       169,472         8.12
 10.01 -  18.50..      323,162            8.2          12.15       264,862        11.02
-----------------                          --
                   ------------                   -----------  ------------  -----------
$2.63 - $18.50...      915,784            5.6      $    7.77       826,484    $    7.12
-----------------                          --
-----------------                          --
                   ------------                   -----------  ------------  -----------
                   ------------                   -----------  ------------  -----------

    In Fiscal 1997, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company has elected to continue to follow the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and its related interpretations; accordingly, no compensation cost has been reflected in the financial statements for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                        1997          1996
                                                                    ------------  ------------
Net Income:
  As reported.....................................................  $  2,232,000  $  6,905,000
  Pro forma.......................................................  $  2,124,000  $  6,037,000

Net Income per share--diluted:
  As reported.....................................................  $       0.16  $       0.50
  Pro forma.......................................................  $       0.15  $       0.44

    For the purpose of these disclosures, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 34.2%; risk-free interest rate of 6.2%; 0.93% dividend rate during the expected term; and an expected life of 9 years.

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

13. INCOME TAXES

    The provision for income taxes is as follows:

                                        AUGUST 31,    AUGUST 31,    AUGUST 31,     MARCH 31,
                                           1997          1996          1995           1995
                                       ------------  ------------  -------------  ------------
Currently payable:
  Federal............................  $    --       $  2,997,000  $    --        $    141,000
  State..............................       --            223,000       --             --
                                       ------------  ------------  -------------  ------------
                                            --          3,220,000       --             141,000

Deferred:
  Federal............................     1,274,000       944,000     (1,368,000)      721,000
  State..............................       242,000       345,000       (321,000)      189,000
                                       ------------  ------------  -------------  ------------
                                          1,516,000     1,289,000     (1,689,000)      910,000
                                       ------------  ------------  -------------  ------------
                                       $  1,516,000  $  4,509,000  $  (1,689,000) $  1,051,000
                                       ------------  ------------  -------------  ------------
                                       ------------  ------------  -------------  ------------

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of August 31, 1997 and 1996 consist of the following:

                                                                       1997          1996
                                                                   ------------  -------------
Deferred tax assets:
  Tax loss carryforwards.........................................  $  2,979,000  $     955,000
  AMT tax credits and other carryforwards........................     3,552,000      3,676,000
                                                                   ------------  -------------
                                                                      6,531,000      4,631,000
                                                                   ------------  -------------
Deferred tax liabilities:
  Cranberry sales................................................       299,000        459,000
  Depreciation and amortization..................................    12,642,000     10,429,000
                                                                   ------------  -------------
                                                                     12,941,000     10,888,000
                                                                   ------------  -------------
Net deferred tax liability.......................................  $  6,410,000  $   6,257,000
                                                                   ------------  -------------
                                                                   ------------  -------------

    At August 31, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $7,597,000, which expire at various dates through 2012.

    A reconciliation of the Federal statutory income tax rate to the effective income tax rate is as follows:

                                                 AUGUST 31,     AUGUST 31,     AUGUST 31,      MARCH 31,
                                                    1997           1996           1995           1995
                                                -------------  -------------  -------------  -------------
Statutory tax rate............................         34.0%          34.0%          34.0%          34.0%
State income taxes, net of Federal tax
  benefit.....................................          5.2            5.2            5.2            5.3
Other, net....................................          1.2            0.3           (0.3)           0.6
                                                        ---            ---            ---            ---
Effective tax rate............................         40.4%          39.5%          38.9%          39.9%
                                                        ---            ---            ---            ---
                                                        ---            ---            ---            ---

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

14. LEASE COMMITMENTS

    On April 10, 1990, the Company acquired leasehold interests in two cranberry marshes in Nantucket, Massachusetts. On March 31, 1994, the Company entered into an agreement which extended the original lease term through November 30, 2003. The unamortized cost of the leasehold interests are being amortized over the extended lease term on a straight-line basis. Accumulated amortization of the leasehold interests at August 31, 1997 and 1996 was $1,167,726 and $1,009,843, respectively. Rental payments are based on 20 percent of gross cash receipts from agricultural production, subject to certain minimums which are dependent upon the state-wide average crop yield. Rent expense for the years ended August 31, 1997 and 1996, five-month transition period ended August 31, 1995, and the year ended March 31, 1995 was $262,796 and $261,166, $0 and $338,984,
respectively.

    On September 5, 1991 the Company entered into a net lease with Equitable Life Assurance Society of the United States ("Equitable") for Cranberry Hills cranberry marsh, which Equitable purchased on May 3, 1991 from Cranberry Hills Partnership ("Cranberry Hills"), a partnership controlled by the Company's CEO and two former directors. The lease, which expires December 31, 2000, provides for rent payments of $284,625 in year one and increasing to $380,875 in year nine with a final payment of $214,906 on June 1, 2000. The lease grants the Company a right of first refusal to purchase the leased premises or to renew the lease on terms Equitable is prepared to accept from a bona fide third party. The purchase agreement also provides for payments to Cranberry Hills of 25% of the premises income, if any, during the term of the lease with Equitable. The amount expensed in fiscal 1997 and 1996, the five-month transition period ending August 31, 1995 and fiscal 1995 was $85,598, $64,079, $0 and $8,973, respectively.

    The future minimum annual payments on noncancelable operating lease agreements for the next three fiscal years ending August 31 are as follows:

1998............................................................  $ 376,000
1999............................................................    371,000
2000............................................................    401,000
                                                                  ---------
                                                                  $1,148,000
                                                                  ---------
                                                                  ---------

    The above table does not include any amounts for potential minimum payments under the Nantucket leasehold interest described above, because such amounts, if any, are not presently determinable.

15. SUPPLY CONTRACTS

    The Company has entered into multiple-year crop purchase contracts, with 27 independent cranberry growers pursuant to which the Company has contracted to purchase all of the cranberry crop produced on 1,557 planted acres owned by these growers.

16. 401(k) RETIREMENT PLAN

    Effective January 1, 1996, the Company established a 401(k) savings plan that covers substantially all full-time employees. The Company contributes amounts based on employee contributions under this plan. The cost of the Company's contributions to this plan for fiscal 1997 and 1996 was $126,867 and $63,182, respectively.

              YEARS ENDED AUGUST 31, 1997 AND 1996, MARCH 31, 1995
             AND FIVE-MONTH TRANSITION PERIOD ENDED AUGUST 31, 1995

17. SIGNIFICANT CUSTOMERS

    As discussed in Note 1, the Company had supply agreements to sell the majority of its product to two independent fruit juice and sauce processors. After delivery of the 1995 crop, these agreements expired.

    In fiscal years 1997 and 1996, the Company had sales of approximately $5,797,000 and $4,700,000, or 12.2% and 12.5%, respectively, of net sales to one customer.

                   NORTHLAND CRANBERRIES, INC. AND SUBSIDIARY

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                     FEBRUARY 28, 1998 AND AUGUST 31, 1997

                                          ASSETS
                                                                    FEBRUARY
                                                                       28,      AUGUST 31,
                                                                      1998         1997
                                                                   -----------  -----------
Current assets:
  Cash and cash equivalents......................................  $   206,983  $   230,668
  Accounts and notes receivable..................................   16,490,707    6,995,595
  Investments....................................................      --         1,259,548
  Inventories....................................................   37,414,012   26,454,087
  Prepaid expenses...............................................    2,760,639    1,715,351
  Deferred income taxes..........................................    3,035,486    3,035,486
                                                                   -----------  -----------
    Total current assets.........................................   59,907,827   39,690,735

Property and equipment--at cost..................................  166,123,631  161,865,389
  Less accumulated depreciation..................................   26,539,970   23,592,348
                                                                   -----------  -----------
  Net property and equipment.....................................  139,583,661  138,273,041
Leasehold interests, net.........................................      960,453    1,039,395
Other............................................................    2,096,931    1,929,239
                                                                   -----------  -----------
    Total assets.................................................  $202,548,872 $180,932,410
                                                                   -----------  -----------
                                                                   -----------  -----------

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................................  $ 5,013,248  $ 3,806,261
  Accrued liabilities............................................    7,352,909    4,091,661
  Current portion of long-term obligations.......................    3,844,000    3,647,000
                                                                   -----------  -----------
    Total current liabilities....................................   16,210,157   11,544,922

Long-term obligations............................................  100,783,842   83,130,707
Deferred income taxes............................................    9,574,079    9,445,856
                                                                   -----------  -----------
    Total liabilities............................................  126,568,078  104,121,485

Shareholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized,
    none issued..................................................      --           --
  Common stock:
    Class A, $.01 par value, 13,219,370 and 12,734,286 shares
      issued and outstanding, respectively.......................      132,141      132,074
    Class B, $.01 par value, 636,202 shares issued and
      outstanding................................................        6,362        6,362
Additional paid-in capital.......................................   67,945,969   67,888,801
Retained earnings................................................    7,896,322    8,783,688
                                                                   -----------  -----------
                                                                    75,980,794   76,810,925
                                                                   -----------  -----------
    Total liabilities and shareholders' equity...................  $202,548,872 $180,932,410
                                                                   -----------  -----------
                                                                   -----------  -----------

           See notes to unaudited consolidated financial statements.

                   NORTHLAND CRANBERRIES, INC. AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                  SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1997

                                                                                           SIX MONTHS ENDED
                                                                                             FEBRUARY 28,
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
Revenues...........................................................................  $  48,726,754  $  24,433,489
Cost of sales......................................................................     26,016,742     11,172,972
                                                                                     -------------  -------------
Gross profit.......................................................................     22,710,012     13,260,517
Costs and expenses:
  Selling, general and administrative..............................................     18,975,651      6,334,579
  Interest.........................................................................      3,341,583      1,909,505
                                                                                     -------------  -------------
    Total costs and expenses.......................................................     22,317,234      8,244,084
                                                                                     -------------  -------------
Income before income taxes.........................................................        392,778      5,016,433
Income taxes.......................................................................        176,000      1,988,000
                                                                                     -------------  -------------
Net income.........................................................................  $     216,778  $   3,028,433
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Basic income per share.............................................................  $        0.02  $        0.22
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Diluted income per share...........................................................  $        0.02  $        0.21
                                                                                     -------------  -------------
                                                                                     -------------  -------------

           See notes to unaudited consolidated financial statements.

                   NORTHLAND CRANBERRIES. INC. AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                  SIX MONTHS ENDED FEBRUARY 28, 1998 AND 1997

                                                                                            SIX MONTHS ENDED
                                                                                              FEBRUARY 28,
                                                                                      ----------------------------
                                                                                          1998           1997
                                                                                      -------------  -------------
Operating activities:
  Net income........................................................................  $     216,778  $   3,028,433
  Adjustments to reconcile net income to net cash used for operating activities:
    Depreciation and amortization...................................................      3,157,976      2,445,346
    Changes in assets and liabilities:
      Receivables and other current assets..........................................     (9,280,852)    (6,159,051)
      Inventories...................................................................    (10,959,925)    (7,133,246)
      Accounts payable and accrued liabilities......................................      4,468,235      1,223,877
      Deferred income taxes.........................................................        128,223      1,601,839
                                                                                      -------------  -------------
        Net cash used for operating activities......................................    (12,269,565)    (4,991,902)
                                                                                      -------------  -------------
Investing activities:
  Acquisitions of cranberry operations..............................................              0     (6,765,513)
  Property and equipment additions..................................................     (4,265,077)    (5,271,051)
  Investments.......................................................................              0      1,201,886
  Other.............................................................................       (118,951)      (762,757)
                                                                                      -------------  -------------
        Net cash used for investing activities......................................     (4,384,028)   (11,597,429)
                                                                                      -------------  -------------
Financing activities:
  Increase in debt..................................................................     17,850,135     18,330,238
  Dividends paid....................................................................     (1,104,144)    (1,088,646)
  Exercise of stock options.........................................................         57,235        732,000
  Other.............................................................................       (173,318)      (169,582)
                                                                                      -------------  -------------
        Net cash provided by financing activities...................................     16,629,908     17,804,007
                                                                                      -------------  -------------
Net (decrease) increase in cash and cash equivalents................................        (23,685)     1,214,676
Cash and cash equivalents, beginning of period......................................        230,668        266,467
                                                                                      -------------  -------------
        Cash and cash equivalents, end of period....................................  $     206,983  $   1,481,143
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosure of cash flow information
  Cash paid during the period for--
    Interest (net of interest capitalized)..........................................  $   3,385,242  $   1,918,765

           See notes to unaudited consolidated financial statements.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  BASIS OF PRESENTATION

    The condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, the foregoing statements contain all adjustments necessary to present fairly the financial position of the Company as of February 28, 1998, and its results of operations and cash flows for the six-month period ended February 28, 1998 and 1997, respectively. The Company's consolidated balance sheet as of August 31, 1997 included herein has been taken from the Company's audited financial statements of that date included in the Company's latest annual report.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements can be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report.

    The Company periodically reviews long-lived assets to assess recoverability and impairments will be recognized in operating results if a permanent diminution in value were to occur.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Minot Food Packers, Inc.
Bridgeton, New Jersey

    We have audited the accompanying balance sheet of Minot Food Packers, Inc. as of June 30, 1997, and the related statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minot Food Packers, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Philadelphia, Pennsylvania
August 12, 1997,
except for Note 4, which is as of September 4, 1997, and Note 5, which is as of October 28, 1997.

                            MINOT FOOD PACKERS, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1997

                                  ASSETS (NOTES 4 AND 5)
Current assets
  Accounts receivable
    Trade, net of allowance for doubtful accounts of $105,612..................  $2,319,991
    Related party (Note 9).....................................................     119,750
  Inventories (Note 1).........................................................   7,305,334
  Prepaid expenses and other current assets....................................      89,907
                                                                                 ----------
      Total current assets.....................................................   9,834,982
                                                                                 ----------
  Property, plant and equipment, net (Note 2)..................................   8,804,124
                                                                                 ----------
  Other assets
    Deferred costs, net of accumulated amortization of $267,988 (Note 3).......     372,504
    Deferred financing costs, net of accumulated amortization of $75,146.......     182,200
    Cash surrender value of life insurance.....................................      17,853
                                                                                 ----------
      Total other assets.......................................................     572,557
                                                                                 ----------
                                                                                 $19,211,663
                                                                                 ----------
                                                                                 ----------

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Note payable, bank (Note 4)..................................................  $2,510,424
  Checks issued against future deposits........................................   1,028,354
  Accounts payable.............................................................   3,328,679
  Current maturities of long-term debt (Note 5)................................     919,838
  Current maturities of subordinated debt (Note 6).............................      17,036
  Accrued expenses.............................................................     635,912
                                                                                 ----------
    Total current liabilities..................................................   8,440,243
                                                                                 ----------
Other liabilities
  Long-term debt, net of current maturities (Note 5)...........................   8,926,844
  Subordinated debt, net of current maturities (Note 6)........................     535,229
                                                                                 ----------
    Total other liabilities....................................................   9,462,073
                                                                                 ----------
    Total liabilities..........................................................  17,902,316
                                                                                 ----------
Commitments (Notes 7 and 8)

Stockholder's equity
  Common stock, no par value
    Authorized 5,000 shares
    Issued 2,440 shares........................................................      --
  Additional paid-in capital...................................................     489,933
  Retained earnings............................................................   4,153,837
                                                                                 ----------
                                                                                  4,643,770
Less treasury stock, at cost, 2,196.5 shares...................................  (3,334,423)
                                                                                 ----------
      Total stockholder's equity...............................................   1,309,347
                                                                                 ----------
                                                                                 $19,211,663
                                                                                 ----------
                                                                                 ----------

     See accompanying Independent Auditors' Report, summary of significant accounting policies and notes to financial statements.

                            MINOT FOOD PACKERS, INC.

                              STATEMENT OF INCOME

                            YEAR ENDED JUNE 30, 1997

Net sales (Note 10)............................................................  $41,454,067
Cost of products sold..........................................................  33,709,956
                                                                                 ----------
                                                                                  7,744,111
                                                                                 ----------
Operating expenses
  Selling......................................................................   2,302,621
  Brokerage....................................................................     876,986
  General and administrative...................................................   2,450,145
                                                                                 ----------
Total operating expense........................................................   5,629,752
                                                                                 ----------
Income from operations.........................................................   2,114,359
                                                                                 ----------
Other income (expense)
  Interest expense.............................................................  (1,131,461)
  Miscellaneous income.........................................................     197,972
                                                                                 ----------
Other (expense), net...........................................................    (933,489)
                                                                                 ----------
Net income.....................................................................  $1,180,870
                                                                                 ----------
                                                                                 ----------

     See accompanying Independent Auditors' Report, summary of significant accounting policies and notes to financial statements.

                            MINOT FOOD PACKERS, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                            YEAR ENDED JUNE 30, 1997

                                                              COMMON STOCK        ADDITIONAL                  TREASURY
                                                        ------------------------   PAID-IN      RETAINED        STOCK
                                                          SHARES       AMOUNT      CAPITAL      EARNINGS       AT COST
                                                        -----------  -----------  ----------  ------------  -------------
Balance, June 30, 1996................................       2,440    $  --       $  489,933  $  2,972,967  $  (3,334,423)
Net Income............................................                   --           --         1,180,870       --
                                                             -----        -----   ----------  ------------  -------------
Balance, June 30, 1997................................       2,440    $  --       $  489,933  $  4,153,837  $  (3,334,423)
                                                             -----        -----   ----------  ------------  -------------
                                                             -----        -----   ----------  ------------  -------------

     See accompanying Independent Auditors' Report, summary of significant accounting policies and notes to financial statements.

                            MINOT FOOD PACKERS, INC.

                            STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 30, 1997

Operating activities
  Net income....................................................................  $1,180,870
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization...............................................     892,428
    Amortization of intangibles.................................................     141,219
    Provision for doubtful accounts.............................................     (70,682)
Changes in operating assets and liabilities
  (Increase) in accounts receivable.............................................    (249,891)
  (Increase) in inventories.....................................................    (748,850)
  (Increase) in accounts receivable, related party..............................    (119,750)
  Decrease in prepaid expenses..................................................      66,270
  (Increase) in deferred costs..................................................     (21,701)
  (Decrease) in accounts payable................................................  (1,330,722)
  Increase in accrued expenses..................................................      46,401
  Increase in checks issued against future deposits.............................     895,263
                                                                                  ----------
Net cash provided by operating activities.......................................     680,855
                                                                                  ----------
Investing activities
  Purchases of property, plant and equipment....................................    (804,377)
  Increase in cash surrender value of life insurance............................      (2,055)
                                                                                  ----------
Net cash (used in) investing activities.........................................    (806,432)
                                                                                  ----------
Financing activities
  Advances on note payable, bank................................................  38,665,933
  Repayments of note payable, bank..............................................  (38,155,508)
  Principal payments on long-term debt..........................................    (370,480)
  Principal payments on subordinated debt.......................................     (14,368)
                                                                                  ----------
Net cash provided by financing activities.......................................     125,577
                                                                                  ----------
Change in cash..................................................................  $   --
Cash, beginning of year.........................................................  $   --
Cash, end of year...............................................................  $   --
                                                                                  ----------
Supplemental disclosure of cash flow information
  Cash paid during the year for interest........................................  $1,130,155
                                                                                  ----------
                                                                                  ----------

     See accompanying Independent Auditors' Report, summary of significant accounting policies and notes to financial statements.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                            YEAR ENDED JUNE 30, 1997

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY--Minot Food Packers, Inc. ("Minot" or the "Company") is engaged in the production and packing of cranberry sauce, fruit juices and juice drinks for wholesale distribution predominantly in the northeast corridor of the United States. The Company also performs copacking services of similar products for certain major retailers of fruit juices and juice drinks.

    INVENTORIES--Inventories are stated at the lower of cost or market using the weighted average cost method.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Depreciation and amortization are computed over the estimated useful lives of the respective assets using straight-line and accelerated methods. Upon sale or retirement of assets, the costs and accumulated depreciation and amortization are eliminated from the accounts and the resulting gain or loss is included in operations. Expenditures for repairs and maintenance which do not increase the useful lives of the assets are charged to operations as incurred.

    DEFERRED FINANCING COSTS--Costs incurred in connection with long-term financing have been capitalized and are being amortized over the term of the related debt. Amortization expense for the year ended June 30, 1997 was $37,572.

    DEFERRED COSTS--Costs incurred in connection with label redesign and preferred slotting arrangements have been capitalized and are being amortized on a straight-line basis over their estimated useful lives of 15 and 4 years, respectively.

    Fees associated with the development of computer software have been capitalized and are being amortized on a straight-line basis over 1 to 3 years.

    INCOME TAXES--Deferred income taxes are recorded for temporary differences between: (1) taxable income and pre-tax financial income and (2) the tax bases of assets or liabilities and their reported amounts in the financial statements.

    The Company, with the consent of its stockholder, elected to have its income taxed under the S Corporation provisions of the Internal Revenue Code, which provides that, in lieu of corporation income taxes, the stockholder is taxed on the Company's taxable income. Therefore, no provision or liability for federal income taxes is reflected in these financial statements.

    DEFINED BENEFIT PENSION COSTS--Pension costs are calculated to charge operations with the pension benefits available to plan participants during the time the plan participants are employed. The components of pension cost include the following: contributions, amortization of prior service costs, interest costs and the net return on assets.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CREDIT RISK--The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information. Generally, the Company does not require collateral from its customers.

    FAIR VALUES OF FINANCIAL INSTRUMENTS--The carrying amounts of the Company's financial instruments, consisting of receivables, notes payable and accounts payable, approximate their fair value because of the immediate or short-term maturity of these financial instruments. Long-term debt and subordinated debt are based on quoted market prices or where quoted market prices are not available on the present value of cash flow, discounted at estimated borrowing rates for similar debt instruments.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company assesses the recoverability of fixed assets and intangibles based on undiscounted estimated future operating cash flows. If the Company determines that the carrying values have been impaired, the measurement and recognition of the impairment will be based on estimated discounted future operating cash flows. As of June 30, 1997, the carrying value of these assets has been determined not to be impaired.

                         NOTES TO FINANCIAL STATEMENTS

                            YEAR ENDED JUNE 30, 1997

1. INVENTORIES

                                                                                    JUNE 30,
                                                                                      1997
                                                                                  ------------
Raw materials...................................................................  $  3,205,990
Finished goods..................................................................     2,101,191
Packaging material, supplies and labels.........................................     1,998,153
                                                                                  ------------
                                                                                  $  7,305,334
                                                                                  ------------
                                                                                  ------------

2. PROPERTY, PLANT AND EQUIPMENT

                                                                      ESTIMATED
                                                                    USEFUL LIVES,     JUNE 30,
                                                                      IN YEARS          1997
                                                                   ---------------  -------------
Land.............................................................        --         $     135,792
Land improvements................................................       5-39              402,399
Buildings and building improvements..............................       5-39            3,734,060
Machinery and equipment..........................................       5-15           12,695,600
Warehouse and warehouse equipment................................       3-39            1,860,589
Office equipment, furniture and fixtures.........................       3-10              405,496
Transportation equipment.........................................        3-7              105,704
                                                                                    -------------
                                                                                       19,339,640

Less accumulated depreciation and amortization...................                      10,535,516
                                                                                    -------------
                                                                                    $   8,804,124
                                                                                    -------------
                                                                                    -------------

    Depreciation and amortization expense was $892,428 for the year ended June 30, 1997.

3. DEFERRED COSTS

                                                                                     JUNE 30,
                                                                                       1997
                                                                                    ----------
Label design and redesign.........................................................  $  336,787
Slotting fees.....................................................................     119,576
Computer software.................................................................     184,129
                                                                                    ----------
                                                                                       640,492
Less accumulated amortization.....................................................     267,988
                                                                                    ----------
                                                                                    $  372,504
                                                                                    ----------
                                                                                    ----------

    As a result of mandated Nutritional Labeling and Education Act (NLEA), regulations effective August 1994, the Company incurred substantial costs in the design and engineering of product labels. The costs associated with the redesign have been deferred and are being amortized over a fifteen-year period.

                            YEAR ENDED JUNE 30, 1997

3. DEFERRED COSTS (CONTINUED)
    The Company has also paid fees to retail customers to secure desirable shelf locations for Company products. These so-called slotting fees are being amortized over the estimated terms of the related agreements, four years.

    Total amortization expense was $103,645 for the year ended June 30, 1997.

4. NOTE PAYABLE, BANK

    The Company has borrowed $2,510,424 under a $3,500,000 line of credit with a bank. Interest was payable at the bank's prime rate plus 1% (effectively 9.5% at June 30, 1997) with borrowings collateralized by substantially all assets of the Company. The line of credit agreement, as amended on September 4, 1997, reduced the interest rate charged the Company to the bank's prime rate plus 1/2% and extended the line to September 30, 1998.

5. LONG-TERM DEBT

                                                                                    JUNE 30,
                                                                                      1997
                                                                                  ------------
Bridge loan, payable to a bank, in the original amount of $5,500,000. On
  December 31, 1996, the Company signed an amended and restated mortgage note which reduced the original note to $4,500,000 and created a $1,000,000 term loan (see below). The new mortgage note is payable in 35 monthly installments of $18,750 commencing January 1, 1997 through November 1, 1999 with any remaining principal payable on the 36th and final payment. Interest was payable at the bank's prime rate plus 1% (effectively 9.50% at June 30, 1997)
  through October 30, 1997, at which time the Company's borrowing rate was reduced to the bank's prime rate plus 1/2%....................................  $  4,500,000

Equipment loan, payable to a bank in 120 monthly installments of $38,655
  including interest at 9.4%, due August 2005...................................     2,647,707

Term loan, payable to a bank in 36 monthly installments of $12,695 including
  interest at 9.05%, due August 1998............................................       880,399

Term loan, payable to a bank, commencing February 1, 1997 in 18 monthly principal installments of $8,333 through July 1998 with any remaining amount payable on August 1, 1998. Interest is payable at the bank's prime rate plus
  1% (effectively 9.50% at June 30, 1997).......................................     1,000,000

Note payable, to a bank, in monthly installments of $6,844 plus interest at 70%
  of the bank's prime rate (effectively 5.95% at June 30, 1997).................       417,366

Restrictive covenant notes payable to former stockholders in monthly installments of $8,333 including interest through 2002 with interest of
  12%...........................................................................       401,210
                                                                                  ------------

                                                                                     9,846,682

Less current maturities.........................................................       919,838
                                                                                  ------------

                                                                                  $  8,926,844
                                                                                  ------------
                                                                                  ------------

                            YEAR ENDED JUNE 30, 1997

5. LONG-TERM DEBT (CONTINUED)
    All of the above debt (except for the restrictive covenant notes) are collateralized by substantially all assets of the Company.

    Annual maturities on long-term debt for subsequent years are as follows:

JUNE 30,
--------------------------------------------------------------------------------
1998............................................................................  $    919,838
1999............................................................................     2,280,464
2000............................................................................     4,363,140
2001............................................................................       461,355
2002............................................................................       500,826
Thereafter......................................................................     1,321,059
                                                                                  ------------
                                                                                  $  9,846,682
                                                                                  ------------
                                                                                  ------------

    The Company was not in compliance of the current ratio and working capital covenants related to the above bank notes at June 30, 1997. The lender has agreed to waive the covenants which were the subject of such noncompliance as at June 30, 1997. Additionally, certain covenants including the above mentioned have been modified and made less restrictive for fiscal 1998 and thereafter, effective September 4, 1997.

6. SUBORDINATED DEBT

    Term loan payable to the Estate of John P. Morello, unsecured, due in monthly installments over twenty years, with interest calculated at the prime rate of Citibank, N.A., adjusted annually (effectively 8.25% at August 5, 1996), current monthly principal and interest payment of $5,164. Loan is subordinated to all bank debt, however, regularly scheduled payments of principal and interest are allowable under the subordination agreement.

                                                                                     JUNE 30,
                                                                                       1997
                                                                                    ----------
                                                                                    $  552,265
Less current maturities...........................................................      17,036
                                                                                    ----------
                                                                                    $  535,229
                                                                                    ----------
                                                                                    ----------

    Annual maturities on long-term debt for subsequent years are as follows:

JUNE 30, 1997
----------------------------------------------------------------------------------
1998..............................................................................  $   17,036
1999..............................................................................      18,495
2000..............................................................................      20,081
2001..............................................................................      21,801
2002..............................................................................      23,670
Thereafter........................................................................     451,182
                                                                                    ----------
                                                                                    $  552,265
                                                                                    ----------
                                                                                    ----------

                            YEAR ENDED JUNE 30, 1997

7. PENSION PLANS

    The Company has a defined benefit pension plan covering substantially all union employees. The benefits are based on years of service. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets consist primarily of cash equivalents and marketable securities.

    Pension expense for the year ended June 30, 1997 included the following components:

                                                                                  YEAR ENDED
                                                                                 JUNE 30, 1997
                                                                                 -------------
Service costs of the current period............................................   $    56,525
Interest cost on the projected benefit obligation..............................        53,241
Actual return on assets held in the plan.......................................       (52,878)
Net amortization of transition asset, and net experience gain..................       (11,008)
                                                                                 -------------
Net periodic pension cost......................................................   $    45,880
                                                                                 -------------
                                                                                 -------------

    The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at June 30, 1997:

                                                                                     JUNE 30,
                                                                                       1997
                                                                                    ----------
Actuarial present value of benefit obligations
  Vested benefit obligation.......................................................  $  761,778
  Projected benefit obligation....................................................     836,093
                                                                                    ----------
                                                                                    ----------

                                                                                    JUNE 30,
                                                                                      1997
                                                                                   -----------
Costs recognized at June 30, 1997
  Projected benefit obligation...................................................  $   836,093
  Plan assets at fair value......................................................      657,569
                                                                                   -----------
Projected benefit obligation in excess of plan assets............................     (178,524)
Unrecognized net asset at transition being recognized over 26.12 years...........     (100,019)
Unrecognized prior service cost..................................................       45,627
Unrecognized net loss from past experience different from assumptions............      183,111
Minimum required liability adjustment............................................     (128,719)
                                                                                   -----------
Accrued pension cost included in other current liabilities at June 30, 1997......  $  (178,524)
                                                                                   -----------
                                                                                   -----------

    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7% for 1997. The expected long-term rate of return on assets was 8% for the year ended June 30, 1997.

    On July 1, 1988, the Company adopted a profit sharing plan under Section 401(k) of the Internal Revenue Code which covers substantially all non-union employees. The plan allows employees to defer up to 21% of their compensation on a pre-tax basis, subject to a statutory dollar limitation. In accordance with

                            YEAR ENDED JUNE 30, 1997

7. PENSION PLANS (CONTINUED)
the provisions of the plan, the Company may make discretionary matching contributions. For the year ended June 30, 1997, the total charge to operations for discretionary contributions was $21,501.

    In addition to the expense for the Company-sponsored plans, the Company had pension expense of $21,780 in 1997 for contributions to a frozen multi-employer defined benefit plan which, covered substantially all union employees, as determined by a collective bargaining agreement. The relative position of the Company regarding the accumulated plan benefits and plan net assets of the multi-employer plan has not been determined by the Company and is not included in the above information.

8. COMMITMENTS

    The Company leases transportation and office equipment under noncancelable operating leases with various expiration dates through July 2001.

    The aggregate future minimum lease commitments relating to noncancelable operating leases as of June 30, 1997 are as follows:

JUNE 30,                                                                               TOTAL
-----------------------------------------------------------------------------------  ---------
1998...............................................................................  $  23,488
1999...............................................................................     15,863
2000...............................................................................      5,894
2001...............................................................................      4,440
2002...............................................................................        370
                                                                                     ---------
                                                                                     $  50,055
                                                                                     ---------
                                                                                     ---------

    Rent expense for the year ended June 30, 1997 was $37,496.

    On August 5, 1996, the Company entered into a two-year supply agreement with a vendor for the annual purchase of a minimum of 40,000 barrels of cranberries at a minimum price of $90 per barrel.

9. RELATED PARTY TRANSACTIONS

    The Company contracts for freezer warehousing space with Bridgeton Freezer Co., L.L.C. (Bridgeton), a company whose owner is the parent of the sole stockholder of Minot. Included in cost of sales is $226,806 for warehousing services provided to the Company for the year ended June 30, 1997.

    The Company also charged Bridgeton $99,000 for contract labor associated with freezer warehousing staffing for the year ended June 30, 1997.

10. SIGNIFICANT CUSTOMER

    Sales to one customer for the year ended June 30, 1997 totaled approximately $5,830,000 or 14% of total sales.

                            YEAR ENDED JUNE 30, 1997

11. INCOME TAXES

    The provision for income taxes reflects the utilization of the net operating loss carryforwards as follows:

                                                                                   JUNE 30,
                                                                                 -------------
Current tax expense
  State income taxes...........................................................   $   124,000
  Benefit of operating loss carryforward.......................................   $  (124,000)
                                                                                 -------------
Total current..................................................................   $   --
                                                                                 -------------
                                                                                 -------------

    The Company has deferred tax assets of approximately $219,000 as of June 30, 1997 related to state net operating loss carryforwards, which have yet to be utilized. At June 30, 1997, the Company has established a 100% valuation allowance against the deferred tax assets since the recognition of this benefit cannot be certain. The utilization of these losses to reduce future income taxes will depend upon the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.

    The Company has the following approximate state carryforwards available to offset future taxable income and related tax liabilities at June 30, 1997:

                                                                               NET OPERATING
EXPIRATION DATE                                                              LOSS CARRYFORWARD
---------------------------------------------------------------------------  -----------------
2002.......................................................................    $     444,000
2003.......................................................................        2,275,000
                                                                             -----------------
                                                                               $   2,719,000
                                                                             -----------------
                                                                             -----------------

                            MINOT FOOD PACKERS, INC.

                            UNAUDITED BALANCE SHEET

                               FEBRUARY 28, 1998

                                          ASSETS
Current assets:
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of $105,612..................  $2,125,303
    Related party..............................................................      70,535
  Inventories..................................................................   8,831,209
  Prepaid expenses and other current assets....................................     300,460
  Deferred income taxes........................................................      17,772
                                                                                 ----------
        Total current assets...................................................  11,345,279
                                                                                 ----------
Property, plant and equipment, net.............................................   8,673,294
                                                                                 ----------
Other assets:
  Deferred costs, net of accumulated amortization of $364,629..................     420,742
  Deferred financing costs, net of accumulated amortization of $86,469.........     170,877
  Cash surrender value of life insurance.......................................      17,853
                                                                                 ----------
        Total other assets.....................................................     609,472
                                                                                 ----------
        Total assets...........................................................  $20,628,045
                                                                                 ----------
                                                                                 ----------

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Note payable, bank...........................................................  $2,897,146
  Checks issued against future deposits........................................   1,355,668
  Accounts payable.............................................................   3,653,415
  Current maturities of long-term debt.........................................   2,333,937
  Current maturities of subordinated debt......................................      18,000
  Accrued expenses.............................................................     455,226
                                                                                 ----------
        Total current liabilities..............................................  10,713,392
                                                                                 ----------
Other liabilities
  Long-term debt, net of current maturities....................................   6,825,664
  Subordinated debt, net of current maturities.................................     523,261
  Deferred income taxes........................................................     106,171
                                                                                 ----------
        Total other liabilities................................................   7,455,096
                                                                                 ----------
        Total liabilities......................................................  18,168,488
                                                                                 ----------
Stockholder's equity:
  Common stock, no par value
    Authorized 5,000 shares
    Issued 2,440 shares........................................................      --
  Additional paid-in capital...................................................     489,933
  Retained earnings............................................................   5,304,047
                                                                                 ----------
                                                                                  5,793,980

Less treasury stock, at cost, 2,196.5 shares...................................  (3,334,423)
                                                                                 ----------
Total stockholder's equity.....................................................   2,459,557
                                                                                 ----------
Total liabilities and stockholder's equity.....................................  $20,628,045
                                                                                 ----------
                                                                                 ----------

            See accompanying note to unaudited financial statements.

                            MINOT FOOD PACKERS, INC.

                         UNAUDITED STATEMENT OF INCOME

                      EIGHT MONTHS ENDED FEBRUARY 28, 1998

Net sales......................................................................  $28,630,842
Cost of products sold..........................................................  22,427,800
                                                                                 ----------
                                                                                  6,203,042
                                                                                 ----------
Operating expenses:
  Selling......................................................................   2,247,743
  Brokerage....................................................................     571,955
  General and administrative...................................................   1,429,109
                                                                                 ----------
        Total operating expense................................................   4,248,807
                                                                                 ----------

Income from operations.........................................................   1,954,235
                                                                                 ----------
Other income (expense):
  Interest expense.............................................................    (757,440)
  Miscellaneous income.........................................................      41,814
                                                                                 ----------
Other (expense), net...........................................................    (715,626)
                                                                                 ----------
Net income before taxes........................................................   1,238,609

Income tax expense.............................................................      88,399
                                                                                 ----------
Net income.....................................................................  $1,150,210
                                                                                 ----------
                                                                                 ----------

            See accompanying note to unaudited financial statements.

                            MINOT FOOD PACKERS, INC.

                       UNAUDITED STATEMENT OF CASH FLOWS

                      EIGHT MONTHS ENDED FEBRUARY 28, 1998

Operating activities
  Net income...................................................................  $ 1,150,210
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization..............................................      589,836
    Amortization of intangibles................................................      107,964
    Deferred income taxes......................................................       88,399
    Changes in operating assets and liabilities
      Decrease in accounts receivable..........................................      194,688
      (Increase) in inventories................................................   (1,525,875)
      Decrease in accounts receivable, related party...........................       49,215
      (Increase) in prepaid expenses...........................................     (210,553)
      (Increase) in deferred costs.............................................     (144,879)
      Increase in accounts payable.............................................      324,736
      (Decrease) in accrued expenses...........................................     (180,686)
      Increase in checks issued against future deposits........................      327,314
                                                                                 -----------

Net cash provided by operating activities......................................      770,369
                                                                                 -----------
Investing activities
  Purchases of property, plant and equipment...................................     (459,006)
                                                                                 -----------
Financing activities
  Advances on note payable, bank...............................................   26,748,227
  Repayments of note payable, bank.............................................  (26,361,505)
  Principal payments on long-term debt.........................................     (687,081)
  Principal payments on subordinated debt......................................      (11,004)
                                                                                 -----------
Net cash (used in) financing activities........................................     (311,363)
                                                                                 -----------

Change in cash.................................................................      --

Cash, beginning of period......................................................      --
                                                                                 -----------
Cash, end of period............................................................  $   --
                                                                                 -----------
                                                                                 -----------
Supplemental disclosure of cash flow information
  Cash paid during the year for interest.......................................  $   755,356
                                                                                 -----------
                                                                                 -----------

            See accompanying note to unaudited financial statements.

                            MINOT FOOD PACKERS, INC.

                     NOTE TO UNAUDITED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, the foregoing statements contain all adjustments necessary to present fairly the financial position of the Company as of February 28, 1998, and its results of operations, cash flows and stockholders' equity for the eight month period ended February 28, 1998.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements can be read in conjunction with the financial statements and the notes thereto included in the Company's latest audit report.

        UNAUDITED CONSOLIDATED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited consolidated pro forma condensed balance sheet combines the consolidated condensed balance sheet of Northland as of February 28, 1998 and the condensed balance sheet of Minot as of February 28, 1998. The following unaudited consolidated pro forma condensed statements of operations combine the consolidated condensed statements of operations of Northland for the year ended August 31, 1997 and for the six months ended February 28, 1998, with the condensed statements of Minot for the year ended June 30, 1997 and the six months ended February 28, 1998, as if the transactions had occurred at the beginning of the respective periods. The pro forma information is based on the historical financial statements of Northland and Minot, giving effect to the transaction under the purchase method of accounting, and the assumptions and adjustments in the accompanying notes to the pro forma consolidated condensed financial statements.

    The unaudited pro forma consolidated condensed balance sheet and the pro forma consolidated condensed statements of operations have been prepared by Northland management based upon the financial statements of Northland and Minot for the periods indicated, including an estimated preliminary allocation of the purchase price. Northland is in the process of determining the fair value of the assets acquired at the date of acquisition. The allocations of the purchase price assigned to the assets acquired and liabilities is based upon preliminary estimates and will be revised (possibly materially) when the final fair value allocations are determined, as will the related income tax effects of the pro forma adjustments.

    The pro forma net income per common share, the pro forma consolidated condensed operations statements and the pro forma consolidated condensed balance sheet data are presented for informational purposes only and are not necessarily indicative either of what the Company's actual results of operations would have been after giving effect to the assumptions referred to above or of the Company's future consolidated financial position or results of operations.

            NORTHLAND CRANBERRIES, INC. AND MINOT FOOD PACKERS, INC.

           UNAUDITED CONSOLIDATED PRO FORMA CONDENSED BALANCE SHEETS

                               FEBRUARY 28, 1998

                                        ASSETS

                                           HISTORICAL
                                     -----------------------
                                      NORTHLAND     MINOT
                                      FEBRUARY     FEBRUARY    PRO FORMA
                                      28, 1998     28, 1998   ADJUSTMENTS(A)  PRO FORMA
                                     -----------  ----------  -----------  -----------
Current assets:
  Cash and cash equivalents........  $   206,983                           $   206,983
  Accounts and notes receivable....   16,490,707  $2,195,838   $ (70,535)(d)  18,616,010
  Inventories......................   37,414,012   8,831,209                46,245,221
  Prepaid expenses.................    2,760,639     300,460                 3,061,099
  Deferred income taxes............    3,035,486      17,772     (17,772)(d)   3,035,486
                                     -----------  ----------  -----------  -----------
        Total current assets.......   59,907,827  11,345,279     (88,307)   71,164,799

Property and equipment, net........  139,583,661   8,673,294  (8,673,294)(b) 159,083,661
                                                              16,000,000(b)
                                                               3,500,000(b)

Investments and other assets.......    3,057,384     609,472  10,976,669(c)  14,034,053
                                                                (609,472)(d)
                                     -----------  ----------  -----------  -----------
        Total assets...............  $202,548,872 $20,628,045 2$1,105,596  $244,282,513
                                     -----------  ----------               -----------
                                     -----------  ----------  -----------  -----------
                                                              -----------

                         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Note payable, bank...............               $2,897,146  ($2,897,146)(d)
  Advances against future
    deposits.......................                1,355,668  (1,355,668)(d)
  Accounts payable.................  $ 5,013,248   3,653,415               $ 8,666,663
  Accrued liabilities..............    7,352,909     455,226                 7,808,135
  Current portion of long-term
    obligations....................    3,844,000   2,351,937  (2,351,937)(d)   3,844,000
                                     -----------  ----------  -----------  -----------
        Total current
          liabilities..............   16,210,157  10,713,392  (6,604,751)   20,318,798

Long-term obligations..............  100,783,842   7,348,925  (7,348,925)(d) 100,783,842

Deferred income taxes..............    9,574,079     106,171    (106,171)(d)   9,574,079
                                     -----------  ----------  -----------  -----------

        Total liabilities..........  126,568,078  18,168,488  (14,059,847) 130,676,719
Shareholders' equity...............   75,980,794   2,459,557  (2,459,557)(d) 113,605,794
                                                               2,000,000(e)
                                                              35,625,000(f)
                                     -----------  ----------  -----------  -----------
        Total liabilities and
          shareholders' equity.....  $202,548,872 $20,628,045 2$1,105,596  $244,282,513
                                     -----------  ----------               -----------
                                     -----------  ----------  -----------  -----------
                                                              -----------

      See notes to unaudited consolidated pro forma financial statements.

            NORTHLAND CRANBERRIES, INC. AND MINOT FOOD PACKERS, INC.

       UNAUDITED CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                           YEAR ENDED AUGUST 31, 1997

                                                        HISTORICAL
                                            ----------------------------------
                                            NORTHLAND FISCAL    MINOT FISCAL
                                               YEAR ENDED     YEAR ENDED JUNE     PRO FORMA
                                            AUGUST 31, 1997       30, 1997      ADJUSTMENTS(A)    PRO FORMA
                                            ----------------  ----------------  --------------  -------------
Revenues..................................   $   47,374,827    $   41,652,039                   $  89,026,866
Cost of sales.............................       23,170,154        33,709,956    $   (902,264)(g)    57,370,568
                                                                                     (141,219)(h)
                                                                                    1,142,857(i)
                                                                                      116,667(j)
                                                                                      274,417(k)
                                            ----------------  ----------------  --------------  -------------
Gross profit..............................       24,204,673         7,942,083        (490,458)     31,656,298
Costs and expenses:
  Selling, general and administrative.....       15,963,109         5,629,752                      21,592,861
  Interest................................        4,493,104         1,131,461      (1,131,461)(l)     4,493,104
                                            ----------------  ----------------  --------------  -------------
        Total costs and expenses..........       20,456,213         6,761,213      (1,131,461)     26,085,965
                                            ----------------  ----------------  --------------  -------------
Income before income taxes................        3,748,460         1,180,870         641,003       5,570,333
Income taxes..............................        1,516,000                           714,000(m)     2,230,000
                                            ----------------  ----------------  --------------  -------------
Net income................................   $    2,232,460    $    1,180,870    $    (72,997)      3,340,333
                                            ----------------  ----------------                  -------------
                                            ----------------  ----------------  --------------  -------------
                                                                                --------------
Weighted average shares outstanding.......       13,736,906           109,215(e)     2,058,616(f)    15,904,737
Net income per share--basic...............   $         0.16                                     $        0.21
                                            ----------------                                    -------------
                                            ----------------                                    -------------
Weighted average shares outstanding
  assuming dilution.......................       14,308,845           109,215(e)     2,058,616(f)    16,476,676
Net income per share--diluted.............   $         0.16                                     $        0.20
                                            ----------------                                    -------------
                                            ----------------                                    -------------

      See notes to unaudited consolidated pro forma financial statements.

            NORTHLAND CRANBERRIES, INC. AND MINOT FOOD PACKERS, INC.

       UNAUDITED CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED FEBRUARY 28, 1998

                                                         HISTORICAL
                                             ----------------------------------
                                              NORTHLAND SIX       MINOT SIX
                                               MONTHS ENDED      MONTHS ENDED
                                               FEBRUARY 28,      FEBRUARY 28,      PRO FORMA
                                                   1998              1998        ADJUSTMENTS(A)    PRO FORMA
                                             ----------------  ----------------  --------------  -------------
Revenues...................................   $   48,726,754    $   24,055,351                   $  72,782,105
Cost of sales..............................       26,016,742        18,514,729    $   (660,000)(g)    44,638,441
                                                                                            --(h)
                                                                                       571,429(i)
                                                                                        58,333(j)
                                                                                       137,208(k)
                                             ----------------  ----------------  --------------  -------------
Gross profit...............................       22,710,012         5,540,622        (106,970)     28,143,664
Costs and expenses:
  Selling, general and administrative......       18,975,651         3,579,769                      22,555,420
  Interest.................................        3,341,583           562,862        (562,862)(l)     3,341,583
                                             ----------------  ----------------  --------------  -------------
        Total costs and expenses...........       22,317,234         4,142,631        (562,862)     25,897,003
                                             ----------------  ----------------  --------------  -------------
Income before income taxes.................          392,778         1,397,991         455,892       2,246,661
Income taxes...............................          176,000            88,399         727,000(m)       991,399
                                             ----------------  ----------------  --------------  -------------
Net income.................................   $      216,778    $    1,309,592        (271,108)  $   1,255,262
                                             ----------------  ----------------                  -------------
                                             ----------------  ----------------  --------------  -------------
                                                                                 --------------
Weighted average shares outstanding........       13,857,974           109,215(e)     2,058,616(f)    16,025,805
Net income per share--basic................   $         0.02                                     $        0.08
                                             ----------------                                    -------------
                                             ----------------                                    -------------
Weighted average shares outstanding
  assuming dilution........................       14,322,661           109,215(e)     2,058,616(f)    16,490,492
Net income per share--diluted..............   $         0.02                                     $        0.08
                                             ----------------                                    -------------
                                             ----------------                                    -------------

      See notes to unaudited consolidated pro forma financial statements.

            NORTHLAND CRANBERRIES, INC. AND MINOT FOOD PACKERS, INC.

              NOTES TO UNAUDITED CONSOLIDATED PRO FORMA CONDENSED
                              FINANCIAL STATEMENTS

      (a)  Reflects those adjustments necessary to record the acquisition of substantially all of the assets and the assumption of certain liabilities of Minot.

      (b)  Reflects the removal of Minot property and equipment and records the estimated value of property and equipment as determined by Northland.

      (c)  Reflects the estimated portion of the purchase price of the Minot Acquisition allocated to goodwill.

      (d)  Reflects the elimination of Minot assets not acquired by Northland and Minot liabilities not assumed by Northland.

      (e)  Reflects 109,215 shares of Northland Class A Stock to be issued at an assumed price of
           $18.31 per share issued in the Minot Acquisition.

      (f)  Reflects the sale of 2,058,616 shares of Class A Common Stock at an assumed price of
           $18.31 per share pursuant to this offering.

      (g)  Reflects the reversal of depreciation expense recorded by Minot.

      (h)  Reflects the reversal of amortization expense recorded by Minot.

      (i)  Reflects the depreciation expense of Minot assets based upon the change in valuation of property, plant and equipment. Such property, plant and equipment is being depreciated over a 14-year period.

      (j)  Reflects the depreciation expense of Minot's Bridgeton freezer based upon the change in valuation of the freezer based on appraised values. The freezer is being depreciated over a 30-year period.

      (k)  Reflects the amortization of goodwill from the Minot acquisition. Goodwill is being amortized over a 40-year period.

      (l)  Reflects the elimination of Minot interest expense as the long-term debt of Minot was not assumed in the acquisition.

      (m)  Reflects the income taxes on the pro forma adjustments and Minot pre-tax earnings.

                               INSIDE BACK COVER
                         ADDITIONAL NORTHLAND PICTURES

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          8
Use of Proceeds................................         16
Price Range of Class A Common Stock............         17
Dividend Policy................................         17
Capitalization.................................         18
Selected Consolidated Financial Data...........         19
Selected Consolidated Pro Forma Financial
  Data.........................................         20
Management's Discussion and Analysis of Results
  of Operations and Financial Condition........         21
Business.......................................         28
Management.....................................         47
Stock Ownership of Management and Others.......         49
Description of Capital Stock...................         52
Underwriting...................................         55
Legal Matters..................................         56
Experts........................................         56
Available Information..........................         57
Incorporation of Certain Information by
  Reference....................................         57
Index to Financial Statements..................         58

                                5,000,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                                  ------------

                                   PROSPECTUS
                                  ------------

                                 BT ALEX. BROWN

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                               PIPER JAFFRAY INC.

                                           , 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the securities offered hereby, other than the underwriting discount, are estimated to be as follows (except that the SEC registration fee and NASD filing fee are not estimates):

SEC Registration Fee..............................................  $  30,533
NASD Filing Fee...................................................     11,264
Legal Fees and Expenses...........................................    150,000
Blue Sky Fees and Expenses........................................      2,000
Accounting Fees and Expenses......................................    135,000
Printing Expenses.................................................    120,000
Transfer Agent Fees...............................................      2,500
Miscellaneous.....................................................     48,703
                                                                    ---------
    Total.........................................................  $ 500,000
                                                                    ---------
                                                                    ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted under Sections 180.0850 to 180.0858 as described above. Additionally, under Section
180.0828 of the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above. The Company's By-laws require indemnification of the Company's directors and officers to the fullest extent permitted by the Wisconsin Business Corporation Law. The indemnification rights provided as set forth above are not exclusive of any other rights to which a director or an officer of the Company may be entitled.

    The Company also maintains an insurance policy which provides insurance for officers and directors against certain liabilities.

    The Underwriting Agreement provides that the Underwriters will indemnify the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments which may be made in respect thereof.

    The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

ITEM 16. EXHIBITS.

    The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

  EXHIBIT
    NO.      EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------------

       1.0   Proposed preliminary form of Underwriting Agreement.

       2.0   Asset Purchase Agreement, dated as of May 20, 1998, by and among the Company, Minot Food Packers, Inc.
               and Michael A. Morello.*

       3.1   Articles of Incorporation, as amended, dated January 8, 1997. [Incorporated by reference to Exhibit 3.4 to the Company's Form 10-K for the fiscal year ended August 31, 1996.]

       3.2   By-Laws of the Company, as amended and restated. [Incorporated by reference to Exhibit 3.3 to the
               Company's Form 10-K for the fiscal year ended August 31, 1997.]

       4.1   Article IV of the Company's Articles of Incorporation, as amended. [Incorporated by reference to Exhibit
               3.4 to the Company's Form 10-K for the fiscal year ended August 31, 1996.]

       4.3   Secured Promissory Note, dated as of June 14, 1989, issued by the Company to The Equitable Life Assurance
               Society of the United States. [Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K dated July 7, 1989.]

       4.4   Mortgage and Security Agreement, dated as of June 14, 1989, from the Company to The Equitable Life
               Assurance Society of the United States. [Incorporated by reference to Exhibit 10.2 to the Company's
               Form 8-K dated July 7, 1989.]

       4.5   Mortgage and Security Agreement dated July 9, 1993, between the Company and The Equitable Life Assurance
               Society of the United States. [Incorporated by reference to Exhibit 4.8 to the Company's Form 10-Q dated November 12, 1993.]

       4.6   Modification Agreement, dated as of July 9, 1993, between the Company and The Equitable Life Assurance
               Society of the United States. [Incorporated by reference to Exhibit 4.9 to the Company's Form 10-Q dated November 12, 1993.]

       4.7   Amended and Restated Credit Agreement, dated October 3, 1997, between the Company and Harris Trust &
               Savings Bank. [Incorporated by reference to Exhibit 4.5 to the Company's Form 10-K for the fiscal year ended August 31, 1997.]

       4.8   Revolving Credit Note, dated October 3, 1997, by the Company in favor of Harris Trust & Savings Bank.
               [Incorporated by reference to Exhibit 4.6 to the Company's Form 10-K for the fiscal year ended August
               31, 1997.]

       4.9   Term Credit Note One, dated June 6, 1995, between the Company and Harris Trust & Savings Bank.
               [Incorporated by reference to Exhibit 4.13 to the Company's Form 10-K for the fiscal year ended March
               31, 1995.]

       4.10  Term Credit Note Two, dated June 6, 1995, between the Company and Harris Trust & Savings Bank.
               [Incorporated by reference to Exhibit 4.14 to the Company's Form 10-K for the fiscal year ended March
               31, 1995.]

       4.11  Term Credit Note Three, dated June 6, 1995, between the Company and Harris Trust & Savings Bank.
               [Incorporated by reference to Exhibit 4.15 to the Company's Form 10-K for the fiscal year ended March
               31, 1995.]

       4.12  Secured Promissory Note, dated July 9, 1993, between the Company and The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit 4.23 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

       4.13  Stock Pledge, dated July 9, 1993, between the Company and The Equitable Life Assurance Society of the
               United States. [Incorporated by reference to Exhibit 4.24 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]
             OTHER THAN AS SET FORTH IN EXHIBITS 4.3 THROUGH 4.13, THE COMPANY HAS NUMEROUS INSTRUMENTS WHICH DEFINE
               THE RIGHTS OF HOLDERS OF LONG-TERM DEBT. THESE INSTRUMENTS, PRIMARILY SECURITY AGREEMENTS AND
               MORTGAGES, WERE ENTERED INTO IN CONNECTION WITH DEBT FINANCING PROVIDED BY HARRIS TRUST & SAVINGS BANK,
               AND ARE DISCLOSED IN THE AMENDED AND RESTATED CREDIT AGREEMENT FILED AS EXHIBIT 4.7 TO THIS FORM S-3.
               THE COMPANY WILL FURNISH A COPY OF ANY OF SUCH INSTRUMENTS TO THE COMMISSION UPON REQUEST.

       5.0   Opinion of Foley & Lardner regarding validity of shares.

      23.1   Consent of Deloitte & Touche LLP

      23.2   Consent of BDO Seidman LLP

      23.3   Consent of Foley & Lardner (contained in Exhibit 5.0).

      24     Powers of Attorney (included on signature page to this Registration Statement).

------------------------

 * The schedules and exhibits to this document are not being filed herewith because Northland believes that the information contained therein should not be considered material to an investment decision in the Company or such information is otherwise adequately disclosed in this Form S-3. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.

ITEM 17. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wisconsin Rapids, State of Wisconsin, on May 20, 1998.

                                             NORTHLAND CRANBERRIES, INC.

                                             By:                   /s/ JOHN SWENDROWSKI
                                                        ------------------------------------------
                                                                     John Swendrowski
                                                                 CHAIRMAN OF THE BOARD AND
                                                                  CHIEF EXECUTIVE OFFICER

    Each person whose signature appears below constitutes and appoints John Swendrowski, John Pazurek and Jeffrey J. Jones, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the date above by the following persons in the capacities indicated.

By:                    /s/ JOHN SWENDROWSKI
           -------------------------------------------
                         John Swendrowski
                      CHAIRMAN OF THE BOARD,
               CHIEF EXECUTIVE OFFICER AND DIRECTOR

By:                   /s/ JEROLD D. KAMINSKI
           -------------------------------------------
                        Jerold D. Kaminski
                    PRESIDENT, CHIEF OPERATING
                       OFFICER AND DIRECTOR

By:                      /s/ JOHN PAZUREK
           -------------------------------------------
                           John Pazurek
             VICE PRESIDENT-FINANCE, TREASURER, CHIEF
              ACCOUNTING OFFICER AND CHIEF FINANCIAL
                             OFFICER

By:                     /s/ ROBERT E. HAWK
           -------------------------------------------
                          Robert E. Hawk
                          EXECUTIVE VICE
                      PRESIDENT AND DIRECTOR

By:                    /s/ JEFFREY J. JONES
           -------------------------------------------
                         Jeffrey J. Jones
                             DIRECTOR

By:                    /s/ JOHN C. SERAMUR
           -------------------------------------------
                         John C. Seramur
                             DIRECTOR

By:                   /s/ PATRICK F. BRENNAN
           -------------------------------------------
                        Patrick F. Brennan
                             DIRECTOR

By:                     /s/ LEROY J. MILES
           -------------------------------------------
                          LeRoy J. Miles
                             DIRECTOR

By:                      /s/ PAT RICHTER
           -------------------------------------------
                           Pat Richter
                             DIRECTOR

                          NORTHLAND CRANBERRIES, INC.
                        FORM S-3 REGISTRATION STATEMENT

                                 EXHIBIT INDEX

EXHIBIT NO.  EXHIBIT
-----------  ------------------------------------------------------------------------------------------------
       1.0   Proposed preliminary form of Underwriting Agreement

       2.0   Asset Purchase Agreement, dated as of May 20, 1998, by and among the Company, Minot Food
               Packers, Inc. and Michael A. Morello.*

       3.1   Articles of Incorporation, as amended, dated January 8, 1997. [Incorporated by reference to
               Exhibit 3.4 to the Company's Form 10-K for the fiscal year ended August 31, 1996.]

       3.2   By-Laws of the Company, as amended and restated. [Incorporated by reference to Exhibit 3.3 to the Company's Form 10-K for the fiscal year ended August 31, 1997.]

       4.1   Article IV of the Company's Articles of Incorporation, as amended. [Incorporated by reference to
               Exhibit 3.4 to the Company's Form 10-K for the fiscal year ended August 31, 1996.]

       4.3   Secured Promissory Note, dated as of June 14, 1989, issued by the Company to The Equitable Life
               Assurance Society of the United States. [Incorporated by reference to Exhibit 10.1 to the
               Company's Form 8-K dated July 7, 1989.]

       4.4   Mortgage and Security Agreement, dated as of June 14, 1989, from the Company to The Equitable
               Life Assurance Society of the United States. [Incorporated by reference to Exhibit 10.2 to the
               Company's Form 8-K dated July 7, 1989.]

       4.5   Mortgage and Security Agreement dated July 9, 1993, between the Company and The Equitable Life
               Assurance Society of the United States. [Incorporated by reference to Exhibit 4.8 to the
               Company's Form 10-Q dated November 12, 1993.]

       4.6   Modification Agreement, dated as of July 9, 1993, between the Company and The Equitable Life
               Assurance Society of the United States. [Incorporated by reference to Exhibit 4.9 to the
               Company's Form 10-Q dated November 12, 1993.]

       4.7   Amended and Restated Credit Agreement, dated October 3, 1997, between the Company and Harris
               Trust & Savings Bank. [Incorporated by reference to Exhibit 4.5 to the Company's Form 10-K for the fiscal year ended August 31, 1997.]

       4.8   Revolving Credit Note, dated October 3, 1997, by the Company in favor of Harris Trust & Savings
               Bank. [Incorporated by reference to Exhibit 4.6 to the Company's Form 10-K for the fiscal year ended August 31, 1997.]

       4.9   Term Credit Note One, dated June 6, 1995, between the Company and Harris Trust & Savings Bank.
               [Incorporated by reference to Exhibit 4.13 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

       4.10  Term Credit Note Two, dated June 6, 1995, between the Company and Harris Trust & Savings Bank.
               [Incorporated by reference to Exhibit 4.14 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

       4.11  Term Credit Note Three, dated June 6, 1995, between the Company and Harris Trust & Savings Bank.
               [Incorporated by reference to Exhibit 4.15 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

EXHIBIT NO.  EXHIBIT
-----------  ------------------------------------------------------------------------------------------------
       4.12  Secured Promissory Note, dated July 9, 1993, between the Company and The Equitable Life
               Assurance Society of the United States. [Incorporated by reference to Exhibit 4.23 to the
               Company's Form 10-K for the fiscal year ended March 31, 1995.]

       4.13  Stock Pledge, dated July 9, 1993, between the Company and The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit 4.24 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]
             OTHER THAN AS SET FORTH IN EXHIBITS 4.3 THROUGH 4.13, THE COMPANY HAS NUMEROUS INSTRUMENTS WHICH
               DEFINE THE RIGHTS OF HOLDERS OF LONG-TERM DEBT. THESE INSTRUMENTS, PRIMARILY SECURITY
               AGREEMENTS AND MORTGAGES, WERE ENTERED INTO IN CONNECTION WITH DEBT FINANCING PROVIDED BY
               HARRIS TRUST & SAVINGS BANK, AND ARE DISCLOSED IN THE AMENDED AND RESTATED CREDIT AGREEMENT
               FILED AS EXHIBIT 4.7 TO THIS FORM S-3. THE COMPANY WILL FURNISH A COPY OF ANY OF SUCH
               INSTRUMENTS TO THE COMMISSION UPON REQUEST.

       5.0   Opinion of Foley & Lardner regarding validity of shares.

      23.1   Consent of Deloitte & Touche LLP

      23.2   Consent of BDO Seidman LLP

      23.3   Consent of Foley & Lardner (contained in Exhibit 5.0).

      24     Powers of Attorney (included on signature page to this Registration Statement).

------------------------

  * The schedules and exhibits to this document are not being filed herewith because Northland believes that the information contained therein should not be considered material to an investment decision in the Company or such information is otherwise adequately disclosed in this Form S-3. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.

                                      E-2